Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147998

PROSPECTUS

5,705,138 Shares

SINO GAS INTERNATIONAL HOLDINGS, INC.

Common Stock

This prospectus relates to shares of common stock of Sino Gas International Holdings, Inc. that may be offered for sale for the account of the Selling Stockholders identified in this prospectus (the “Selling Stockholders”). The Selling Stockholders may offer and sell from time to time up to 5,705,138 shares of our common stock.

The Selling Stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. Each Selling Stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the Selling Stockholders.

Our common stock is quoted on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “SGAS.OB.” On February 22, 2011, the closing price of our common stock quoted on the OTCBB was $0.43 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2011

TABLE OF CONTENTS

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to the terms “Company,” “Sino Gas,” “Registrant,” “we,” “our,” or “us” shall mean Sino Gas International Holdings, Inc., a Utah corporation.

Prospectus Summary

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential, commercial and industrial customers in small- and medium-sized cities in the People’s Republic of China (the “PRC” or “China”), through our indirectly-owned subsidiaries in the PRC, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and its subsidiaries.

Through its subsidiaries, Beijing Gas is a natural gas services operator, principally engaging in the investment, operation and management of city gas pipeline infrastructure, and in the distribution of natural gas to residential an industrial users. Beijing Gas and its subsidiaries own and operate natural gas distribution systems in 35 small and medium size cities serving approximately 167,750 residential and 7 industrial customers. Our facilities include approximately 1,040 kilometers (“km”) of pipeline and delivery networks with a daily distribution of approximately 110,000 cubic meters of natural gas. We own and operate natural gas distribution systems primarily in small and medium sized cities in Hebei, Jiangsu, Jilin, Anhui provinces in addition to natural gas distribution systems in the suburbs of Beijing. Beijing is not a province but a municipality directly under the jurisdiction of China’s State Council and has many urban districts in the suburbs.

Our offices are located at No.18 Zhong Guan Cun Dong St., Haidian District, Beijing, P. R. China 100083. Our telephone number at this address is 86-10-8260-0527.

The Offering

This offering relates to the offer and sale of our common stock by the Selling Stockholders identified in this prospectus. The Selling Stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the Selling Stockholders.

Summary Consolidated Financial Information

The following summary financial data are derived from our consolidated financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 13 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Year ended
	December 31,		December 31,	December 31,	December 31,
	2005	2006	2007	2008	2009

Net revenue	$10,907,289	10,870,718	20,267,756	21,448,488	27,591,501
Net Income (Loss)	5,702,433	5,165,757	7,707,370	1,600,493	4,047,584

Balance Sheet Data:

	December 31,	December 31,	December 31,	December 31,
	2006	2007	2008	2009
Total assets	33,882,796	65,356,250	73,696,538	93,077,664
Total liabilities	8,476,015	14,509,644	15,841,188	29,809,802
Shareholders’ equity	25,406,781	50,846,606	57,855,350	63,267,862

Our historical results do not necessarily indicate results expected for any future periods.

Cautionary Statement Concerning Forward-Looking Information

This prospectus and the documents to which we refer you and incorporate into this prospectus by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 4. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus, the documents to which we refer you and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occur, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy the shares of common stock.

Risks Related to Our Business

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

We are dependent on supplies of natural gas to deliver to our customers.

The basic business model of our business is to purchase natural gas from our suppliers, and sell such natural gas to our industrial and residential customers for a profit.

As we do not own natural gas reserves, we depend on natural gas supply from a small number of suppliers. While we typically enter into multiple-year gas supply contracts with our suppliers, the supply contracts are subject to review every twelve months. If key terms of these supply contracts are changed after the annual review, or if our suppliers breach any of the key terms of the supply contracts, we will not be able to deliver the natural gas to our customers. While we have not experienced any shortage of supply in the past, we cannot assure you that natural gas will continue to be available to us. In the event that our current suppliers are unable to provide us with the natural gas we require, we may be unable to find alternative sources, or find alternative sources at reasonable prices. In such an event, our business and financial results would be materially and adversely affected.

If it were determined that our spin-off of Pegasus Tel, Inc. in August 2008 violated federal or state securities laws, we could incur monetary damages, fines or other damages which could have a material, adverse effect on our cash flow, financial condition and prospects.

We may have inadvertently violated the federal and state securities laws in connection with our spin-off of Pegasus Tel., Inc. (“Pegasus”) to our stockholders in August 2008.  As we previously reported, on August 18, 2008, we consummated a spin-off of Pegasus, a Delaware corporation and a wholly-owned subsidiary of Sino Gas, to Sino Gas’ stockholders of record as of August 15, 2008 (“Spin-off”).  In connection with the Spin-off, on May 7, 2007, Sino Gas caused Pegasus to file a Registration Statement on Form 10-SB (File No.: 0-52628) with the SEC to register the Pegasus common stock under Section 12(g) of the Securities Exchange Act of 1934 and, on November 28, 2007, Sino Gas filed with the SEC an Information Statement on Schedule 14C to inform shareholders of record that it was effecting the Spin-off.  The ratio of distribution of the Spin-off was one (1) share of common stock of Pegasus for every twelve (12) shares of  common stock of Sino Gas (1:12).  Fractional shares were rounded up to the nearest whole-number.  An aggregate of 2,215,136 shares of Pegasus common stock were issued pursuant to the Spin-off to an aggregate of 167 Sino Gas stockholders.

In the course of its review of our Registration Statement on Form S-1,   the staff of the SEC provided comments requesting further information about the Spin-off and indicated its concern that the Pegasus Shares may have been issued without proper registration or an available exemption from registration. Under Staff Legal Bulletin No. 4 (“SLB 4”) promulgated by the Division of Corporation Finance (the “Division”) of the Securities and Exchange Commission (the “SEC”), the Division expressed its view that the shares of a subsidiary spun off from a reporting company are not required to be registered under the Securities Act of 1933, as amended (the “Securities Act”) when the following five (5) conditions are met: (i) the parent shareholders do not provide consideration for the spun-off shares; (ii) the spin-off is pro-rata to the parent shareholders; (iii) the parent provides adequate information about the spin-off and the subsidiary to its shareholders and to the trading markets; (iv) the parent has a valid business purpose for the spin-off; and (iv) if the parent spins-off “restricted securities,” it has held those securities for at least two (2) years.

If it were determined that the Spin-off did not satisfy the conditions for an exemption from registration, it would mean that the issuance of the Pegasus Shares violated Section 5 of the Securities Act and potentially the state securities laws of the U.S. states in which the holders of record for the Spin-off resided.  The consequences of such a finding could be the imposition by the SEC and relevant state regulators of monetary fines or other sanctions as provided under relevant federal and state securities laws.  Such regulators could also require us to make a rescission offer, which is an offer to repurchase the securities, to the holders of Pegasus Shares.

A finding that the issuance of the Pegasus Shares was in violation of federal or state securities law could also give certain current and former holders of the Pegasus Shares a private right of action to seek a rescission remedy under Section 12(a)(2) of the Securities Act.  In general , this remedy allows a successful claimant to sell its shares back to the parent company in return for their original investment.

We are unable to quantify the extent of any monetary damages that we might incur if, monetary fines were imposed, rescission were required or one or more other claims were successful.  However, we can give no assurance that the damages resulting from any such action or claims will not have a material, adverse effect on our cash flow, financial condition and prospects.  As of the date of this prospectus, we are not aware of any pending or threatened claims that the Spin-Off violated any federal or state securities laws.

Based upon facts known to us at this time, we do not believe that assertion of such claims by any of our current or former holders of the Pegasus Shares is probable.  However, there can be no assurance that any such claim will not be asserted in the future or that the claimant in any such action will not prevail.  The possibility that such claims may be asserted in the future will continue until the expiration of the applicable federal and state statutes of limitations, which generally vary from one (1) to three (3) years from the date of sale.  Claims under the anti-fraud provisions of the federal securities laws, if relevant, would generally have to be brought within two (2) years of discovery, but not more than five (5) years after occurrence.

The price of natural gas is subject to uncertain government regulations and market conditions.

The price of natural gas is subject to uncertain government regulations and market conditions in the PRC which are subject to change or fluctuations. While our costs for natural gas are subject to control by the PRC government and we have not experienced any significant price fluctuations over the past few years, we can not assure you that the price of natural gas will not vary significantly in the future. Numerous factors, most of which are beyond our control, drive the price and supply of natural gas. Some of these factors are: general international and domestic political and economic conditions, wars, OPEC actions, industry capacity utilization and government regulations. The war in Iraq and uncertain international political conditions could drive the price of natural gas upwards, thus reducing our profit margins in selling the natural gas to our customers. Any production restrictions imposed by OPEC on crude oil and natural gas could also reduce the inventory of the natural gas and drive the price upwards, reducing our profits. The price at which we sell to customers will be subject to approval by the Chinese government and is thus heavily regulated. Although in the past three (3) years there were no significant changes in regulations, we cannot assure you this will be the case in the future. Any change in PRC governmental regulations such as labor law regarding the minimum wage could materially and adversely affect our profits.

Our success depends on our ability to identify and develop operational locations and negotiate and enter into favorable franchise agreements with local governments at the operation locations.

Our success depends on our ability to identify new operational locations in small-and -medium-sized cities in China and negotiate and enter into favorable franchise agreements with local governments that grant us long-term exclusive right to develop the natural gas distribution network and supply natural gas in the operational location. Our failure to identify and develop new operational locations and obtain the exclusive rights to be the developer of natural gas distribution networks and distribute natural gas in such operational locations would curb our revenue growth and may adversely impact our financial condition and operating results.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with large quantity of end users.

Our success depends on our ability to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users. Our failure to obtain large industrial supply contracts and master residential supply contracts with a large quantity of end users will adversely affect our ability to generate revenue and our growth potential and may adversely impact our financial condition and operating results.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our business is capital intensive. Our continued growth is dependent upon our ability to generate more revenue from our existing distribution systems and raise capital from outside sources. We believe that in order to continue to capture additional market share, we will have to raise more capital to fund the construction and installation of the natural gas distribution network for our customers under existing contracts and for new customers. In order to expand our operation, we expect that we will need additional financing for acquisition and expansion in terms of debt financing or equity financing. Our ability to obtain needed financing at any time may depend on a number of factors, including our financial condition and results of operations, the condition of the PRC economy and the natural gas industry in the PRC, and conditions in relevant financial markets in the United States, the PRC and elsewhere in the world. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability.

We may not be able to effectively control and manage our growth.

From August 2003 to December  2010, we have entered into twenty-nine (29) franchise agreements to provide natural gas to certain newly developed residential communities, and we expect that we will secure more of such franchise agreements in the years to come.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding natural gas distribution network and service offerings and in integrating acquired businesses with our own. Our business expansion has resulted, and will continue to result, in substantial demands on our management, operational, technological and other resources. To manage and support our growth, we must improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified technical and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified technical and management personnel and integrate new communities into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

The nature of our natural gas operations is highly risky and we may be subject to civil liabilities as a result of our business of gas operations.

Our natural gas operations are subject to potential hazardous accidents to the gathering, processing, separation, storage and delivery of natural gas, such as pipeline ruptures, explosions, product spills, leaks, emissions and fires. These potential hazardous accidents can cause personal injury and loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage, and may result in suspension or shutting down of operations at the affected facilities of residential areas. Consequently, we may face civil liabilities in the ordinary course of our business. These liabilities may result in us being required to make indemnification payments in accordance with the applicable contracts and regulations. At present, we do not carry any insurance to cover such liabilities in the ordinary course of our business. Although we have not faced any civil liabilities in the past since we started the current line of business in the ordinary course of our natural gas operations, there is no assurance that we will not face such liabilities in the future. If such liabilities occur in the future, they may adversely and materially affect our operations and financial condition.

Changes in the regulatory environment could adversely affect our business.

The distribution of natural gas to industrial and residential customers and operation of filling stations are highly regulated in the PRC requiring registrations with the government for the issuance of licenses required by various governing authorities in the PRC. For example, to operate in our line of business, we are required to obtain and maintain licenses such as the Natural Gas Business License and the franchise Business License. In addition, there are various standards that must be met for filling stations including handling and storage of natural gas, tanker handling, and compressor operation which are regulated by the government. The costs of complying with regulations may increase which may in turn harm our business. Furthermore, future changes in environmental laws and regulations in the PRC could occur that could result in stricter standards and enforcement, larger fines and liability, and increased capital expenditure requirement and operating costs, any of which could have a material adverse effect on our financial condition or results of operations.

We may not be able to effectively protect our proprietary technology, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. At present, we use an unpatented proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our Chairman and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual who is not associated with our company. We cannot assure you that we are, and will be able to effectively protect our technology, and our current or potential competitors do not have, and will not obtain or develop similar compression process, the occurrence of either of which could harm our business and competitive position.

Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in the PRC may not be as effective as in the United States or other developed countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce our rights or defend us, or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, and business prospects.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

At present, we use an unpatented, proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it. This process was developed by us based on a patented technology co-owned by our Chairman and Chief Executive Officer, Mr. Yu-Chuan Liu, and another individual who is not associated with our company. In developing the process, we did not obtain and have not obtained authorization from such individual to use the patented technology. We believe that the technology we use is significantly improved and distinguished from the original patented technology, and any infringement claim related to the original patented technology would be unlikely to succeed. However, we cannot assure you that our assessment is and will be correct. In addition, as litigation becomes more common in the PRC in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to natural gas compression technology and related devices and machines patents involve complex technical, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards to third parties, court orders requiring us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing us from providing gas services to our customers as required by various contracts we entered. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We commenced our current line of business of offering natural gas to customers in certain cities in China in 2003. Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues and profits have grown since we started our current business, we cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

	raise adequate capital for expansion and operations;

	implement our business model and strategy and adapt and modify them as needed;

	increase awareness of our brands, protect our reputation and develop customer loyalty;

	manage our expanding operations and service offerings, including the integration of any future acquisitions;

	maintain adequate control of our expenses; and


anticipate and adapt to changing conditions in the natural gas utility market in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

We do not have key man insurance on our Chairman and CEO, Mr. Liu, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Mr. Yu Chuan Liu. The loss of the services of Mr. Liu, for any reason, may have a material adverse effect on our business and prospects. We cannot assure you that the services of Mr. Liu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Liu. We do not carry key man life insurance for any key personnel.

In addition, our future success also depends upon the continuing services of the other members of our senior management team, including our Marketing Director, Zhi Min Zhong; our Vice President and Chief Engineer, Shu Kui Bian; and our Chief Financial Officer, Yugang Zhang. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel in our line of business is intense in China, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We do not presently maintain product liability insurance, and our property equipment insurance does not cover their full value, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance. While product liability lawsuits in the PRC are not common and we have never experienced significant failures of our products, we cannot assure you that we would not face such liability in the event of the failure of any of our products. We only carry basic property insurance to cover our real property, natural gas pipelines, storage facilities and equipment. However, we do not have other insurance such as business liability or disruption insurance coverage for our operations in the PRC.

We do not maintain a reserve fund for warranty or defective equipment claims. Our costs could substantially increase if we experience a significant number of warranty claims.

Currently, we provide one (1) year service warranty for the end user equipment, such as gas indoor pipes and gas meters to our customers after we have installed the gas distribution systems and commenced gas supply for them. The warranties require us to repair and replace defective components. Since we started our current line of business, we have received a very limited number of warranty claims for our products that only involved minor repairs and whose costs were negligible (around $250 in total). Consequently, the costs associated with our warranty claims have historically been very low. Therefore, we have not established any reserve funds for potential warranty claims. However, if we experience any increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, it would have a material adverse effect on our financial condition and results of operations.

Risks Related to Doing Business in the PRC.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

All of our business operations are conducted in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including level of government involvement in economic activities, stage of national development, and control of foreign exchange.

While the Chinese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation of laws and regulations, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly changed, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social life.

The PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on our business.

We conduct substantially all of our business through our subsidiary, Beijing Gas, established in China. Beijing Gas is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of new laws or regulations, or new interpretation of existing laws and regulations. Beijing Gas and any future PRC subsidiaries are considered foreign invested enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations governing foreign invested enterprises. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The use of natural gas for commercial and residential consumption in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for natural gas. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for natural gas and materially and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth in recent years, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In 2007, the People’s Bank of China raised the interest rates again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Beijing Gas is subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the State of Utah and do not have any assets or conduct any business operations other than our investments in our subsidiaries. As a result of our holding company structure, we rely primarily on dividends payments from our subsidiary in China. However, PRC regulations currently permit payment of dividends only out of retained earnings, as determined in accordance with PRC accounting standards and regulations. The “retained earning” has the same meaning under both US GAAP and PRC accounting standards in general, except that under PRC regulations, minimum ten percent (10%) of net profit after tax has to be set aside as the reserve fund. The upper limit of the reserve fund is fifty percent (50%) of the total registered capital of the Company. Only after such set-aside reserve fund is satisfied, can dividends be paid out of retained earnings. Thus, the impact of such set-aside reserve fund on the Company is the restriction upon the Company’s ability to pay dividends to shareholders. For the most recently completed fiscal year, we have satisfied the set-aside reserve fund requirement and dividends could have been paid out of retained earnings. However, this year, we do not have plans to distribute dividends. Our subsidiary and affiliated entity in China are also required to set aside a ten percent (10%) of their after-tax profits according to PRC accounting standards and regulations to fund certain reserve funds. The PRC government also imposes controls on the conversion of Renminbi (the Chinese currency) into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment” herein. Furthermore, if our subsidiary or affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiary is unable to receive the revenues due from our operations, we may be unable to pay dividends on our common stock. As of now, we have not attempted to distribute and remit any dividends from our subsidiaries in China and therefore, we have not experienced restrictions.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi (“RMB”), the Chinese currency, into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, and interest payments, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC’s, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RMB for our operations, appreciation of the RMB against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately twenty-one percent (25%) appreciation of the RMB against the U.S. dollar between July 21, 2005 and January 28, 2011. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar.

The discontinuation of any preferential tax treatment currently available to us and the increase in the enterprise income tax in the PRC could in each case result in a decrease of our net income and materially and adversely affect our results of operations.

The PRC government has provided various incentives to foreign-invested enterprises and domestic companies operating in a national level economic and technological development zone, including reduced tax rates and other measures. For example, Beijing Gas, which is registered and operating in a high-tech zone in Beijing, has been qualified as a “high or new technology enterprise.” As a result, it is entitled to a preferential enterprise income tax rate of fifteen percent (15.0%) so long as it continues to operate in the high-tech zone and maintains its “high or new technology enterprise” status. Beijing Gas received a two (2) year exemption from the enterprise income tax for its first two (2) profitable years of operation, which were 2003 and 2004. Beijing Gas was thereafter entitled to a preferential enterprise income tax rate of seven and a half percent (7.5%) for the succeeding three (3) years (with an exceptional tax rate of nine percent (9.0%) for 2005), which  expired on December 31, 2007. However, we cannot assure you that the current preferential tax treatments and the current level of the enterprise income tax enjoyed by our PRC operating subsidiary will continue, and any legislative changes to the tax regime could discontinue any preferential tax treatment and increase the enterprise income tax rate applicable to our principal subsidiaries in the PRC. Specifically, the PRC Enterprise Income Tax Law (the “EIT Law”), was enacted on March 16, 2007. Under the EIT Law, effective on January 1, 2008, China adopted a uniform tax rate of twenty-five percent (25.0%) for all enterprises (including foreign-invested enterprises) and revoke the current tax exemption, reduction and preferential treatments applicable to foreign-invested enterprises. However, the current preferential tax rate of fifteen percent (15.0%) applicable to high and new technology enterprises and the current preferential tax treatments for all enterprises (including foreign-invested enterprises) will be grandfathered for a period of five (5) years following the effective date of the EIT Law until January 1, 2013. The EIT Law applies to all of our PRC operating subsidiaries, including Beijing Gas, which is currently both a high and new technology enterprise and a foreign-invested enterprise. Any future increase in the enterprise income tax rate applicable to our PRC operating subsidiaries or other adverse tax treatments, such as the discontinuation of preferential tax treatments, would have a material adverse effect on our results of operations and financial condition.

Dividends payable by us to our foreign investors may become subject to withholding taxes under PRC tax laws.

Under the EIT Law, dividends payable to foreign investors which are “derived from sources within the PRC” may be subject to income tax at the rate of twenty percent (20%) by way of withholding. Since we are a holding company and substantially all of our income will come from dividends that we receive from our PRC subsidiaries, dividends that we declare from such income may be deemed “derived from sources within the PRC” for purposes of the EIT Law and therefore subject to a twenty percent (20%) withholding tax. While the EIT Law stipulates that such taxes may be exempted or reduced, since no rules or guidance concerning the new tax law have been issued yet, it is unclear under what circumstances, and to what extent, such tax would be exempted or reduced. One example of a limitation on the twenty percent (20%) withholding tax is the way in which, pursuant to a treaty for the avoidance of double taxation, income tax levied by the PRC authorities on U.S. investors may not exceed ten percent (10%) of the gross amount of the dividends, provided that we are deemed to be a PRC resident enterprise under the new tax law. If we are required under the EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders, the value of your investment in our common stock may be materially and adversely affected.

Gains on the sales of our shares may become subject to PRC income taxes.

Under the EIT Law, our foreign corporate shareholders may be subject to a twenty percent (20%) income tax upon any gains they realize from the transfer of their shares, if such income is regarded as income from “sources within the PRC.” What will constitute “sources within the PRC” and whether or not there will be any exemption or reduction in taxation for our foreign corporate investors, however, are unclear since no rules or guidance concerning the new tax law has been issued yet. If our foreign shareholders are required to pay PRC income tax on the transfers of their shares, the value of your investment in our common stock may be materially and adversely affected.

Recent PRC State Administration of Foreign Exchange (“SAFE”) regulations regarding offshore financing activities by PRC residents, have undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Recent regulations promulgated by the PRC State Administration of Foreign Exchange, or SAFE, regarding offshore financing activities by PRC residents have undergone a number of changes which may increase the administrative burden we face.

In October 2005, SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC”, intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. Without registration, the PRC entity cannot remit any of its profits out of the PRC as dividends or otherwise. Gas (BVI) is deemed a SPC under these SAFE regulations. As such, our shareholders who are PRC residents, must comply with the registration and disclosure requirements provided under the SAFE regulations. Mr. Yu Chuan Liu, our Chairman and Chief Executive Officer, has completed the registration with the SAFE and has been issued a SAFE certificate was issued by SAFE to Beijing Gas in August 2006. We have determined that there are about a dozen of additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise. In addition, we have agreed with the Investors of this round of financing that within ninety (90) days of the closing such additional shareholders will file registration with SAFE, and obtain SAFE certificates. The failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

In 2002, a breakout of SARS in China and other parts of Asia resulted in major disruptions to the economy of China and Asia. A renewed outbreak of SARS or another widespread public health problem in the PRC, where all of the Company’s revenue is derived, could have an adverse effect on our operations. Our operations may be impacted by a number of health-related factors, including quarantines or closures of some of our offices that would adversely disrupt our operations.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Because our principal assets are located outside of the United States and nearly all of our directors and all of our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us, our officers, or our directors in the U.S. or to enforce a U.S. Court Judgment against us or our  directors or officers in the PRC.

All of our five directors and all of our officers reside outside of the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the U.S. Federal securities laws or otherwise.

We may face obstacles from the communist system in the PRC.

Foreign companies conducting operations in PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has not adopted a western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Risks Related to Our Common Stock.

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 55.4% of our Common Stock. Yu chuan Liu, our Chairman, and Chief Executive Officer, beneficially owns approximately 24.0% and Mr. Quandong Sun, a director, beneficially owns 19.8% of our Common Stock. As a result, Mr. Liu and Mr. Sun are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporation transactions including business combinations. Yet Mr. Liu and Mr. Sun’s interests may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock. Please refer to “Security Ownership of Certain Beneficial Owners and Management” of this Registration Statement for more information regarding beneficial ownership of securities of our management.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary in the PRC. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.

There is currently a limited trading market for our common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). However, our bid and asked quotations have not regularly appeared on the OTCBB for any consistent period of time. There is no established trading market for our common stock and our common stock may never be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market). You may not be able to sell your shares due to the absence of a trading market.

Our Common Stock may be considered to be a “penny stock” and, as such, the market for our Common Stock may be further limited by certain SEC rules applicable to penny stocks.

To the extent the price of our common stock remains below $5.00 per share, we have net tangible assets of $2,000,000 or less, or if we fall below certain other thresholds, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

Our common stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, we are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and all of our officers reside outside the United States.

We conduct substantially all of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. As a result of all of the above, our public stockholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would stockholders of a corporation doing business entirely within the United States.

A large number of shares will be eligible for future sale and may depress our stock price.

We are required under the Registration Rights Agreement to register for sale by the investors and certain other parties a total number of 12,681,255 shares of Common Stock, including 1,771,074 shares of common stock which are issuable upon (i) exercise of warrants issued to the Placement Agent in the Private Financing, and (ii) shares of Common Stock issued based on the “Make Good” provisions of the Stock Purchase Agreement. As these shares are placed on the market for sale, it will increase the supply of stocks for sale, and therefore depress the selling price of our stock. On February 11, 2010, our registration statement on Form S-1, registration no. 333-147998 was declared effective by the SEC, pursuant to which 5,705,138 shares of our common stock are eligible for sale through the registration statement.

Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock, could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

The exercise of certain warrants will dilute the investment by current investors.

Currently our outstanding warrants include: (i) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (ii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, (iii) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share, and (iv) warrants  to purchase 3,898,687 shares of common stock accompanying 8% senior secured convertible notes at $0.744 per share. Under the existing warrants, a total of 7,333,473 common shares will need to be issued by us if the warrant holders decide to exercise the warrants. If this happens, the investment of our current shareholders would be significantly diluted.

Use of Proceeds

We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock covered by this prospectus.

Market for Common Equity and Related Stockholder Matters

Our common stock is quoted on the OTCBB under the symbol SGAS.OB. Since our September 7, 2006 reverse merger with GAS Investment China Co., Ltd. (“Gas (BVI)”), there has been minimal trading activity in our shares. The following table provides the high and low sales prices for our common stock as reported for the past three (3) years.

Such prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

	HIGH	LOW
CALENDAR QUARTER ENDED	BID(S)	BID(S)
First Quarter of, 2008	$4.0	$2.10
Second Quarter of, 2008	$2.45	$1.35
Third Quarter of, 2008	$1.45	$0.77
Fourth Quarter of 2008	$0.80	$0.30
First Quarter of 2009	$0.40	$0.06
Second Quarter of 2009	$0.50	$0.13
Third Quarter of 2009	$0.50	$0.31
Fourth Quarter of 2009	$1.21	$0.46
First Quarter of 2010	$1.05	$0.72
Second Quarter of 2010	$0.95	$0.53
Third Quarter of 2010	$0.58	$0.29
Fourth Quarter of 2010	$0.50	$0.38

As of December 31, 2010, there were 657 holders of record of our common stock.

Dividends

To date, we have neither declared nor paid any cash dividends on shares of our common stock. We presently intend to retain earnings to finance the operation and expansion of our business and do not anticipate declaring cash dividends in the foreseeable future.

Warrants

There are series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, and series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share. The warrants were issued to investors on September 7, 2007. The warrants expire in 2012. There are also outstanding warrants to purchase 3,898,687 shares of the Company’s common stock accompanying the 8% senior secured convertible notes. The warrants are exercisable until November 30, 2012 at an exercise price of $0.744 per share.

Securities authorized for issuance under equity compensation plans

The Board of Directors of the Company adopted a Stock Option Plan (the “Plan”) on November 19, 2007. Under the Plan, the Company is authorized to issue options to purchase up to 1,460,000 shares of the common stock and the options may be issued as incentive stock options, non-qualified options, restricted stock options, or stock appreciation rights. The Company revoked the Plan in December 2008. As of December 31, 2009, no options have been issued under the Plan since the inception of the Plan.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Beijing Gas appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in this prospectus.

Overview

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential, and industrial customers in small and medium-sized cities in China, through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries .

Beijing Gas is organized as a holding company with twenty-seven (27) subsidiaries, known as project companies, in four (4) provinces, and four (4) branches offices in Beijing, as shown on the corporate structure chart provided below. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, known as an operational location, under an exclusive franchise agreement between Beijing Gas and the local government or entities in charge of gas utility, pursuant to which Beijing Gas formed the project company to operate the natural gas distribution project in the operational location. These exclusive franchise agreements last between 20-30 years.

In addition, Beijing Gas holds a forty percent (40%) equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced products.

Through its subsidiaries, Beijing Gas is a natural gas distributor, principally engaging in the investment, operation and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation of natural gas distribution networks, and in the development and application of natural gas related technologies. Beijing Gas and it subsidiaries own and operate natural gas distribution systems in 35 small and medium size cities serving approximately 167,750 residential and seven (7) industrial customers. Our facilities include approximately 1,040 km of pipeline and delivery networks with a daily capacity of approximately 110,000 cubic meters of gas. We own and operate natural gas distribution systems primarily in Hebei, Jiangsu, Jilin, Anhui and Beijing.

Below is our corporate structure as of December 1, 2010:

(1) See “Organizational History of Gas (BVI) and Beijing Gas” under “Description of Business” of this prospectus regarding the subsidiaries of Beijing Gas.

Executive Summary

Economic & Industrial Trend

We generate revenue from two sources: (i) connection fees for constructing connections to our natural gas distribution network and (ii) sales of natural gas. Our connection activities are closely related to the development of the real estate industry in our targeted cities in China, given the fact that almost all of our connection fees are from new residential apartments. Natural gas facilities in new apartments are often required by local governments, who aim to promote the use of natural gas to improve local residents’ quality of life.

We have experienced high growth of our connection activities since inception of our business due to the Chinese real estate boom in the past years. However, in 2007, the Chinese government implemented a series of policies and regulations to curb inflation and the property market. These policies, together with the worldwide financial crisis in 2008, has resulted a slowdown of the real estate market in China and our business, in turn, has been affected in 2008. Starting in 2008, the Chinese government had changed its policy and prioritized boosting of the economy. The Chinese government had adopted new policies to address the slowdown of the real estate market, such as reducing stamp duties and transactions fees, lowering interest rates, and loosening bank lending policies. The Chinese government had also decided to inject a stimulus package to boost the overall economy, including allocation of funds for mass housing projects. We saw signs of recovery of the real estate market in China at the beginning of 2009, and experienced the increased activities in the third and fourth quarters of 2009. Starting in April 2010, the Chinese government issued new policies to curb the rise of housing prices in certain cities.  The new initiatives from the government resulted in lower transaction volumes during the second and third quarters of 2010. However, the transaction volumes started to pick up again in the fourth quarter of 2010.

Even with the up and down of the Chinese real estate market in the past two years, we believe that the future growth trend of the real estate market will not change  because of the continuous urbanization in China.  Moreover, the Chinese government, at both the national and the local level, continues to strongly support the use of clean energy, particularly natural gas.

There are three (3) pillars in the Chinese economy: (i) domestic consumption (both private and public), (ii) net exports, and (iii) domestic investment.  The Chinese Government’s RMB 4 trillion stimulus package has had great impacts on China’s domestic production and investments in the past two years. In 2009, GDP growth rebounded to 7.9% in the second quarter from 6.1% in the first quarter, which represented a 10-year low. In the third quarter and fourth quarter of 2009, China’s economic growth accelerated to 9.1% and 10.7% respectively. China’s GDP grew by 8.7 percent in 2009, exceeding the target 8%. The GDP growth rate remained strong through the first two quarters of 2010.  China’s GDP grew 11.9%, and 10.3% in the first and second quarters of 2010, respectively, from the same periods in 2009.  Furthermore, China’s GDP increased by 9.6% during the third quarter of 2010 as compared to the third quarter of 2009.

Our gas users are composed of industrial and residential users. Gas sales from residential users are much less affected by economic and industrial factors and would maintain stable growth in the future, due to the increasing pool of our residential customers. Gas sales from industrial users is subject to the operating performance of the end industrial user. As we develop into more cities, we expect to add more industrial users in the coming year if capital requirements are available.

Material Opportunities

The gas distribution market is quite fragmented in the small (population less than 300,000) to medium (population between 300,000 to 1,000,000) sized cities. We are exploring potential project targets. The size of the projects varies from small cities to medium-sized cities. For small city markets, many of them are still untapped or undeveloped. The development of these markets is generally considered major growth components of the Company.

Regarding medium-sized or large cities, most of them have already been developed by large distributors or are still operated by state-owned companies. Acquisition opportunities exist for those still run by state-owned companies, as the central government encourages suppliers to turn them into privately-owned companies. The acquisition of these markets would have material impact on the Company, increasing the Company’s assets and revenues significantly. The Company intends to raise money for accretive acquisitions when they become available.

Material Challenges

There are vast number of small-to-medium sized cities left undeveloped, but the competition is growing, as there are many small new players in the market attracted by the profitability and growth potential of the business. Meanwhile, from time to time, we are also facing competitions from stronger competitors, as large city markets are getting saturated and our competitors are beginning to expand into smaller cities.

We are facing limited opportunities in developing into first-tier cities in China, as most of them have already been taken by other large gas distributors, such as Xin’ao Gas Co. Ltd (largest in China) in the past decade.

Still, potential users in small and medium-sized cities need to be educated by the benefits of natural gas. It takes some time for them to get to know how natural gas can improve the quality of life. This is especially true for new markets, where there is no use of natural gas. Small cities tend to be more reluctant for use of new energies than large cities where residents depend more on coal, rather than natural gas.

China’s energy market is highly regulated by the government, with regard to purchase price and sale price of natural gas. Whenever there is an adjustment to purchase price by the government, gas distributors would increase the sale price correspondingly, subject to a public hearing and government approval. The increase of natural gas prices in China is lagging behind that in the international markets. The Chinese government has seldom adjusted the price of natural gas and we cannot rule out the possibility of an increase in natural gas prices by the government in the future. Even though we could adjust the sale price accordingly after the increase in purchase price, thereby passing the increase onto the end users, the fact remains that such price increases would make natural gas more expensive, as compared to other alternative energies, and in turn hinder our business development.

Risks in Short-Term and Long-Term

In each of the cities we are developing and aiming to develop, the real estate market is the major factor that impacts us. Most of our residential customers are new home buyers. If the real estate market turns downward, the demand for new homes would decrease, resulting in fewer natural gas connections, which would negatively impact our business.

To reduce the Company’s dependence on connection fees, the Company is looking at opportunities to diversify its business by expanding into related industries, such as pipelines and gas stations. However, we do not expect to develop into those areas in full in the near future..

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

During the nine months ended September 30, 2010, our net revenues were $20,971,220, representing an increase of 8.33% from the same period of 2009, and gross profit was $7,204,302, representing an increase of 36.36% from the same period of 2009. During the nine months ended September 30, 2010, our operating income was $3,700,092, representing a significant increase of 38.48% from the same period of 2009.

	For the 9 months ended
	September 30,
	2010	2009	Change
	US$	US$	%
Net Revenues	20,971,220	19,357,933	8.33%
Gross Profit	7,204,302	5,283,466	36.36%
Operating Income	3,700,092	2,671,882	38.48%
Net Income	676,230	1,975,407	-65.77%
Gross Margin	34.35%	27.29%	25.87%
Net Margin	3.22%	10.20%

Net Revenues

We generate revenues from two sources: (i) connection fees for constructing connections to our natural gas distribution network and (ii) sales of natural gas.

Total net revenues for the nine months ended September 30, 2010 were $20,971,220, representing an increase of 8.33%, compared to $19,357,933 for the same period in 2009. The increase was due to the increases of both gas sales and connection fee revenue. During this period, we connected 23,572 new residential households to our gas distribution network, resulting in total connection fees of $8,307,036. Gas sales during the nine months ended September 30, 2010 were $12,664,183. In comparison, we connected 17,452 new residential households to our gas distribution network in the same period of 2009, resulting in total connection fees of $7,494,485. Gas sales during the same period in 2009 were $11,863,448.

	For the 9 months ended September 30,
	2010		2009		Change
(In $ million)	US$	%	US$	%	%
Net Revenues	20.97	100%	19.36	100%	8.33%
Connection Fees	8.31	40%	7.49	39%	10.84%
Gas Sales	12.66	60%	11.86	61%	6.75%

Our net revenues for the nine months ended September 30, 2010 increased by 8.33%, which largely resulted from the following factors:

1.	Increase of connection fees from residential customers. We were able to connect more residential households during the nine months ended September 30, 2010 as compared to the same period of last year.

2.
Increase of gas sales. Gas sales to residential users continued to grow significantly. The increase was partially offset by the decrease of sales to industrial users during this period. Lower sales from industrial users were due to the following factors: (i) The severe weather conditions in China affected the logistics of gas delivery in the first quarter of 2010, and the Chinese government prioritized the delivery gas to residential users during the severe weather during this period. (ii) There were adjustments of production lines in two of our industrial users in the second quarter of 2010, and they were not back to operations until September 2010. This adjustment in operations caused the reduction of gas consumption in these two industrial users during this period.

Connection Fees

Connection fees during the nine months ended September 30, 2010 were $8.31 million, representing an increase of 10.84% over the same period of 2009, accounting for 39.61% of the total net revenue in the nine months ended September 30, 2010 compared with approximately 38.72% for the same period in 2009. Almost all connection fees in the nine months ended September 30, 2010 were from the development of new residential users.

	For the 9 months ended September 30,
(in US$ millions)	20 10		2009		Change
	US$	%	US$	%	%
Connection Fees	8.31	100%	7.49	100%	10.84%
Residential Users	8.31	99.96%	7.41	98.83%	12.11%
Industrial Users	0.003	0.04%	0.08	1.17%	-%

Gas Sales

Gas sales were $12.66 million during the nine months ended September 30, 2010, accounting for 60.39% of total net revenue in the nine months ended September 30, 2010, representing an increase of 6.75% over the same period of last year. During the nine months ended September 30, 2010, gas sales to residential users increased 42.57% from $4.76 million in the same period of 2009 to $6.78 million in 2010. During the nine months ended September 30, 2010, gas sales to industrial and commercial users decreased 17.21% from $7.10 million in the same period of 2009 to $5.88 million.

	For the 9 months ended September 30,
	2010		2009		Change
($ million)	US$	%	US$	%	%
Gas Sales	12.66	100%	11.86	100%	6.75%
Residential Users	6.78	54%	4.76	40%	42.57%
Industrial and Commercial Users	5.88	46%	7.10	60%	-17.21%

Cost of Revenues

Cost of revenues for the nine months ended September 30, 2010, which includes cost of connection and cost of gas sales, was $13.77 million, representing a slight decrease of 2.19% from $14.07 million in the same period of 2009.

	For the 9 months ended September 30,
	2010		2009		Change
($ million)	US$	%	US$	%	%
Cost of Revenues	13.77	100%	14.07	100%	-2.19%
Connection Cost	1.20	14%	2.67	19%	-25.45%
Gas Cost	11.77	86%	11.40	81%	3.27%

Cost of Connection

The cost of connection decreased 25.45% to $1.20 million during the nine months ended September 30, 2010 from $2.67 million for the same period in 2009. During the nine months ended September 30, 2010, we incurred lower costs of raw materials, parts, and installation and maintenance fees as compared to the same period of 2009.

Cost of connection includes depreciation of major pipelines, the cost of courtyard pipelines, valves, gas meters, and installation and maintenance fees.

Cost of Gas Sales

The cost of gas sales increased 3.27% to $7.61 million during the nine months ended September 30, 2010 from the same period in 2009, when it was $11.4 million. This increase in cost of gas sales is largely due to the increase of gas sales during this period.

The cost of natural gas sales includes the purchase and transportation of natural gas and depreciation of delivery trucks.

Gross Profit

During the nine months ended September 30, 2010, gross profit was $7.2 million, representing an increase of approximately 36.36% from the same period of 2009. Gross profit from connection fees was $6.31 million for the nine months ended September 30, 2010, accounting for 88% of total gross profit during the period. In comparison, gross profit from connection fees was $4.82 million for the nine months ended September 30, 2009, accounting for 91% of total gross profit during the period. Gross profit from gas sales for the nine months ended September 30, 2010 was $0.89 million, accounting for 12% of total gross profit during the period, compared to $0.46 million for the nine months ended September 30, 2009, accounting for 9% of total gross profit in the period of 2009.

	For the 9 months ended September 30,
	2010		2009		Change
($ million)	US$	%	US$	%	%
Gross Profit	7.20	100%	5.28	100%	36.36%
Connection	6.31	88%	4.82	91%	30.96%
Gas	0.89	12%	0.46	9%	92.71%

Gross margin during nine months ended September 30, 2010 was 34.35%, compared to 27.29% during the same period in 2009.

Gross margin for connection fees for the nine months ended September 30, 2010 was 76.02%, compared to 64.34% during the same period of 2009. The decrease in the cost of connection contributed to the improvement of gross margin.

Gross margin for sales of natural gas was 7.02% for the nine months ended September 30, 2010, compared to 3.89% during the same period of 2009. The increase was primarily due to improvement of delivery cost for the nine months ended September 30, 2010.

Selling and Marketing Expenses

Our selling and marketing expenses in the nine months ended September 30, 2010 were $ 1.15 million, or approximately 5.48% of our net revenues, compared with $0.71 million, or approximately 3.66 % of net revenues for the same period in 2009.

General and Administrative Expenses and other expenses

General and administrative expenses were $2.35 million for the nine months ended September 30, 2010, or approximately 11.23% of our net revenues, compared with $1.90 million, or approximately 9.83% of net revenues for the same period in 2009.  The increase was primarily due to higher professional fees in the nine months ended September 30, 2010 as compared to the same period of 2009.  We incurred approximately $100,000 for engaging Ernst & Yong on SOX compliance and internal control consultation during the nine months ended September 30, 2010.

Operating Income

The operating income for the nine months ended September 30, 2010 was $3.7 million, representing an increase of 38.48%, compared to the operating income of $2.67 million in 2009. The increase was driven by the increase of sales, and improvement of gross margin from both connection fee revenue and gas sales during this period.

Other Income (Expense)

Other expense was $2.18 million for the nine months ended September 30, 2010, compared with other expense of $0.12 million for the same period of 2009.  The significant increase was due to the amortization costs of convertible bonds and interest expense of convertible bonds. We completed a convertible debt financing in the last quarter of 2009, which resulted in costs associated with the financing, such as interest discount-warrants, beneficial conversion feature, and debt issuance cost. Included in interest expense of $2.18 million for the nine months ended September 30, 2010 was $0.36 million in convertible bonds coupon expense and $1.36 million non-cash flow amortization expense of convertible bonds.

Income tax

Income tax was $0.84 million for the nine months ended September 30, 2010, compared to $0.58 million in 2009.

Net Income

Net income in the nine months ended September 30, 2010 was $0.68 million, compared with net income of $1.98 million in the same period in 2009.  Driven by the increase of sales, and improvement of gross margin from both connection fee revenue and gas sales during this period, operating income achieved improvement of 38.48% to $3.70 million compared to the operating income of $2.67 million for the same period of 2009.  However, the increase in operating income was offset by the additions of amortization costs of convertible bonds. Excluding these non-cash and non-operational items of amortization expense of convertible bonds in the total of $1.36 million, our adjusted net income in the nine months ended September 30, 2010 would have been $2.04 million.

Liquidity and Capital Resources

Cash and cash equivalents were $3.71 million as of September 30, 2010, representing a decrease of $6.11 million as compared to $9.82 million of cash and cash equivalents as of December 31, 2009.

Cash used in operating activities for the nine months ended September 30, 2010 was $1.89 million, representing a decrease of $10.10 million from $8.21 million sourced during the same period of 2009. Such decrease was mainly due to the decrease of net income, adjusted for non-cash expense items and changes in working capital.

Cash used in investing activities for the nine months ended September 30, 2010 was $8.03 million, representing a decrease of $1.34 million from $9.37 million during the same period of 2009. Such decrease was mainly due to the decrease of property, plant and equipment and construction in progress.

Cash sourced in financing activities for the nine months ended September 30, 2010 was $2.44 million.  We borrowed $2.24 million from local bank in the first quarter of 2010.

Based on our past performance and current expectations, we believe we can meet our cash needs for the next twelve months.  In particular, we will utilize our cash and cash equivalents, as well as cash generated from operations to satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations for the next 12 months.  However, the Company may require additional financing to complete an unanticipated transaction or satisfy its daily cash needs in the event that financial circumstances of the Company change.  At that time, in the event we are not able to obtain a sufficient line of credit or other form of financing, our ability to operate our business could be significantly impacted and our financial condition and our results of operations could suffer.

Accounts Receivable

Accounts receivable as of September 30, 2010 were $6.43 million, representing an increase of $1.39 million from $5.04 million as of December 31, 2009.

Notes Receivable

There are no notes receivable as of September 30, 2010.

Inventory

Inventory of $1.12 million as of September 30, 2010 was comprised of spare parts and natural gas.

Fixed Assets

Fixed Assets as of September 30, 2010 were $54.85 million, representing an increase of $2.75 million from $52.10 million as of December 31, 2009.  The table below is a breakdown of our fixed assets at cost:

	2010	2009
At Cost
Gas Pipelines	$45,268,608	$43,518,519
Motor Vehicles	5,901,486	5,775,903
Machinery & Equipment	1,522,892	1,482,599
Buildings	1,822,746	1,005,517
Leasehold Improvements	82,752	80,113
Office Equipment	253,388	238,673
Less Accumulated depreciation	(5,533,575)	(4,329,313)
	$49,318,297	$47,772,011

Bank Loans

Short-term bank loans as of September 30, 2010 were $2.99 million, with no change compared to that as of December 31, 2009.

Long-term bank loans as of September 30, 2010 were $8.96 million, representing an increase of $2.38 million compared to $6.58 million as of December 31, 2009. We borrowed an additional loan in the first quarter of 2010.

Accounts Payables

Accounts payables as of September 30, 2010 was $7.0 million, representing a decrease of $1.56 million from that as of December 31, 2009.

Other Payables

Other payables - current as of September 30, 2010 were $2.92 million, representing a decrease of $3.42 million from that as of December 31, 2009.  $2.02 million was reclassified from Other payable – current to Other payable – non-current in the second quarter of this year.

Year Ended Dec 31, 2009 Compared to Year Ended Dec 31, 2008

In the year ended December 31, 2009, net revenues were $27,591,501, representing an increase of 28.64% from that of the previous year, and gross profit was $9,474,000, representing an increase of 26.83% from that of the previous year.  Operating income in 2009 was $5,066,476, representing an increase of 88.37% from the previous year.

	For the 12 months ended December 31,
	2009	2008	Change
	US$	US$	%
Net Revenues	27,591,501	21,448,488	28.64%
Gross Profit	9,474,001	7,469,980	26.83%
Operating Income	5,066,476	2,689,582	88.37%
Net Income	4,047,584	1,600,493	152.90%
Gross Margin	34.34%	34.83%
Net Margin	14.67%	7.46%

Net Revenues

We generate revenues from two (2) sources: connection fees for constructing connections to our natural gas distribution network, and sales of natural gas.

Total net revenues for the year ended December 31, 2009 were $27,591,501, compared to $21,448,488 for the same period in 2008, representing an increase of 28.64%. The increase was due to the significant increases of both gas sales, and the connection fees. In 2009, we connected 32,681 new residential households to our gas distribution network, resulting in total connection fees of $11,887,546. Gas sales during the same period amounted to 41.93 million cubic meters, or $15,703,955. In comparison, we connected 26,770 new residential households to our gas distribution network throughout 2008, resulting in total connection fees of $9,287,529. Gas sales during the same period amounted to 34.71 million cubic meters, or $12,160,959.

	For the 12 months ended December 31,
	2009		2008		Change
(In $ million)	US$	%	US$	%	%
Net Revenues	27.59	100%	21.45	100%	28.64%
Connection Fees	11.89	43.08%	9.29	43.31%	27.99%
Gas Sales	15.70	56.92%	12.16	56.69%	29.13%

Our net revenues for the year ended December 31, 2009 largely resulted from the following factors:

1)	Significant increase of gas sales. With more customers added into our existing gas network system, the gas sales increased significantly compared to the previous year.

2)
Substantial increase of connection fees from residential customers.  Connection fee is closely tied to real estate market in China, and offer a higher gross margin than gas sales The real estate market started its recovery in China at the beginning of 2009, and the activities increased in the third and fourth quarters of 2009, especially in the fourth quarter.

Aswe expect the percentage of gas sales relative to total revenue will continue to increase and the percentage of connection fees relative to the total revenues to decrease (As more customers are added to our gas distribution network)

The Company is also considering opportunities to diversify its business by expanding into related industries, such as pipelines and gas stations. However, we do not expect to develop into these areas in full immediately.

Connection Fees

Connection fees in 2009 were $11.89 million, representing an increase of 27.99% over the year 2008. Connection fees in 2009 accounted for approximately 43.08% of total net revenue compared to approximately 43.30% for the same period in 2008. We connected 32,681 residential users in 2009, an increase of approximately 22.08% from 2008.

	For the 12 months ended December 31,
(in US$ millions)	2009		2008		Change
	US$	%	US$	%	%
Connection Fees	11.89	100%	9.29	100%	27.99%
Residential Users	11.84	99.63%	9.29	100%	27.53%
Industrial Users	0.05	0.37%	0	0%

Gas Sales

In terms of volume, we sold 41.93 million cubic meters of natural gas in 2009, compared to 34.71 million cubic meters in 2008. In terms of value, gas sales were $15.70 million in 2009, accounting for 56.92% of total net revenue in 2009, representing an increase of 29.13% over the year 2008. Gas sales to residential users increased 77.07%, from $4.18 million in 2008 to $7.41 million in 2009. Gas sales to industrial and commercial users increased 3.88%, from $7.98 million in 2008 to $8.29 million in 2009.

	For the 12 months ended December 31,
	2009		2008		Change
($ million)	US$	%	US$	%	%
Gas Sales	15.70	100%	12.16	100%	29.13%
Residential Users	7.41	47.17%	4.18	34.4%	77.07%
Industrial and Commercial Users	8.29	52.83%	7.98	65.6%	3.88%

Such substantial increases were primarily attributable to the fact that our invested projects maintained steady development, and more users were added to our gas distribution network.

Cost of Revenues

Cost of revenues in 2009, which includes cost of connection and cost of gas sales, was $18.12 million, an increase of $4.14 million, or 29.61%, from $13.98 million in 2008.

	For the 12 months ended December 31,
	2009		2008		Change
($ million)	US$	%	US$	%	%
Cost of Revenues	18.12	100%	13.98	100%	29.61%
Connection Cost	3.29	18.17%	2.89	20.7%	13.75%
Gas Cost	14.82	81.83%	11.08	79.3%	33.75%

Cost of Connection

The cost of connection increased 13.75% to $3.29 million during the year ended December 31, 2009 from $2.89 million for the same period in 2008. This increase is mainly due to the increase of connection service activities in 2009 as compared to 2008 .

Cost of connection includes depreciation of major pipelines, the cost of courtyard pipelines, valves, gas meters, and installation and maintenance fees.

Cost of Gas Sales

The cost of natural gas sales includes the purchase and transportation of natural gas and depreciation of delivery equipment. The cost of gas sales increased 33.75% to $14.82 million during the year ended December 31, 2009 from $11.08 million during the same period in 2008. This increase, which outpaced the 29.13% increase in sales of natural gas during the same interval, is largely due to the increase of rental expenses on gas delivery trucks and higher fuel cost in 2009.

Gross Profit

	For the 12 months ended December 31,
	2009		2008		Change
($ million)	US$	%	US$	%	%
Gross Profit	9.47	100%	7.47	100%	26.83%
Connection	8.59	90.72%	6.39	85.58%	34.45%
Gas	0.88	9.28%	1.08	14.42%	-18.39%

During the year ended December 31, 2009, gross profit was $9.47 million, representing an increase of approximately 26.83% from the same period of 2008. Gross profit from connection fees is $8.59 million for 2009, accounting for 90.72% of total gross profit. In comparison, gross profit from connection fees was $6.39 million for 2008, accounting for 85.58% of total gross profit. Gross profit from gas sales was $0.88 million, accounting for 9.28% of total gross profit, compared to $1.08 million, 14.42% of total gross profit in the same period in 2008.

Gross margin during the year ended December 31, 2009 is 34.34%, compared to 34.83% during the same period in 2008.

Gross margin for connection fees for the year 2009 was 72.30%, compared to 68.83% in 2008. The margin improved in 2009 since we connected more households in the cities.

Gross margin for sales of natural gas was 5.6% in 2009, compared to 8.86% during the same period of 2008. The decrease was due to an increase of rental expenses on gas delivery trucks and higher cost of fuel in 2009.

Selling and Marketing Expenses

Our selling and marketing expenses in the year ended December 31, 2009 were $1.03 million and approximately 3.7% of our net revenues, compared with $1.14 million, or 5.3% of net revenues in the same period of 2008.

General and Administrative Expenses

General and administrative expenses were $3.37 million for the year ended December 31, 2009, approximately 12.2% of our net revenues, compared with $3.64 million, or approximately 17.0% of net revenues for the same period in 2008.

Operating Income

The operating income in 2009 was $5.06 million, representing an increase of 88.4% compared to the operating income of $2.69 million in 2008.

Other Income (Expense)

Other Income was $0.08 million for the year ended December 31, 2009, compared with Other Expense of $0.18 million for the same period of 2008.

Income tax

Income tax was $1.09 million in 2009, compared to $0.90 million in 2008.

Net Income

Net income for the year ended December 31, 2009 was $4.05 million, representing a strong improvement of 152.90% from $1.60 million in the same period in 2008. This improvement was due to the increase of gross profit driven by higher sales, and the decrease of SG&A and other expenses, for the year ended December 31, 2009 as compared to the same period of 2008. Income available to common stockholders for diluted EPS for the year ended December 31, 2009 was $4.28 million after adding back interest expense $0.23 million for convertible bonds.

Liquidity and Capital Resources

Cash and cash equivalents were $9.82 million as of December 31, 2009, an increase of $6.79 million as compared to $3.03 million of cash and cash equivalents as of December 31, 2008.

Cash sourced in operating activities for the year ended December 31, 2009 was $7.83 million, an increase of $3.62 million from $4.21 million during the same period of 2008. Such increase was mainly due to the increase of net income, adjusted for non-cash expense items and changes in working capital.

Cash used in investing activities for the year ended December 31, 2009 was $14.05 million, a decrease of $2.91 million from $16.96 million during the same period of 2008.

Cash sourced in financing activities for the year ended December 31, 2009 is $12.96 million, an increase of 13.51 million from that during the same period of 2008.  We secured bank loans in the net amount of $7.32 million, and raised capital in the net amount of $5.64 million through convertible bonds. There were basically no financing activities in 2008 due to the unfavorable capital markets.

Accounts Receivable

Accounts receivable as of December 31, 2009 were $5.04 million, representing a decrease of $0.97 million from $6.01 million as of December 31, 2008. The decrease was due to the fact that we continuously made efforts on AR collections.

Notes Receivable

Notes receivable of $0.35 million as of December 31, 2009.

Inventory

Inventory of $0.42 million as of December 31, 2009 comprised spare parts and natural gas.

Fixed Assets

Fixed Assets as of December 31, 2009 was $ 52.10 million, an increase of $15.92 million from $36.18 million in 2008. The table below is a breakdown of our fixed assets at cost:

	2009	2008
At Cost
Gas Pipelines	$37,329,888	$27,859,313
Motor Vehicles	5,775,903	5,600,508
Machinery & Equipment	1,482,599	857,834
Buildings	7,194,148	1,568,380
Leasehold Improvements	80,113	80,101
Office Equipment	238,673	216,435
Less Accumulated depreciation	(4,329,313)	(3,149,453)

	$47,772.011	$33,033,118

Bank Loans

We secured new bank loans in 2009. Short term bank loans as of December 31, 2009 were $2.93 million, an increase of 0.74 million from that as of December 31, 2008. Long term Bank loans as of December 31, 2009 were $6.58 million. For more information regarding the bank loans of the company see Note 8 to the consolidated financial statements of the Company contained herein.

Other Payables

Other payables as of December 31, 2009 were $6.34 million, a slight increase of $0.17 million from the end of 2008.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS OF THE COMPANY

Overview

We are engaged in the development of natural gas distribution systems and the distribution of natural gas to residential and industrial customers in small- and medium-sized cities in the People’s Republic of China (the “PRC” or “China”), through our indirectly owned subsidiaries in the PRC, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”) and its subsidiaries.

The company owns and operates natural gas distribution systems in 35 small and medium size cities and serves approximately 167,750 residential and seven industrial customers. Our facilities include approximately 1,040 kilometers (“km”) of pipeline and delivery networks with a daily distribution of approximately 110,000 cubic meters of natural gas. We have two types of customers: (i) residential and (ii) industrial. The following table presents, for the periods indicated, selected operating data:

	At and for the year ended December 31
	2009	2008
Total gas distributed and supplied (US$ millions)	15.7	12.2
Distribution network (km)	1,040	710
Number of industrial customers	7	5
Number of residential customers	145,000	110,900

We own and operate natural gas distribution systems in small and medium sized cities in Hebei, Jiangsu, Jilin and Anhui Provinces in addition to natural gas distribution systems in the suburbs of Beijing. Beijing is not a province but a municipality directly under the jurisdiction of China’s State Council and has many urban districts in the suburbs.

We generate revenues in two ways: (i) connection fees for the interconnections to our natural gas distribution system and (ii) the sale of natural gas. The following table presents, for the periods indicated, the revenues generated from each of our major categories of operations:

	At and for the year ended December 31
	2009		2008
	(in US$ millions)		(in US$ millions)
Connection fees (as % of total Sales)	11.9	(43)%	9.3	(43)%
Gas sales	15.7	(57)%	12.2	(57)%
Other sales	—		—

Our cost of sales consists of cost of gas sales and cost of connection. Cost of gas sales consists of cost of natural gas purchased from the suppliers, transportation cost, depreciation of plant and equipment, and amortization of the capitalized construction costs as our expenditures in constructing our pipeline infrastructure are generally capitalized as fixed assets and amortized over a period of time. Cost of connection includes certain construction costs that are expensed. The following table presents Beijing Gas’s costs of sales for the periods indicated:

	For the year ended Dec 31
(US$ millions)	2009	2008
Gas costs	14.8	11.1
Connection costs	3.3	2.9

We buy natural gas for distribution in two forms: (i) compressed natural gas (“CNG”); and (ii) liquefied natural gas (“LNG”). Both CNG and LNG are natural gas that has been compressed into canisters so as to enable transportation, usually by truck, to the point of distribution or consumption. Typically CNG is compressed under - pressure to less than 1% of its volume and transported at normal temperature, while LNG is natural gas that has been converted temporarily to liquid form for ease of storage or transport, which can take up about 1/600th the volume. The key difference is that CNG is in compressed form, while LNG is in liquefied form. CNG has a lower cost of production and storage compared to LNG as it does not require an expensive cooling process and cryogenic tanks. However, it is more cost-efficient to transport LNG over long distances because of the reduction in volume. Generally, we transport CNG to a city if it is located within 300 km from  the natural gas supplier and we transport LNG to a city if it is located more than 300 km away from  the natural gas supplier. Approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our business is generally affected by two seasonal factors: First, between December and March, the cold weather in northern China makes construction very difficult. For a given gas distribution project, to avoid running into this time period, we generally start the process of pipeline installation, which has a duration of six to eight months, in April so as to complete the process before December. As a result, our revenues from connection fees are higher in the third and fourth quarter than that in the first and second quarters. Second, gas sales in winter are generally higher than in summer, as our customers tend to consume more natural gas for heating purposes.

Organization and Structure of the Company

We operate through our indirectly-owned subsidiaries in the PRC, Beijing Gas and its subsidiaries.

As of December 1, 2010, our corporate structure is set forth below:

(1) The subsidiaries of Beijing Gas as of December 1, 2010 are set forth below:

Name of Subsidiary	Beijing Gas Equity Interest %
Peixian Weiye Gas Co., Ltd	90

Sihong Weiye Gas Co., Ltd	95

Wuhe Weiye Gas Co., Ltd	100

Changli Weiye Gas Co., Ltd	100

Yutian Zhongran Weiye Gas Co., Ltd	90

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	100

Wuqiao Gas Co., Ltd	95

Jinzhou Weiye Gas Co., Ltd	95

Shenzhou Weiye Gas Co., Ltd	95

Ningjin Weiye Gas Co., Ltd	95

Linzhang Weiye Gas Co., Ltd	85

Longyao Zhongran Weiye Gas Co., Ltd	95

Xingtang Weiye Gas Co., Ltd	95

Gucheng Weiye Gas Co., Ltd	100

Langfang Development Region Weiye Weihuo Transportation Co., Ltd	95

Beijing Chenguang Gas Ltd.	100

Xinji Zhongchen Gas Co., Ltd	100

Luquan Chenguang Gas Co., Ltd	100

Chengan Chenguang Gas Co., Ltd	100

Nangong Weiye Gas Co., Ltd	100

Sishui Weiye Gas Co., Ltd	95

Guannan Weiye Gas Co., Ltd	100

Sixian Weiye Gas Co., Ltd	100

Baishan Wiye Gas Co., Ltd	100

Hebei Wiye Gas Co., Ltd	100

Yuxian Jinli Gas Co., Ltd.	100

Hengshui Weiye Gas Co., Ltd.	100

Shijiazhuang Chengguang Gas Co., Ltd.	100

Xinhe Weiye Gas Co., Ltd.	100

Gaocheng Weiye Gas Co., Ltd.	100

Organizational History of Sino Gas

Sino Gas International Holdings, Inc. was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. On April 5, 1984, we changed our name to American Arms, Inc. American Arms, Inc. commenced the manufacture and sale of weapons and laser sights. On April 12, 1988, we changed our name to American Industries, Inc. as we were no longer engaged in the manufacturing and sale of weapons and laser sights. American Industries, Inc. was in the business of providing room safes for hotels.

On February 19, 2002, we formed a subsidiary corporation named Pegasus Tel, Inc. under the laws of the State of Delaware, in order to enter into the telecommunications business. On March 28, 2002, Pegasus Tel, Inc. merged with Pegasus Communications, Inc., a New York corporation, with Pegasus Tel, Inc. as the surviving entity. On January 14, 2002 we purchased payphone assets consisting of 29 payphones and associated equipment from the Margaretville Telephone Company for $11,600.00.

On May 21, 2002, we changed our name to Dolce Ventures, Inc.  We were an inactive shell between May 2002 and September 7, 2006.

On September 7, 2006, the shareholders holding 72,569,764 shares of our common stock, which constituted 72.01% of the then outstanding shares of our capital stock, sold all of their shares to GAS Investment China Co., Ltd. (“Gas (BVI)”), the parent company of Beijing Gas, for a cash consideration of $675,000. On the same date, we consummated a share exchange transaction with the shareholders of Gas (BVI), whereby we exchanged 14,361,646 shares of our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”), which constituted all of the then outstanding shares of our Series A Preferred, for all of the issued and outstanding stock of Gas (BVI) held by the shareholders of Gas (BVI). As a result of the share exchange transaction, Gas (BVI) became our wholly-owned subsidiary, and Beijing Gas became our indirectly wholly-owned subsidiary. In addition, as a result of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the development of natural gas distribution systems and the distribution and supply of natural gas in the PRC.

On November 17, 2006, we changed our name to Sino Gas International Holdings, Inc. and effected a 304.44-for-1 reverse stock split which reduced the number of the outstanding shares of our common stock from 100,770,140 to 331,002. Upon the effectiveness of the reverse stock split, each of the 14,361,646 shares of the then outstanding Series A Preferred was automatically converted into one share of our common stock, resulting in all of the shareholders of Gas (BVI) immediately prior to the share exchange owning approximately 97.7% of the outstanding shares of our common stock immediately after the reverse stock split, with Mr. Yuchuan Liu, the CEO of the Company, owning 36.7%, Gas (BVI) owning 1.6% and the original shareholders of Dolce Ventures, Inc. immediately prior to the share exchange owning 0.6%. On August 18, 2008, Sino Gas consummated a spin-off of Pegasus Tel, Inc. (“Pegasus”), a Delaware corporation and a wholly-owned subsidiary of Sino Gas, to Sino Gas’ stockholders of record as of August 15, 2008 (“Spin-off”).  The Ratio of Distribution of the Spin-off was one (1) share of common stock of Pegasus for every twelve (12) shares of  common stock of Sino Gas (1:12).  Fractional shares were rounded up to the nearest whole-number.  An aggregate of 2,215,136 shares of Pegasus common stock were issued pursuant to the Spin-off to an aggregate of 167 Sino Gas stockholders.

Organizational History of Gas (BVI) and Beijing Gas

Gas (BVI) was incorporated on June 19, 2003 in the Territory of the British Virgin Islands with Mr. Liu Yu Chuan as its sole shareholder. Gas (BVI) is the holding company for Beijing Gas. Prior to the acquisition of all of the equity interests of Beijing Gas by Gas (BVI) as described below, Gas (BVI) had no business operations, assets or liabilities, apart from organizational expenses and fees.

Beijing Gas was originally formed as a limited liability company under the laws of the PRC in 2001 under the name Beijing Yuan Wang Yu Cheng Construction Ltd., and changed its name to its current name, Beijing Zhong Ran Wei Ye Gas Co. Ltd., in June 2003.  On February 17, 2004, Gas (BVI) acquired all the outstanding capital stock of Beijing Gas from its then shareholders. On July 14, 2004, Gas (BVI) transferred 1% of the capital stock of Beijing Gas to Shen Zhen Shen Qi Cheng Tong Investment Ltd., a limited liability company organized under the laws of the PRC (“Shen Zhen Shen Qi”), and, simultaneously, Shen Zhen Shen Qi invested RMB 20 million in Beijing Gas in exchange for 50% of its capital stock. As a result, Gas (BVI) and Shen Zhen Shen Qi held 49% and 51% of the capital stock of Beijing Gas, respectively. On April 30, 2006, Gas (BVI) acquired all of the capital stock of Beijing Gas held by Shen Zhen Shen Qi in exchange for RMB 20.4 million. As a result of this transaction, Beijing Gas is now a “wholly foreign owned entity” under PRC law by virtue of its status as a wholly-owned subsidiary of Gas (BVI).

Beijing Gas has subsidiaries, known as project companies, in four provinces, and four branch offices in Beijing. The project companies are the operating subsidiaries of Beijing Gas. Each project company operates as a local natural gas distributor in a city or county, which we refer to as an operational location, pursuant to an exclusive franchise agreement with the local government or entities responsible for administering and/or regulating gas utilities, pursuant to which Beijing Gas is granted the exclusive right to develop and operate natural gas distribution systems and distribute natural gas at the operational location.

As of December 31, 2010, we now have operations in Hebei Province, Jiangsu Province, Anhui Province, Yunnan province and Jilin province and in the suburbs of Beijing through our four branch offices in Beijing. We have operations in 23 cities in Hebei, 2 cities in Anhui, 4 cities in Jiangsu, 1 city in Yunnan,  and 1 city in Jilin province. Most of them have an urban population of less than 300,000 and are experiencing quick urbanization. Hebei Province is the closest province to the Chinese Capital city Beijing, where our headquarters is located. Jiangsu Province and Anhui Province are two adjourning provinces in eastern China, which are close to Shanghai City. Jilin Province is located in North-Eastern China.

Each of the project companies is organized as a limited liability company under PRC law with Beijing Gas holding an equity interest of 85% to 100% and an individual shareholder nominally holding the remainder of the equity interest in such project company. Each such individual shareholder has relinquished any and all rights, power and interest of a shareholder in the respective project company under enforceable contracts. This structure was intended to comply with a PRC law that required a limited liability company to have at least two (2) shareholders; however, that requirement was removed in January 2006. Beijing Gas intends to cause the individual shareholders to transfer their shares in each of the project companies back to Beijing Gas in the near future.

In addition, Beijing Gas holds a 40% equity interest in Beijing Zhong Ran Xiang Ke Oil and Gas Technology Co. Ltd. (“Beijing Zhong Ran Xiang Ke”), a PRC joint venture entity engaged in the business of development, licensing and sale of oil and gas technologies and equipment, and sale of self-produced chemical preparation for use in the exploration process of oil field. We have not derived any material amounts of revenues from this joint venture.

In 2007 and 2008, we made the following acquisitions:

On January 15, 2007, Beijing Gas acquired 100% equity interest of Beijing Chenguang Gas Ltd., Co. for a purchase price of 26,000,000 RMB (or approximately USD 3.35 million) in cash. Beijing Chenguang became a wholly-owned subsidiary of Beijing Gas. Beijing Chenguang is primarily engaged in the business of developing, transfering and licensing of technologies regarding natural gas purification, compression and transportation, as well as installation of natural gas equipment and supplying natural gas. Mr. Zhicheng Zhou, our Chief Operating Officer, owned 30% of Beijing Chenguang immediately prior to the acquisition. We have made full disclosure of this fact under the heading “Certain relationships and related transactions” in this report.

On June 20, 2007, Beijing Gas acquired 100% equity interest of Guannan Zhongyuan Natural Gas Co., Ltd. for a purchase price of 7,500,000 RMB (approximately $987,000) in cash. Guannan is a regional natural gas distributor and developer of natural gas distribution networks in China’s Jiangsu Province. The acquisition of Guannan includes all of the assets and customer relationships of Guannan, including concession rights to be the exclusive natural gas distributor in Guannan County, Jiangsu Province, for a period of 30 years beginning June 29, 2007. This acquisition is not with related parties.

On July 9, 2007, we purchased the assets of Baishan Gas Co., Ltd., a regional distributor and developer of distribution networks for natural gas in Jilin Province for a price of $921,000 (RMB7,000,000). Under the asset purchase agreement, we are responsible for paying outstanding debts of Baishan Gas Co., Ltd. in the amount of $4,000,000, which are due in periodic installments through the year 2030. This acquisition is not with related parties.

On April 22, 2008, we entered into an agreement with the Qujing Development Investment Co., Ltd. a PRC state-owned company and Yunnan Investment Group Co., Ltd, also a PRC state-owned company, to set up Qujing Gas Co. Ltd to operate in the City of Qujing, Yunnan Province (the “Qujing Gas”). The Company will hold a 39% equity interest in Qujing Gas. The initial registered capital of the Qujing Gas is RMB 30 million (U.S.$4.29 million). This acquisition is not with related parties.

On April 23, 2008, the Company entered into an agreement to acquire 100% equity interest in Tongshan Hengxin Jiaye Natural Gas Co., Ltd. (“Tongshan”), for a purchase price of RMB 32.6 million (U.S.$4.66 million). Tongshan is a regional natural gas distributor and developer of natural gas distribution networks in China’s Jiangsu Province. This acquisition is not with related parties.

Our Industry

China’s Macro-Economic Environment for the Natural Gas Market

Traditionally, the PRC has relied heavily on coal and crude oil as its energy sources. According to the China Statistical Yearbook, in 2004, coal, crude oil, hydro-electricity and natural gas accounted for 68.0%, 22.3%, 7.1% and 2.6%, respectively, of the PRC’s total energy consumption. In 2005, the ratios were 68.9%, 21.0%, 7.2% and 2.9% respectively. In 2006, the ratios were 69.4%, 20.4%, 7.2%, and 3% respectively. In 2007, the ratios were 69.5%, 19.7%, 7.3%, and 3.5% respectively. Based on the PRC government’s Eleventh Five Year Plan (2006-2010), the ratios of coal, crude oil, hydro-electricity would change to 66.1%, 20.5%, and 6.8% respectively, while that of natural gas would increase to 5.1%. Natural gas has been primarily used as a raw material for chemical fertilizer and to operate oil and gas fields. Accordingly, most natural gas is consumed for production of fertilizer, while the non-production sector accounts for low percentage of final consumption.. In 2007, non-production consumption of natural gas was around 18.6 billion cubic meters, which was about 26.7% of total natural gas consumption that reached 69.5 billion cubic meters (Source: National Bureau of Statistics of China).

The PRC’s heavy reliance on coal is out of line with world consumption rates for the same time period, which was 26.5% in 2005 (Source: Energy Information Administration, U.S. Department of Energy). The use of coal, however, causes air pollution and other negative consequences to the environment. In the PRC, the heavy use of unwashed coal has lead to large emissions of sulfur dioxide and particulate matter. The latest air pollution study conducted by the Blacksmith Institute shows that in 2007 two of the ten most polluted cities in the world are located in the PRC (Source: http://www.blacksmithinstitute.org). As such, there have been serious environmental concerns in many countries around the world and resulted in a global trend to reduce coal usage.

Recognizing the serious problems caused by heavy reliance on coal usage, the PRC government has aggressively moved to reduce coal usage by substituting coal with other, more environmentally friendly, forms of fuel, such as natural gas. In consideration of such trends, the PRC set out a policy to raise the share of natural gas in the country’s energy mix in its Ninth 5-Year Plan (1996-2000). At the local government level, in many locations where natural gas supply is available, local governments often require all new residential buildings to incorporate piped gas connections in their designs as a condition to the issuance of the construction or occupancy permits. Before 2000, the gas distribution had principally been served by local municipal governments. Since then, the industry has been open to private sector, whose investments have fostered the wide use of natural gas in the PRC. The natural gas industry has been deemed by the PRC government as a suitable industry for public and private investments.

Demand for Natural Gas in China

Currently, natural gas consumption in the PRC accounts for  about 3.5 % of its total energy consumption. However, driven by environmental pressure from the demand side and improvements in social infrastructure with economic growth, in the west in particular, and stable energy supply, it is anticipated that the use of natural gas will grow very rapidly in the PRC. According to the statistics of the China National Development and Reform Commission (the “NDRC”), the consumption of natural gas as increased from 24.5 billion cubic meters in 2000 to 69.5 billion cubic meters in 2007, which represented an average growth of 16.06% per year.

China’s Natural Gas Reserves and Gas Pipeline Infrastructure

The PRC abounds in rich natural gas reserves, which are distributed principally in Xinjiang, Sichuan and Inner Mongolia in western and north-central China. According to the statistics of the Energy Information Administration, proved natural gas reserves in China are estimated to be 53,325 billion cubic feet in 2006, and 80,000 billion cubic feet in 2007.

Because the PRC’s largest reserves of natural gas are located in western and north-central China, it requires a significant investment in gas transportation infrastructure to carry natural gas to eastern cities and the rest of the PRC. Until recent years, the PRC’s natural gas consumption was limited to local natural gas producing provinces because of the lack of national long-distance pipeline infrastructure.

The principal method for transportation of natural gas from a source to end users is by means of pipelines. In order to develop the natural gas industry, it is essential that the necessary pipeline infrastructure be in place so that natural gas is easily accessible for distribution to end users at affordable cost.

Under with the PRC government’s Tenth 5-Year Plan (2001-2005), the country’s longest pipeline, known as the West-East Pipeline, was constructed and went into operation in January 2005. It transports natural gas to demand centers in the southeast from deposits in the western Xinjiang province to Shanghai, picking up additional gas in the Ordos Basin along the way. The full length of the pipeline is about 4,200 km with a designed annual throughput capacity of 20 billion cubic meters, a delivery pressure of 10 megapascals and 35 processing stations along the pipeline.

There are other pipelines linking smaller natural gas deposits to consumers, such as the pipeline linking the Sebei natural gas field in the Qaidam Basin with consumers in the city of Lanzhou, Ganshu province in the northwest, and a pipeline linking natural gas deposits in Sichuan province in the southwest to demand centers in Hubei and Hunan provinces in the central PRC.

In its Eleventh 5-Year Plan (2006-2010), the PRC government re-affirmed its commitment to making significant investments in the expansion of the natural gas pipeline infrastructure over a period of 20 years.

Natural Gas Suppliers

The natural gas supply in China is dominated by the three large state-owned oil and gas holding companies, namely China National Petroleum Corporation Group (“PetroChina”), China Petroleum and Chemical Corporation Group (“Sinopec”), and China National Offshore Oil Corporation Group (“CNOOC”). In 2006, production by CNPC, Sinopec and CNOOC accounted for 73.7%, 14.1% and 12.2%, respectively of the total national production. CNPC and Sinopec own and primarily operate onshore pipelines while CNOOC owns and operates virtually all off shore pipelines (Source: The Institute of Energy Economics of Japan).

Natural Gas Distributors

Before 2000, natural gas distribution had been principally served by local municipal governments. Since then, the natural gas industry has been designated by the PRC government as a suitable industry for public and private investment and has been open to private investment which has fueled the development of the industry and fostered a wider use of natural gas in the PRC. In large cities where the population exceeds 500,000, the natural gas distribution business is dominated by state owned companies, while in cities where the population is less than 500,000, natural gas distribution is carried out by many privately owned companies, most of which operate in just a few locations.

The Gas Delivery Process

The natural gas delivery process is categorized by three segments: production, transmission and distribution, as shown in the chart below:

Production involves underground exploration, drilling, extraction and purification of the natural gas. After extraction from a gas well, natural gas is transported to nearby refineries for removal of water and other impurities. The natural gas is then transported from the refineries via long distance pipelines under extremely high pressure facilitating the supply to a large number of locations near these pipelines at high speeds. The long distance pipelines are owned and operated by PRC state owned oil and gas exploration and production companies such as Sinopec and PetroChina.

Distribution companies (such as our company) distribute natural gas to end users and often own the gas pipeline infrastructure rights of an operational location (including the local pipelines, the processing stations, and the branch pipelines). A distribution company purchases natural gas from oil and gas exploration and production companies. The distribution company determines the method of delivering natural gas to its desired destination after taking into account factors such as the distance between the stations along the major pipeline and delivery points and the expected demand for gas from the relevant gas supply locations.

The transportation of CNG and LNG involves the delivery of natural gas by trucks from gas wells or stations located along the relevant long distance pipeline to a processing station. Such processing stations may contain CNG or LNG pressure regulating facilities which will depressurize the CNG or LNG to reduce the pressure of natural gas from high pressure to medium pressure, before transferring the natural gas to a local pipeline.

The processing station is usually located on the outskirts of an operational location for safety reasons and it provides certain ancillary facilities, including  the addition of bromine to the gas to enable the detection of leakages when the gas is transmitted through the pipelines, and storing the gas under high, medium or low pressure to be used as reserves for future unexpected fluctuation in demand.

High pressure gas storage tanks usually have thicker walls and therefore, are more expensive to construct than gas storage tanks for storage of gas under medium or low pressure.

After processing, the gas is transmitted under medium pressure to the local pipelines. Local pipelines are laid within an operational location and represent the backbone of the local gas delivery system. Different sections of the local pipelines operate at slightly different pressures, with computer controlled regulators controlling the flow of natural gas for delivery to end users via the branch pipelines and customers’ inlets.

When there is a demand for a connection of gas to a particular area within a gas supply location, the distribution company will invest in the construction of the branch pipelines to connect the local pipelines to the pressure regulating boxes located in the end-users’ buildings or premises. The pressure regulating box reduces the natural gas to a lower pressure before the natural gas is transmitted to the customers’ inlets. Customers’ inlets transmit the natural gas through the pressure regulating box to the end users.

Our Strategy

Our strategy involves: (i) expanding our presence in small and medium sized cities; (ii) acquiring existing gas distribution systems and/or franchises; and (iii) expanding our business upstream by developing and maintaining pipelines that connect China’s East-West Gas Pipeline with the cities where we have our gas stations or where other distributors own distribution networks.

(i) Expand Our Presence in Small and Medium Sized  Cities by Obtaining Additional Exclusive Franchises. We have focused on small (with urban population in the city proper of less than 300,000) and medium sized (with urban population in the city proper of less than 1,000,000) cities, generally near a larger metropolitan area where there is little competition to obtain a franchise, and where our franchise grants us exclusivity. In such places in the PRC, we are in a better position to obtain exclusive natural gas distribution system development and supply franchise agreements in negotiating with the cities.  These smaller cities urgently need to provide their citizens with energy and usually do not have the leverage of very large cities, which can attract multiple bidders for their franchises. Accordingly, we require and receive an exclusive franchise entitling us to be the sole natural gas utility in such city. Usually, our franchises are for a period of 25 to 30 years. Since our founding, we have successfully obtained 29 franchises in small and medium sized cities, of which 28 have already developed and 1 is still under development. In 2008, we were able to secure one development project.

(ii) Acquire Existing Franchises and Gas Distribution Networks to Facilitate Growth. Our expanded presence in small and medium sized cities was accomplished not only by securing franchises and developing gas distribution networks ourselves but also by acquiring existing franchises and networks from other operators. We believe acquisitions will provide us opportunities for growth as well as enable us to explore opportunities in bigger cities (with urban population in the city proper of more than 300,000). Normally we target companies that have valuable assets and market prospects with strategic locations.

(iii)Expand into Upstream Business. We currently develop gas distribution networks which deliver gas from our storage and distribution station in a particular city to residential or industrial customers in that city. We do not have pipelines that connect the national main pipeline that runs across China from the West to the East with the cities where our customers are located. We have to deliver the gas we purchase from the main pipeline operator to our gas storage facilities in different cities by trucks. We intend to expand into the upstream business by developing regional distribution networks to connect the West-East main pipeline with cities that are not located near the passageway of the national main pipeline. By developing and maintaining regional pipelines, we believe we can deliver natural gas to our customers more efficiently and with potentially higher margins. In addition, such regional distribution networks can be used by other gas distributors along the pipelines, which will add potential revenue sources for us. As the development of such regional networks require a significant capital outlay, we intend to start exploring such projects after we are able to raise a significant amount of funds in the future.

(iv) Raise Additional Capital . We are in a capital-intensive business due to the fact that a major part of our activities is to build local natural gas distribution networks which requires larger capital outlay.

Although the connection fees we charge our customers provide us with the needed capital for building local natural gas distribution networks to a large degree, they may not provide sufficient capital if we carry out the acquisitions and upstream expansion as we have planned. Our growth will, therefore, depend on our ability to raise additional funds. We anticipate using our financing strategy as a competitive tool. Our goal is to duplicate the type of financing and related financial instruments used by utilities in the United States, including the issuance of subsidiary level, non-recourse debt, preferred stock and holding company fixed income issuances. Such a financing plan would not only give us a favorable cost of capital, but enhance investor returns and keep investor dilution at a minimum.

Competitive Advantages

We believe we have the following competitive advantages:

(i)Better Relationships with Natural Gas Suppliers. We have been able to develop good relationships and therefore secure contracts with large state-owned natural gas producers such as PetroChina and China Petroleum Chemical. These contracts have ensured a stable supply of natural gas for us.

(ii) Experienced Management and Technical Personnel. We have a team of senior executives who are industry experts in managing larger Chinese petroleum and/or gas companies with scores of years of combined experience in running our company or managing businesses in our industry. Our founder and Chief Executive Officer, Mr. Yuchuan Liu, is a natural gas industry expert with over 20 years experience in senior management positions at PetroChina and China Gas Holdings Limited, a Hong Kong Stock Exchange-listed PRC company. Our Chief Operating Officer, Mr. Zhicheng Zhou, served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2006. Our Chief Engineer, Mr. Shukui Bian, is one of the draftsmen of the PRC national standard for urban gas supply, and was previously the chief executive officer of the First Oil Extraction Plant of North China Oilfield. Our company was one of the earliest to engage in the natural gas distribution business in small and medium sized cities, and thus having gained significant experience in this market segment.

(iii)Experienced Sales and Marketing Team. Our sales and marketing team has gained significant experience in working with local governments and identifying potential markets in small and medium sized cities. Due to their effort, we have won franchises for 29 locations.

(iv)US Capital Markets Access. By becoming a US public company, we have gained access to size and efficiency of the US capital market. We will be able to raise funds, as we have done, for our expansion and growth, albeit our ability to raise funds in the US is a limited one because we have not been listed on any major US national stock exchanges. Very few Chinese companies that are in the natural gas distribution business have become US public companies.

Products and Services

Currently, we generate revenues primarily from the connection fees we charge our customers for connecting to the pipelines in our natural gas distribution systems which we have constructed and, based on usage, for natural gas.

Connection Fees

We charge our real estate developer customers a flat connection fee for the installation of gas lines to each of their apartments or housing units. The level of connection fees varies among operational locations and is determined based on a detailed analysis of factors such as estimated capital expenditure, fees charged in surrounding cities, number of users, expected penetration rates, income levels and affordability to local residents and is approved by the relevant local state price bureau. The average of these connection fees for the Company in 2009 was approximately $362.4 per household. For industrial customers, the connection fee is determined based on the facility capacity (on a cubic meter per day basis 300 RMB per cubic meter). Should additional capacity be needed, these customers are required to pay additional connection fees for the additional capacity installed. Connection fees are usually paid in installments, with 30% within certain days set out in the contracts after the start of each project, 30% at milestones set out in the contracts, 30% upon completion and 10% guarantee which is paid after one year. Connection fees generally provide a 60-80% profit margin. The rates of connections fee are set by the local state price bureau based on the connection fees charged by other gas distributors in surrounding areas and can vary in different cities. In most cases, we accept the price set by the local state price bureau. But if we find the price does not offer a profit margin equal or greater than 20%, we will negotiate with local governments for an increase and local governments usually agree to increase our connection fees under such circumstances. The connection fees in most cities are very close to our average connection fee per household. Gas usage fees are also subject to the approval of the local state price bureau. Future price increases are also subject to the same approval process. In considering applications for an increase in gas usage charges, the local state price bureau may consider factors such as increases in the wholesale price of gas or operating expenses, inflation, additional capital expenditure, and whether the profit margin remains fair and reasonable.

When entering into master supply contracts for mass connections, we usually require the payment of deposit from customers while the balance is payable in accordance with the terms set out in the contracts. In the event customers default in the payment of connection fees, we will not start the supply of natural gas until the connection fees are paid.

Gas Usage Charges

We arrive at gas usage charges after taking into consideration the wholesale price of gas, operating costs, price of substitute products, internal business model margins and the purchasing power of local residents. Gas usage charges are based on actual usage on a per cubic meter basis. The gas usage charges per cubic meter vary between operational locations and the payment mechanism between different categories of customers varies.

Since our inception, the majority of our residential customers have purchased gas units in cash at our sales outlets with details of the prepaid gas units stored electronically on a debit card. The debit card is inserted into a debit card debit gas meter installed at the end user’s premises to activate the gas supply. Units of gas used are deducted from the debit card. When the level of prepaid gas units drops to a certain level (currently pre-set at three cubic meters), the gas meter will produce a sound signal to remind the customer to replenish the value stored in the debit card. Over 85% of our residential customers utilize the debit card payment method. This payment method provides significant advantages to us as all gas purchases are prepaid - not at the point of sale or in arrears.

For those residential customers without a debit card gas meter installed and for commercial and industrial customers, payments for natural gas usage are made in arrears. Gas meters that record actual gas consumption are installed at the end users’ premises and meter readings are taken physically by our staff every month. Monthly bills based on the prior month’s actual usage are then sent to customers. In the event customers default in payment of gas usage charges, gas supply will be suspended within one month of billing.

Our Business Activities

Our major business activities include development and construction of local gas distribution networks, transportation of natural gas from suppliers to our storage facilities in a given operational location, and operating and maintaining the gas distribution networks.

Development

(i) Identifying distribution opportunities in new operational location: Our business development team actively explores and identifies suitable areas of service by conducting market research on potential operational locations where the demand for piped natural gas is desired. Because of our experience and ongoing cooperation with governmental authorities, we also receive invitations from local governments to bid for new natural gas projects or to take over existing natural gas projects.

As the piped natural gas supply industry in the PRC is still in the early stages of development, most areas in the PRC are not yet supplied with piped natural gas even though they may be in close proximity to natural gas sources. Due to the capital intensive nature of new natural gas distribution projects, we are very selective in our choices for new operational locations.

The selection of new operational locations is determined after conducting preliminary evaluation and studies on the target locations, and return on investment. The criteria for any potential operational location that are investigated and documented by us are:

1.	Size and density of population.
2.	Economic statistics of the targeted locations.
3.	Extent and concentration of industrial and commercial activities.
4.	New property development in the target location.
5.	Projected levels of connection fees and gas usage charges.
6.	Extent of the local government’s commitment to environmental protection, environmental policies in place, and the local population’s awareness of environmental issues.
7.	Likelihood of exclusive operational rights and preferential treatment on tax and governmental fees.
8.
Types of gas supply (piped natural gas, CNG or LNG) and methods of delivery. CNG trucks are deployed if the gas source, or long distance pipeline, is located within 300 km. Generally, LNG trucks are used if the gas source, or long distance pipeline, is located beyond 300 km.

9.
For an acquisition of existing natural gas projects, the cost of acquisition, quality of assets and/or business are also valued. In addition, the liabilities of the business are analyzed along with any other perceived or actual problems encountered.

Based on the findings of the investigation, our business development team will decide whether to make a recommendation to management for approval to proceed with discussions and negotiations on a new project. We have conducted dozens of preliminary evaluations since our inception in 2003.

(ii) Securing a new operational location. Once we have approved a potential natural gas distribution project in an operational location, we normally set up a local independent subsidiary, also known as a project company, to administer the project for its lifetime. We then prepare and submit a detailed gas project proposal to the local government and commence negotiations on major issues such as the granting of exclusive rights or rights of first refusal to supply gas to that location, proposed connection fees and gas usage charges and whether any tax and other concessions or favorable policies will be granted by the local government. Once established, the project company will conduct a series of marketing and promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in the operational location. Concurrently, we begin actively seeking out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts as soon as possible with such customers.

(iii) Construction.

(a) Design stage. The design of the gas pipeline infrastructure for a natural gas distribution project includes the processing stations, the local pipelines and other ancillary facilities such as gas storage tanks. It is carried out by a government approved design institute in accordance with our requirements and specifications. It also takes into account the local population size, the development of the economy, the utilization of energy resources and the environmental conditions. The master design is subject to approval by the local city construction department. The design stage normally takes two to three months.

(b) Construction Stage. Once the design is approved, we invite independent qualified contractors to tender bids for the construction work. The selection criteria for the contractors include their qualifications, experience, expertise, reputation, familiarity with the local environment, prior experience with us and price. We generally enter into turnkey contracts with independent contractors for construction, installation and maintenance of the natural gas pipelines. We pay a down payment with the remainder to be paid upon completion of the project. At the time of entering into turnkey contracts, we source raw materials such as piping, gas regulating equipment and machinery. We have strict quality control procedures for the sourcing of supplies for all construction purposes.

Our internal engineers and independent external inspectors monitor the entire construction process to ensure that each stage of construction meets our quality and safety standards and the relevant regulatory requirements.

For a given operational location, although the gas pipeline infrastructure is designed to cover the entire operational location, our construction program focuses on early gas delivery to areas of concentrated customer demand within such operational location. This ensures that natural gas supply can begin as soon as the essential gas pipeline infrastructure and facilities such as the processing stations are completed. Construction work in a target area will gradually extend to cover the whole operational location, which typically takes two to five years.

Operation

Once the necessary gas pipeline infrastructure is in place in a given operational location, we begin the design and construction of the branch pipelines and customers’ inlets pursuant to gas supply contracts with customers. The designs of branch pipelines and customers’ inlets are normally prepared by us, reviewed by a government approved design institute, and carried out by external contractors. Upon completion of the construction of the branch pipelines and customer inlets in the operational location, we begin to supply and sale natural gas and related services to customers within the operational location pursuant to supply contracts with such customers. The natural gas to be supplied to the residential or industrial customers is carried by trucks with canisters that contain CNG or LNG, to our storage facilities in various operational locations for storage, decompression and gasification. From those storage facilities, the gas is transported through our pipeline system to our end users.

Intellectual Property

We do not hold any registered trademarks or patents. We have developed a proprietary natural gas compression process that allows us to effectively and economically compress natural gas and distribute it.

We own and operate a website under the internet domain name www.sino-gas.com.

Research and Development

We have eight full-time employees engaged in the company-sponsored research and development efforts. These employees specialize in the fields of energy, mechanical and electronic engineering. Areas that are targets of our ongoing research and development activities include:

	Methodology and practices to increase operating efficiency and safety standards.
	Expansion of the applications for natural gas, such as gas-fuelled air conditioners, washing machines and dryers, and the use of CNG in motor vehicles.
	Improvements in gas storage and transportation systems, especially the reduction of the size of the storage facilities.

Sales and Marketing

Our main sales office, which is located in Beijing, has three staff led by the Vice President of Marketing and is responsible for managing our overall sales policies and devising our marketing strategy. They are responsible for developing and maintaining accounts with major industrial customers and large real estate developers. They regularly visit potential customers and conduct meetings with them to determine if demand exists and to introduce the advantages of using natural gas.

We have approximately 25 sales and marketing staff at our operational locations who target residential customers by working with local neighborhood committees and government agencies. In addition, they coordinate with our national office in targeting industrial customers and local developers. We establish a project company at each operational location and the local sales and marketing team for each project company works together with the main office team to structure an appropriate plan accommodating the specific needs and circumstances of the operational location. Our marketing team plays an active role in lobbying the relevant government authorities during the negotiation stage.

The sales and marketing team is responsible for our company image and brand building, as well as promoting the advantages and concept of using natural gas as a necessary part of modern day life. Once established, a project company will implement a series of promotional campaigns (which may include joint promotional campaigns with the local government) to increase public awareness of piped natural gas in an operational location. At the same time, the project company begins to actively seek out potential customers in the operational location and negotiate the terms of supply contracts with the aim of entering into supply contracts with such customers as soon as possible.

Our Customers

We have two principal types of customers: (i) residential customers and (ii) industrial customers.

Residential Customers

Natural gas is primarily used by residential owners for cooking as well as water and space heating. We market directly to property developers, government departments and organizations, private companies and state-owned enterprises, as these entities enter into master supply contracts with us for the connection of gas to all the units within a residential development (new or existing, owned by such entities or their respective employees). These entities are responsible for making, or they coordinate with the end users to facilitate our efforts in collecting the advance payment of connection fees, while gas usage charges are paid by the individual end users. For new residential developments, connection fees are usually paid in installments, with 30% paid within certain days set out in the contracts after the start of each project , 30% paid at milestones set out in the contracts, 30% paid upon completion, and the final 10% guarantee generally used for retention for quality warranty to the developer, which is normally received after one year.

We also perform gas connection services to existing buildings formerly without piped natural gas supplies. Representatives of the buildings will consult individual households as to whether they wish to have piped natural gas supply and coordinate the collection of connection fees from the end users on our behalf. Both connection fees and gas usage charges are payable in advance by the individual end users. We build pipelines to connect these customers to our gas storage facilities and supply gas at market price after receiving payment. The inlets that are located inside the home and gas appliances are owned by the end users, with one-year quality guarantee by us. We maintain the pipelines outside the end user’s homes. The contracts are generally renewable on a yearly basis.

At present, we have approximately 167,750 end users in Beijing Hebei, Jiangsu, Jilin and Anhui. Our top five residential customers in 2008 and 2009, who are developers or owners of residential areas, are shown below:

	Percentage of Connections Fees for the year ended December 31,
Customers	2009	2008
Tongshan Hengxin Co. Ltd.	7.46%	%
Beijing Huicheng Real Estate Development Co. Ltd.	5.52%	%
Baishan Huixin Real Estate Co.	5.28%	%
Oriental Sun-Town Real Estate Co.	4.62%	5.3%
Baishan Xingda Real Estate Co.Ltd.	3.5 0%	%
Total	26.38%	5.3%

Industrial and Commercial Customers

Our industrial customers use natural gas primarily for heating, air conditioning, water heating and cooking purposes. These customers we target include manufacturers, owners of hotels, restaurants, office buildings, shopping centers, hospitals, educational establishments, sports and leisure facilities and exhibition halls. Natural gas has a wide variety of applications for industrial customers such as fuelling industrial boilers, furnaces, ovens, incinerators, foundries and steamers as well as water and space heating in staff canteens and dormitories within the industrial customers’ premises. We enter into supply contracts with these customers for the distribution of gas to their premises, and both connection fees and gas usage charges are borne by such customers.

The table below presents information about our top five industrial customers for 2008 and 2009:

	Percentage of Sales Fiscal year ended December 31,
Customers	2009	2008
Hebei Zhong Gang Steel	20.46%	25.23%
Hongyuan Caituban Factory	6.17%	-%
Huabei Machine Factory	2.99%	3.97%
Jingzhou Zhongyou Co.	1.13%	-%
Elite (Lang Fang) Textile	1.04%	0.88%
Total	31.79%	30.08%

Materials and Supplies

Natural Gas

The principal supplies purchased for our business are natural gas. Purchase of natural gas represented 81.8% and 79.3% of our total cost for the fiscal years ended December 31, 2009 and 2008, respectively. Generally, approximately 99% of the natural gas we purchase is CNG and approximately 1% is LNG.

Our principal CNG supplier has been the Fourth Oil Extraction Plant of the North China Oilfield (the “North China Oilfield”), a subsidiary of PetroChina. Our LNG supplier has been Henan Zhong Yuan Lu Neng Advanced Technology Ltd. Co. (“Henan Zhong Yuan”), a subsidiary of SinoPec. Historically, we have purchased majority of our CNG from North China Oilfield and majority of our total purchases of LNG from Henan Zhong Yuan.

We have supply contracts (with terms from 1 to 3 years renewable but no fixed price, which price is set indirectly by the PRC National Development and Reform Commission (“NDRC”) irregularly and can be passed along to the end customers) with these suppliers and have not experienced any shortage of natural gas supply in the past. To prepare for growth, we have also entered into agreements with new suppliers to meet our growing demands.  These contractual relationships with our suppliers allow us to pursue natural gas distribution projects in a wide range of operational locations.

The wholesale price of natural gas is agreed upon between the suppliers and us with reference to the wellhead price which is determined by NDRC with approval from the PRC State Council, distance of transportation, purification fees and the supplier’s operating costs. The wellhead price of natural gas is with a 10% allowance for upward or downward adjustments as a result of negotiations between suppliers and distribution companies, such as Beijing Gas. Generally, we are only required to pay for the actual quantity purchased and there is no penalty should we purchase less than the stated amount.

Piping, Machinery and Equipment

Piping, machinery and equipment constitute 60-70% of our construction expenditure. We purchase such supplies through a bidding process which is administered by the procurement committee. Potential suppliers are evaluated on their proposed terms including technical specifications, price, payment terms and post-sale services and the procurement committee keeps a scoring system based on these parameters. After validation of the various suppliers’ service and capabilities for stable supply, we acquire the needed materials and parts from the supplier offering the best terms.

We purchase pipes of various size and thickness domestically for installation in different segments of our natural gas pipeline infrastructure according to specifications that comply with PRC standards and regulations. Payments for equipment, pipes and machinery are purchased with credit terms ranging from 30 to 90 days. We generally do not purchase gas appliances except gas meters which we purchase in bulk directly from manufacturers in China and maintain a limited inventory of them. We also provide repair and maintenance service to the gas appliances supplied. We generally provide a one-year warranty of our gas distribution system to our customers, during which time we provide free check-ups of the pipeline and repair for any appliances we provided.

In 2009, we purchased approximately $4,012,922 of pipes, machinery and equipment.

Competition

Since our inception, we have focused on supplying natural gas to small and medium sized cities in the PRC where the average urban residents in the city proper is 300,000 and below, where the natural gas penetration rate is typically 0%, and where we are able to obtain exclusivity for natural gas distribution from the local government. In entering into these small and medium sized cities, we are generally authorized to be the sole supplier of natural gas by the local governments pursuant to franchise agreements for a typical term of 25 to 30 years. This differs from the bigger natural gas distribution companies which have focused on a few areas with large populations. The larger cities are very competitive markets that tend to offer less flexibility for advantageous pricing arrangements. Due to our smaller city focus where the operating cost is low and competition is much less intense, we believe we generate profit margins and returns at or above industry-average levels.

As we compete principally with small- to medium- sized private companies in the natural gas distribution industry, the information about our competition and competitive position is limited. Based on the information available to us, we estimate that there are approximately 200 small- to medium- sized private gas distribution companies in the PRC. Most of these companies target local towns, rather than take the approach that we do, of targeting cities in different provinces. Also, most of these companies operate an average of three or four natural gas distributions systems, as compared to more than 35 natural gas distribution systems that we operate.

Based on the division of the administrative districts in the PRC as of December 31, 2005, it has been estimated that there are approximately 2,862 smaller cities in the PRC with urban dwellers in the city proper between 100,000 to 300,000. Among them, approximately 800 smaller cities have the potential to be supplied with natural gas and over 100 smaller cities have already been supplied with natural gas. Among the over 100 smaller cities where natural gas is already available, Beijing Gas is the distributor to 27 of them, and, therefore, we believe we have the largest market share among our peer businesses that target the natural gas market among smaller cities.

The following are our natural gas competitors in China:

	Ticker	09 Revenue (in $millions)	09 Net Income (in $millions)
Towngas China Co., Ltd (Panva Gas)(1)	1083.HK	336	34
Xinao Gas Holdings Ltd(2)	2688.HK	1,062	81

China Gas Holdings Limited(3)	0384.HK	813	13

(1) Towngas China Company Ltd., formerly Panva Gas Holding Limited, is supplier of gas, including liquefied petroleum gas (LPG) and natural gas in eight Chinese provinces, where over 40 companies of the Group are providing gas fuel services.

(2) Xinao Gas Holdings Limited is principally engaged in the investment in, and the operation and management of, gas pipeline infrastructure and the sale and distribution of piped and bottled gas in China with operations in four divisions: gas connection, sales of piped gas, distributions of bottled LPG and sales of gas appliances.

(3) China Gas Holdings Limited (China Gas) is an investment holding company. The Company is an operator of natural gas services principally engaged in the investment, operation and management of city gas pipeline infrastructure, long-distance, high-pressure pipelines, distribution of natural gas to residential, commercial, industrial and vehicle users, construction and operation of oil stations, and gas stations, as well as liquefied natural Gas (LNG) liquefaction plants, and development and application of oil and natural gas related technologies. The Company has four operating divisions: property investment, financial and securities investment, gas connection and sales of piped gas.

Safety and Quality Control

Safety Control

We are focused on safety, have implemented a safety system and have set up a safety department to oversee safety issues for all of our operations. We carry out routine inspection of the branch pipelines, customers’ inlets, gas meters and gas appliances at the customers’ premises twice annually. These semi-annual inspections are free unless major repairs are required in which case we charge the customers for labor, replacement parts and other materials used for the repairs.

We believe in educating users about safety procedures. Before gas is actually supplied, we provide a thorough explanation of safety procedures to end users, hold regular seminars, and distribute brochures and booklets on safety. We have a 24-hour telephone help line for enquiries and reporting of emergency matters.

In order for us to monitor the operations of the pipelines for abnormal gas usage, gas leakages, or any other irregularities, we collect information about the temperature, pressure and volume of gas from key points along the local pipelines. The information is collected in the control center located in the head office of each operational location for analysis. We use process control instruments known as Supervisory Control and Data Acquisition systems, in which a number of small detectors are installed along the pipelines to collect information and process the data electronically in real time at the control center. Each project company conducts a major inspection of its pipelines, processing station(s) and other equipment at least once annually. If gas leakages or any other irregularities are detected, we will take remedial action immediately.

Due to the strict implementation of safety control procedures, there have been no major accidents which have resulted in serious injury or death since our inception.

Quality Control

Quality control begins in the design and construction phase of the natural gas supply infrastructure. Our quality control team regularly makes inspection visits and conducts tests to ensure that the construction work meets our required standards as well as national and local regulations.

We also have strict quality control procedures for the sourcing of raw materials. We only purchase from our approved list of qualified suppliers and such suppliers have fulfilled the relevant requirements in accordance with national standards.

In order to monitor the quality of gas purchased by us, we obtain gas composition reports regularly from our gas suppliers with data on important measures such as the heat content and composition of impurities in our gas supply. We also conduct regular tests on the gas purchased in order to verify its quality.

Insurance

We currently do not carry any product liability or other similar insurance, and we have only basic property insurance covering our plants, manufacturing equipment and office buildings.

We maintain social insurance for our staff and employees in accordance with relevant requirements under PRC law.

Government Regulations

Pricing Regulations

We purchase natural gas from natural gas wholesalers, which are state-owned enterprises and which must comply with PRC natural gas pricing regulations. The wholesale price of natural gas payable by distribution companies, such as Beijing Gas, to the suppliers of natural gas is comprised of three components, the wellhead price, the pipeline transportation tariff and the purification fee. The wellhead price is fixed by NDRC, and is currently set at $0.12 per cubic meter with a 10% allowance for upward or downward adjustments for negotiation between suppliers and distribution companies. The pipeline transmission tariffs are determined by reference to the investment costs of the relevant long distance pipeline, depreciation, wear and tear and the distance of delivery. The purification fee is based on the actual purification costs of the suppliers. Both the pipeline transmission tariffs and the purification fee must also be approved by the NDRC.

Pricing of Natural Gas - US$ per cubic meter

	2003	2004	2005	2006	2007	2008	2009
Wellhead	$0.09	$0.09	$0.08	$0.11	$0.11	$0.12	$0.12
Pipeline	$0.09	$0.09	$0.09	$0.09	$0.09	$0.09	$0.09
Purification	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01	$0.01
Total	$0.19	$0.19	$0.18	$0.21	$0.21	$0.22	$0.22

The price we charge our residential customers for natural gas is based on the wholesale price plus cost and a profit margin of 10-15% and must be approved by the local price bureau.

Operational and Construction Permits

In the PRC, companies in the gas distribution business must also obtain an operational permit from the local municipal government to begin operation. In addition, a construction permit must be obtained if such gas distribution company also engages in construction. In both cases, the local municipal government will review the qualifications and experience of the management and technical staff of the distribution company and consider whether the distribution company is capable of fulfilling the operational and construction standards.

As of December 31, 2010, Beijing Gas and most of our project companies and branch offices have the necessary operational permits. We believe failure to obtain such permits in time for those projects will not have a materially adverse effect on our operations.

Safety Regulations

As a natural gas distributor, Beijing Gas is regulated by the Administrative Rules on the City Gas Safety jointly promulgated by the PRC Ministry of Construction, standards set by Standard Bureau and Fire Safety Bureau of PRC Ministry of Public Security effective in May 1991.  According to such rules, the manufacture, storage, transportation, operation, usage of city gas, design and construction of gas-related projects, and the manufacture of gas-related facilities shall be subject to relevant safety requirements and qualifications. Fuel service station standards are subject to regulation by the PRC’s Ministry of Construction, General Administration of Quality Supervision, and Bureau of Inspection and Quarantine. Required certificates are issued upon satisfactory inspection of service stations. In addition, there are various standards that must be met for filling stations, including handling and storage of gas, tanker handling, and compressor operation. These standards are regulated by local construction and gas operations regulating authorities. Inspections are carried out and certificates for the handling of dangerous agents are issued by relevant local authorities. As of December 31, 2010, most of our project companies have received such certificates. There are three project companies that are still in the process of obtaining such certificates. We believe failure to obtain such certificates in time for those projects will not have a materially adverse effect on our operations.

Environmental Assessment

Under China’s Environmental Regulations, each of our project location should obtain an environmental assessment report which asses the environmental impact of the operations of the project. The report must be approved by the relevant authorities. As of December 31, 2010, most of our project companies have obtained such reports. We are still in process of obtaining such reports for two project companies. We believe failure to obtain such reports in time for those projects will not have a materially adverse effect on our operations..

Income Taxes

Pursuant to the tax laws of PRC, general enterprises are subject to income tax at an effective rate of 33%. Beijing Gas is in the natural gas industry, whose development is encouraged by the government. However, PRC income tax regulations provide that any company operating in the natural gas industry enjoys a favorable tax rate. In addition, Beijing Gas has been approved as a high technology company and as such has been enjoying preferential income tax treatment under the PRC’s income tax policies. Under these policies, Beijing Gas was exempt from corporate income taxes for the first two years commencing from its first profitable year, and thereafter will be entitled to a 50% tax reduction for the succeeding three years. Our first profitable tax year was 2003. Accordingly, our income is subject to a reduced tax rate of 7.5% from 2005 to 2007. Effective January 1, 2008, the PRC government implemented a new 25% tax rate for all enterprises regardless of whether the enterprise is domestic or foreign.  However, the PRC government has established a set of transition rules to allow enterprises that had already began to enjoy tax exemptions prior to January 1, 2008 to continue enjoying the tax exemptions until fully utilized. The subsidiaries of Beijing Gas are subject to the effective rate of 15% - 25%. A majority of income is earned by Beijing Gas.

Foreign Currency Control

Under certain regulations in the form of public notices issued by the PRC State Administration of Foreign Exchange, or SAFE, our shareholders who are PRC resident entities or individuals are subject to certain registration requirements due to the status of GAS (BVI) and Sino Gas under Chinese law as offshore special purpose companies, or SPCs. These regulations would prohibit Beijing Gas from distributing dividends or profits to GAS (BVI) and/or Sino Gas as SPCs unless we comply with the registration requirements set forth by SAFE. As of the date hereof, Mr. Liu Yu Chuan, our President, Chief Executive Officer and Chairman of the Board, has completed the registration with the SAFE and has been issued a SAFE certificate in August 2006. We are in the process of determining whether there are additional shareholders who are subject to the SAFE regulations and whose compliance status will have a material effect on our ability to remit any of our profits out of the PRC as dividends or otherwise.

Employees

As of December 31, 2010, we had approximately 531 full-time employees, including approximately 63 management personnel, 55 technicians, 42 engineers and 17 research and development personnel. One employee holds a doctorate degree, 6 employees hold a master’s degree, and 172 employees hold a bachelor’s degree.

As required by applicable Chinese law, we have entered into employment contracts with all of our employees. We have also entered into a confidentiality agreement with all of our employees under which such employees are prohibited from disclosing confidential information of the Company or using it for other purposes than the benefit of the Company. Directors, officers, mid-level managers and some key employees in sales and R&D are required to sign a non-compete agreement which prohibits them from competing with the Company while they are employees of the Company and not working for a competitor within one year of termination and working in the industry for two years after their employment with the Company is terminated.

Our employees in China participate in a state pension arrangement organized by Chinese municipal and provincial governments. We are required to contribute to the arrangement at the rate of 20% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with other types of social insurances. Our total contribution may amount to 30% of the average monthly salary. We have purchased social insurances for all of our employees. The social insurance we paid in 2009 and 2008 is shown below:

	At and for the year ended December 31,
	2009	2008
	(in USD)	(in USD)
Amount of social insurance	350,860	212,327

Description of Property

We have offices at all operational locations. The facilities are added with each new project or operational location as part of the execution of the project.

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. A “land use right” allows the holder the right to use the land for a specified long-term period of time and confers to the holder all the incidents of ownership of the land during that period. In the case of land used for industrial purposes, the land use rights are generally granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We hold land use rights for two parcels of land registered under their names, and lease land use rights from third parties for additional parcels of land that are used for its gas distribution projects. In addition, we lease office buildings and warehouse facilities for our business operations.

Set forth below is the detailed information regarding these land use rights registered under the names of Beijing Gas or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of Issuance or Grant	Expiration Date

Beijing Gas	South side of	Other	1,520	November 25,	November 25,
	Huang He	commercial		2003	2043
	Road, Cai	use
	Yuan Town,
	Wu Qiao
	County

	Wu Guo Yong
	(2003) Zi
	Di Chu No.
	208

Yu Tian Country Zhong Ran	Between East	Industrial	2,674.5	June 8,	May 21,
Wei Ye Gas Ltd.	side of Yu	use		2004	2054
	Zun West
	Road and
	South side of
	Guan Qu,
	Yu Tian
	County

	Yu Tian Guo
	Yong
	(2004) Zi Di
	No. 097

Xiahuayuan	East	Commercial	3,320	2008	2048
Jinli Gas Ltd.	side of Xinchen	use
	Road in Xiahuayuan
	District of
	Zhangjiakou City

In addition to the land use rights described above, we have the right to use an aggregate of approximately 36,283  square meters for our operations either through grants or transfers of land use rights or lease arrangements. The rights range in duration from six to 20 years. The documentation of some of these land use rights have not yet been completed. We expect to complete the documentation for these land use rights in the near future.

As of December 31, 2010, we own 1040 km of high-pressure underground pipeline. We also own and operate natural gas distribution systems in 35 small and medium size cities with accompanying buildings, gas compression facilities and other equipment, including 29 cars, 17 trucks, 47 containers (3000 m 3 ), 5 containers (4500 m 3 ), and 76 containers (300 m 3 ). We also lease two trucks and containers.

We believe that all our properties and equipment have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

Legal Proceedings

To our knowledge, there is no material litigation pending or threatened against us.

Management

Directors and Executive Officers

Directors and Executive Officers	Position/Title	Age
Yuchuan LIU	President & Chief Executive Officer, Director and Chairman of the Board	44
Zhicheng ZHOU	Chief Operating Officer/Director	44
Zhimin ZHONG	Marketing Director	53
Shukui BIAN	Vice President & Chief Engineer	44
Yugang ZHANG	Chief Financial Officer	37
Guowei CHEN	Director	52
Quandong SUN	Director	42
Zhongsheng LIU	Director	49

There are no family relationships among our directors or executive officers.

All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our board of directors.

Set forth below is the biographical information about our directors and executive officers:

Mr. Yuchuan Liu Mr. Liu was appointed our Chairman, Chief Executive Officer and President on September 7, 2006. Mr. Liu graduated from North Industrial University, Beijing, PRC with a B.S. degree in electrical engineering. Mr. Liu has been a licensed Senior Engineer in the PRC since 1997. Mr. Liu was the Chairman of the board of directors and General Manager of Beijing Zhong Ran Wei Ye Gas Co., Ltd. between 2003-2006 and he was the Chairman of the Board of Beijing Xiang Ke Jia Hua Petroleum and Natural Gas Co., Ltd. between 2000 and 2003. Prior to that, Mr. Liu served as CEO of Lang Fang Zhong Gong Petroleum and Natural Gas Technology Co., Ltd. from 1997 to 1999. Prior to that, Mr. Liu served as the Chief of Research and Development Department of Petro China from 1983 to 1997. We believe that Mr. Yuchuan Liu, the founder of the Company, has the most extensive knowledge and experience in natural gas industry within the Company, which qualify him for the Chairman position.

Mr. Zhicheng Zhou Mr. Zhou was appointed our Chief Operating Officer on October 19, 2006. Previously, Mr. Zhou served as the director and General Manager of Beijing Chenguang Gas Co., Ltd. from late 2002 to 2007. Prior to that, Mr. Zhou served as the Associate General Manager and later General Manager of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2001 and 2002. Mr. Zhicheng Zhou, the COO of the Company, has extensive knowledge and experience in natural gas industry. He has great operational and managerial skills. We believe these qualify him for the director position.

Mr. Zhimin Zhong Mr. Zhong was appointed our Marketing Director on September 7, 2006. Mr. Zhong graduated from Nanjing University with a B.S. in Philosophy. Mr. Zhong was the Marketing Director for Beijing Zhong Ran Wei Ye Gas Co., Ltd., between 2004-2006. Mr. Zhong was Vice President of Shen Zhen Guo Qi Real Estate Co. Ltd from 1995 to 2004. Prior to that, Mr. Zhong served as a government official in several cities in Jiang Xi Province between 1978 and 1995.

Mr. Shukui Bian Mr. Bian was appointed our Vice President and Chief Engineer on September 7, 2006. Mr. Bian graduated from Daqing Petroleum Institute with a B.S. and Petroleum University with a M.S. He served as Vice President of Beijing Zhong Ran Xiang Ke Petroleum and Oil Technology Co., Ltd. between 2000 and 2007. Prior to that, Mr. Bian had been with North China Oilfield The First Refinery Factory for fourteen years. Mr. Bian was one of the industry experts that drafted The National Standard of Natural Gas Usage in Cities in China.

Mr. Yugang Zhang Mr. Yugang Zhang was appointed Chief Financial Officer On August 25, 2008. Mr. Zhang was the Area Financial Controller for Asian Operation of Smufit-Stone Container Enterprises Inc., a U.S. company, from June 2003 to July 2008. Prior to that, from March 2001 to May 2003, he worked as the Plant Controller of the same company in Mansfield, MA. From September 2000 to March 2001, he was the Assistant Controller and Accounting Manager for FAE Worldwide, Inc. in Boston, MA. From February 1999 to September 2000, he was the Staff Accountant for Braver CPAs & Co., P.C. of Chestnut Hill, MA. Mr. Zhang obtained an MBA from the Clark University of Massachusetts with a full-tuition scholarship in 1997 and graduated from the Mechanical Engineering School of Harbin Institute of Technology in Harbin with a Bachelor’s degree in 1993.

Mr. Guowei Chen Mr. Chen was appointed our director on September 7, 2006 and a member of the auditor committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Chen graduated from East China College of Metallurgy with a major in Accounting. From March 2006 to present, Mr. Chen has been the general manager and chairman of the board of Shen Zhen Jia Xin Real Estate Development Co., Ltd. Prior to that, he was the general manager of Hang Zhou Steal Group from 2001 to February 2006. Mr. Chen is very experienced in general and financial management. Mr. Guowei Chen, a seasoned professional in general and financial management, was chairman of the board of a real estate company in China. We believe that his experience qualifies him for the director position.

Mr. Quandong Sun Mr. Sun was appointed our director on September 7, 2006 and a member of the audit committee of our board and a member of the compensation committee of our board on October 19, 2006. Mr. Sun graduated from Shanghai Maritime University with a B.S. Mr. Sun has been Chairman of Jidong Shipping Co., Ltd from 1995. Prior to that, Mr. Sun served as Manager in the Shipping Department of Shekou Shipping Co., Ltd between 1987 to 1994. Mr. Quandong Sun, a seasoned professional in general management, was chairman of another company in China. We believe his experience qualifies him for the director position.

Mr. Zhongsheng Liu Mr. Liu was appointed our director on May 19, 2009 and will serve for two years. From December 2008 until present, he served as executive vice president of China Merchants Investment (Fund) Management Co. From January 2006 to December 2008, he served as general manager of Zhengzhou Office of China Great Wall Asset Management Corporation. From July 2004 to January 2006, he served as general manager of market development department of China Great Wall Asset Management Corporation. From January 2001 to July 2004, he served as general manager of asset management department of China Great Wall Asset Management Corporation. Mr. Liu obtained a bachelor’s degree in Mine Construction and a second bachelor’s degree in Engineering Management, both from Shenyang Northeast University in 1983 and 1990 respectively. He also obtained a doctorate degree of Management from Financial Science Research Institute of Ministry of Finance in 2005. Mr. Zhongsheng Liu, a doctor of management, is executive vice president of one of China’s top investment management companies. We believe that his various working experience and educational background  qualify him for the director position.

Mr. Liu Yuchuan,  with extensive experience in business development, and  knowledge of the China’s natural gas industry, was elected as both our chairman of board and CEO to efficiently manage the Company. We currently do not have a lead independent director.

During the last ten years, none of our directors and executive officers (including those of our subsidiaries) has:

Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

In 2009, the Board of Directors held 6 meetings, and all the directors were present at each meeting.

Board Composition and Committees

Our board of directors currently consists of five members: Yuchuan Liu, Zhongsheng Liu, Guowei Chen, Quandong Sun, and Zhicheng Zhou. Zhongsheng Liu and Guowei Chen are “independent” as that term is defined by SEC rules.

Compensation Committee

Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are  Zhongsheng Liu, Guowei Chen and Quandong Sun. Zhongsheng Liu and Guowei Chen are “independent” as that term is defined by SEC rules.

Audit Committee Financial Expert

Because we only recently  appointed the current members of our board of directors, our board of directors has not yet appointed a member who qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Audit Committee

Our board of directors appointed an audit committee on October 19, 2006. Our current audit committee members are Quandong Sun, GuoweiChen  , and Zhongsheng Liu. Zhongsheng Liu and Guowei Chen are “independent” as that term is defined by SEC rules. At the present time, we believe that the members of our audit committee are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our company, however, recognizes the importance of good corporate governance and intends to identify and appoint an audit committee comprised entirely of independent directors, including at least one financial expert, in the near future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than ten percent (10%) to report their beneficial ownership of equity interests in the Company to the SEC. Their initial reports are required to be filed using the SEC's Form 3, and they are required to report subsequent purchases, sales, and other changes using the SEC's Form 4, which must be filed within two business days of most transactions. Officers, directors, and persons owning more than 10% of our capital shares are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a).

Code of Ethics

We have adopted Code of Conduct and Ethics (“Code”)  in 2008. For a copy of the Code, please write to: Mr. Yugang Zhang, CFO, Sino Gas International Holdings, Inc., No.18 Zhong Guan Cun Dong St., Haidian District, Beijing, P. R. China 100083.

Promoters and control persons of the Company prior to the reverse merger

Promoters and/or control persons of the Company prior to the Reverse Merger (as defined below) were John Kuhns, Carl Worboys and John Passalaqua.

Mr. Kuhns was acting as financial advisor and our placement agent for the share exchange with GAS (BVI) and the private placement consummated on September 7, 2006. He became a director because of the Reverse Merger. Mr. Kuhns, or any of his affiliates, did not have shares of the Company prior to the Reverse Merger. Mr. Kuhns resigned as a director on March 8, 2008.

Mr. Kuhns is the principal of Kuhns’ Brother, Inc. the financial advisor/placement agent of the Reverse Merger between Dolce Ventures, Inc. and Gas (BVI). Upon the successful completion of the Reverse Merger and successful raising of $10 million in the private placement, Kuhns’ Brother was paid 635,822 shares of the Company’s preferred B stock, which was converted into 635,822 shares of common stock. Based on our preferred B stock price of $2.74/share, the placement agent fee paid to Kuhns’ Brother/John Kuhns is approximately $1.7 million. In addition, Kuhns’ Brother/John Kuhns was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

As a promoter/control persons prior to the Reverse Merger, Mr. Carl Worboys and Mr. John Passalaqua were issued 8,000,000 shares of common stock respectively at a deemed price of $0.001 per share in consideration for their services in organizing and managing the Company’s initial corporate effort in 2005 and for acting as officers of the Company.

Executive Compensation

Mr. Yuchuan Liu was appointed chairman of the board, president and chief executive officer on September 7, 2006. The compensation amounts paid to Mr. Liu reflect compensation paid to him by the operating subsidiaries of Sino Gas and its subsidiaries during the reported periods.

Summary Compensation Table

Name and Principal Underlying Positions	Year	Salary	Bonus		Option Awards	Stock Awards	All Other Compensation	Total
Yuchuan Liu-	2009	$110,000	$	*65,000				$175,000
President & CEO	2008	$110,000		$65,000				$175,000

Yugang Zhang-CFO	2009	$131,500	$	*43,500				$175,000
(effective August 2008)	2008	$47,500		$15,500				$63,000

Zhicheng Zhou-Chief	2009	$90,000	$	*85,000				$175,000
Operating Officer	2008	$116,000		$59,000				$175,000

* The bonuses have not been paid and are estimates only.

The salary of each officer is part of his agreement with the Company.  The amounts of the bonuses of the executives are not performance based.  Each executive is guaranteed compensation paid in Local Currency Renminbi of approximately $175,000 per year.  At the end of the calendar year, if the actual paid compensation of an executive for the calendar year is less than $175,000, the difference shall be paid as a “bonus” during the following year.  Due to exchange rate fluctuations the bonus figures listed in the Summary Compensation Table represent estimates only.

Our Compensation Committee comprises three members and is responsible for the administration of all salary, bonus and incentive compensation plans for our officers and key employees. The members of our Compensation Committee are Zhongsheng Liu, Guowei Chen and Quandong Sun .

Outstanding Equity Awards

None.

Equity Compensation Plan

The board of directors of the Company adopted a stock option plan on November 19, 2007 and reserved 1,460,000 shares of our common stock as options to be issued under the plan. No options have been issued under the plan for 2009. The Company has revoked the stock option plan in December 2008.

Retirement, Post-Termination and Change in Control Description

The Company currently does not have retirement, post-termination and change in control arrangements for its officers.

Compensation of Directors

Directors and employees are not currently additionally compensated for their services as a director.  Our director compensation consists of cash only. Each director is paid an annual retainer of $10,000. All our directors hold office until the next annual meeting of our shareholders, and until their successors have been qualified after being elected or appointed.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yuchuan Liu	0						0
Zhicheng Zhou	0						0
Guowei Chen	10,000						10,000
Quandong Sun	10,000						10,000
Zhongsheng Liu	10,000						10,000
Limitation of Liability of Directors and Indemnification of Directors and Officers

Our Articles of Incorporation provides that we will indemnify any officer or director, or former officer or director, to the fullest extent permitted by law. We will also bear the expenses of such litigation for any of our directors or officers upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification.

Section 16-10a-902. of the Utah Revised Business Corporation Act (“Act”) provides:

Authority to indemnify directors.

(1)	Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

(a)	his conduct was in good faith; and

(b)	he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

(c)	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(2)
A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

(3)
The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4)	A corporation may not indemnify a director under this section:

(a)	in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(b)
in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

(5)	Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 16-10a-903 of the Act provides:

Mandatory indemnification of directors.

Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

Section 16-10a-905 of the Act provides:

Court-ordered indemnification of directors.

Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

(1)              if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; and

(2)              if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a-902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.

Section 16-10a-907 of the Act provides:

Indemnification of officers, employees, fiduciaries, and agents.

Unless a corporation's articles of incorporation provide otherwise:

(1)
an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

(2)	the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

(3)
a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Principal Stockholders

The following table sets forth, as of December 31, 2010, certain information with respect to the beneficial ownership of our equity securities, by (i) any person or group with more than 5% of any class of our voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties after the 304.44-for-1 reverse stock-split of our common stock.

As of the date of this prospectus, we have outstanding (i) 27,312,636 shares of common stock, (ii) no shares of series A convertible preferred stock, (iii) 4,409,097 shares of series B convertible preferred stock and 95,418 shares of series B-1 preferred stock, (iv) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (v) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, and (vi) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share. The warrants are exercisable until September 2012. The warrants have cashless exercise provisions entitling the holders to obtain shares equal to the product of (1) the nominator is the difference between the market value of all the exercised shares on the date of exercise and the exercise price of all the exercised shares and (2) the denominator is the market price per share on the date of exercise.  As of the date of this prospectus, there are also outstanding 8% senior secured convertible notes convertible into 9,746,719 shares of the Company’s common stock and accompanying warrants to issue 3,898,687 shares of the Company’s common stock.  The senior secured convertible notes are convertible at $0.62 per share. The warrants are exercisable until November 30, 2012 at an exercise price of $0.744, and have a cashless exercise feature if a registration statement covering all of the shares of common stock issuable upon exercise of the warrants is not effective upon the 18-month anniversary of the issue date of the warrants.

Shares of Series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote. On those matters upon which the series B convertible preferred stock votes together with the common stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws. Series B-1 preferred stock have the same rights and privileges as series B preferred stock.

In determining beneficial ownership of the common stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of warrants or options which may be acquired within 60 days. In determining the percent of common stock owned by a person on December 31, 2010, (a) the numerator is the number of shares of the class beneficially owned by such person, including shares which the beneficial ownership may acquire within 60 days upon conversion of the series B convertible preferred stock or exercise of the warrants, option and conversion of the senior secured convertible notes and accompanying warrants, and (b) the denominator is the sum of (i) the total shares of that class outstanding on December 31, 2010, and (ii) the total number of shares issuable from the conversion of senior secured convertible notes and accompanying warrants for such person. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

Except as otherwise stated, the address of the directors and executive officers listed in the table is:

c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
N0.18 Zhong Guan Cun Dong St.
Haidian District
Beijing, China 10083

	Amount and Nature of Beneficial Ownership			Percent of Class
Shareholder	Series B Preferred Stock(1)	Common Stock(2)		Series B Preferred Stock	Common Stock
Owner of More than 5% of Class

Eloten Group Ltd.		6,524,174	(4)(5)		24.0%
Leading King Investment Limited		5,384,923	(6)(7)		19.8%
Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P.	4,380,413	2,451,446	(8)	93.7%	9.0%
T. Rowe Price Small-Cap Value Fund, Inc.		1,732,210	(9)		6.4%
Jayhawk Private Equity Fund, LP		3,614,211	(10)		11.9%

Directors and Executive Officers
Liu Yuchuan		6,637,043	(4)(5)(11)		24.4%
Sun Quandong		5,384,923	(6)(7)		19.8%
Zhong Zhimin		393,581	(3)		1.5%
Zhou Zhicheng		112,869	(12)		*
Bian Shukui		173,962	(3)		*
Liu Zhongsheng		-			-
Chen Guowei					-
Zhang Yugang		112,847	(13)		*

All Directors and Executive Officers		12,815,225			47.1%

(1) The Series B convertible preferred stock and the warrants are assumed to be non-convertible and non-exercisable within 60 days of their date of issuance. There are conversion restrictions placed on series B preferred stock and warrants to avoid the series B preferred stock holders and warrant holders owning more than 9.9% of total common stock for each individual series B preferred stock holder or warrant holder. Series B preferred stock holder can waive the restriction upon 61 days notice to the Company. Warrant holders cannot waive such restriction.

(2) Only shares of common stock are listed because of restrictions imposed on series B and B-1 preferred shares and warrants as stated in (1) above.

(3) Shares of common stock issued to Gas (BVI) as a result of the consummation of the share exchange agreement are beneficially attributed to each of the Gas (BVI) shareholders based on each shareholder's percentage ownership interest in Gas (BVI) immediately prior to execution of the share exchange agreement.

(4) Includes 6,524,174 common shares issued upon conversion of series A convertible preferred stock to Eloten Group Ltd., which are beneficially attributed to Mr. Liu Yu Chuan. Mr. Liu and his wife hold an aggregate of 100% ownership interest in Eloten Group Ltd. Also, includes 112,869 common shares issuable upon conversion of 8% senior secured convertible notes and warrants.

(5) Includes 108,286 shares of common stock beneficially attributed to Eloten Group Ltd. based on Eloten Group Ltd.’s ownership interest in Gas (BVI).

(6) Includes 5,384,923 common shares issued upon conversion of series A convertible preferred stock to Leading King Investment Limited, which are beneficially attributed to Mr. Sun Quan Dong. Mr. Sun holds 50% ownership interest in Leading King Investment Limited.

(7) Includes 89,377 shares of common stock beneficially attributed to Leading King Investment Limited based on Leading King Investment Limited's ownership interest in Gas (BVI). Mr. Sun holds a 50% ownership interest in Leading King Investment Limited.

(8) According to Schedule 13G/A filed with the SEC on February 16, 2010, Adam Benowitz is the managing member of Vision Capital Advisors, LLC, investment manager of both funds, whose address is: 20 W. 55th Street, 5th Floor, New York, NY 10019. The ownership breakdowns for both Vision Opportunity Master Fund (“VOMF”) and its affiliate, Vision Capital Advantage Fund (“VCAF”) are as follows:

(i) common stock, VOMF, 1,892,197, VCAF, 559,249; (ii) preferred B stock, VOMF 3,381,107, VCAF, 999,306.

(9) The business address is: 100 East Pratt Street, Baltimore, MD 21202.

(10) Includes 2,276,050 and 910,420 shares of common stock issuable upon conversion of 8% senior secured convertible notes and exercise of accompanying warrants. The business address is: 5410 W. 61st  Place, Suite 100, Mission, KS 66205.

(11) Includes 112,869 shares of common stock issuable upon conversion of 8% senior secured convertible notes and exercise of warrants.

(12) Includes 112,869 shares of common stock issuable upon conversion of 8% senior secured convertible notes and exercise of warrants.

(13) includes 112,847 shares of common stock issuable upon conversion of 8% senior secured convertible notes and exercise of warrants.

* indicates less than 1%.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 5,705,138 shares of our common stock held by the stockholders named in the table below. All of the Selling Stockholders named below acquired their shares of our common stock directly from us in private transactions.

Set forth below is information, to the extent known to us, setting forth the name of each Selling Stockholder and the amount of Common Stock owned by each (including shares that can be acquired on the exercise of outstanding warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Common Stock to be owned by each (including shares that can be acquired on the exercise of outstanding warrants) after the offering. The percentages are calculated assuming the conversion of the Series B Convertible Preferred Stock and exercise of any class of warrants”. The footnotes provide information about persons who have investment voting power for the Selling Stockholders and about material transactions between the Selling Stockholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering. The table below assumes that each Selling Stockholders exercises all of its warrants and each Selling Stockholder sells all of the shares registered pursuant to this prospectus. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares Beneficially Owned Prior to the	Shares to	Shares Beneficially Owned After the Offering
Selling Stockholders	Offering (14)	be Sold	Number	Percent

SEI Private Trust FAO - The JM Smucker Co Master Trust (1) (2) (5) (6) (16)	459,326	131,093	328,233	*
Jayhawk Private Equity Co-Invest Fund, LP (1) (7) (15)	243,695	43,068	200,627	*
Jayhawk Private Equity Fund, LP (1) (7) (15)	3,870,458	683,988	3,186,670	6.5%
MidSouth Investor Fund LP (1) (8) (16)	262,186	262,186	0	*
Precept Capital Master Fund, GP (1) (9)	27,975	27,975	0	*
Straus Partners LP (1) (10) (15) (16)	942,883	265,464	677,419	1.4%
Straus-GEPT Partners LP (1) (10) (15) (16)	776,069	324,456	451,613	*
T. Rowe Price Small-Cap Value Fund, Inc. (1) (11)	2,185,261	2,185,261	0	*
Vision Opportunity Master Fund, Ltd. (1) (2) (3) (4) (5) (12) (16)	7,939,625	1,071,639	6,867,986	1.4%
Vision Capital Advantage Fund LP(1) (2) (3) (4) (5) (12) (16)	2,346,601	316,728	2,029,873	4.2%
Whitebox Intermarket Partners, LP (1) (13) (16)	393,280	393,280	0	*

* denotes less than 1%

(1.)	On September 13, 2007, pursuant to a Securities Purchase Agreement dated September 13, 2007, the Company issued 8,340,765 units at $2.25 per share.

(2.)
On September 7, 2006, pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated as of September 7, 2006, the Company issued 11,986,083 units consisting of 2,509,782 Series B Convertible Preferred Stocks, 2,509,782 Series A Warrants, 1,254,891 Series B Warrants, 2,284,651 Series J Warrants, 2,284,651 Series C Warrants and 1,142,326 Series D Warrants.  The Company’s Series B Convertible Preferred Stocks convertible into shares of the Company’s common stock at the rate of one for one.  Series A Warrants, Series J Warrants and Series C Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Convertible Preferred Stock.  Series B Warrants and Series D Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Convertible Preferred Stock.  Each of the Series A, Series B, Series C and Series D Warrants shall expire five (5) years following the September 7, 2006 (“Closing Date”).  The Series J Warrants shall expire one (1) year following the Closing Date.  Each of the Warrants shall have an exercise price per share equal to the Warrant Price.

(3.)
On October 20, 2006, pursuant to a Series B Convertible Preferred Stock Purchase Agreement dated as of October 20, 2006, the Company issued 4,191,504 units consisting of 877,664 Series B Convertible Preferred Stocks, 877,664 Series A Warrants, 438,833 Series B Warrants, 798,938 Series J Warrants, 798,938 Series C Warrants and 399,469 Series D Warrants.  The Company’s Series B Convertible Preferred Stocks convertible into shares of the Company’s common stock at the rate of one for one.  Series A Warrants, Series J Warrants and Series C Warrants to purchase the number of shares of Common Stock equal to one hundred percent (100%) of the number of Series B Convertible Preferred Stock.  Series B Warrants and Series D Warrants to purchase the number of shares of Common Stock equal to fifty percent (50%) of the number of Series B Convertible Preferred Stock.  Each of the Series A, Series B, Series C and Series D Warrants shall expire five (5) years following the October 20, 2006 (“Closing Date”).  The Series J Warrants shall expire one (1) year following the Closing Date.  Each of the Warrants shall have an exercise price per share equal to the Warrant Price.

(4.)	On May 15, 2007, Vision exercised 1,094,891 of Series J Warrants, and in consideration thereof, received 1,094,891 new Series E Warrants to purchase Common Stock.

(5.)
On September 13, 2007, pursuant to a Warrant Purchase Agreement, Amendment and Waiver dated September 13, 2007, all of the Class A and Class B Warrants will be purchased for $3,500,000, the exercise price of Class C Warrants shall be $3.375 (or 150% of the purchase price of a new financing), all of the Class D Warrants will be purchased for a purchase price of 770,897 shares of Series B Preferred Stock, all of the outstanding Class J Warrants (1,988,698) and all of the outstanding Class E Warrants (1,094,891) will be cancelled in exchange for the right to participate in a new financing and purchase up to 3,083,589 shares of Common Stock.

(6.)	Zach Easton has dispositive powers with respect to the securities to be offered for resale

(7.)	Kent C. McCarthy has dispositive powers with respect to the securities to be offered for resale

(8.)	Lyman O. Heidtke has dispositive powers with respect to the securities to be offered for resale

(9.)	D. Blair Baker has dispositive powers with respect to the securities to be offered for resale

(10.)	Melville Straus has dispositive powers with respect to the securities to be offered for resale

(11.)
T. Rowe Price Associates, Inc. (“T. Rowe Price”) is investment adviser to T. Rowe Price Small-Cap Value Fund, Inc. (the “Fund”) and has been delegated voting authority by the Fund. No one individual at T. Rowe Price will be responsible for the voting decisions and investment control over the securities to be offered. The T. Rowe Price Proxy Committee, comprised of portfolio managers, investment operations managers, and internal legal counsel analyzes proxy policies based on whether they would adversely affect shareholders’ interests and make a company less attractive to own. Once the Proxy Committee establishes its recommendations, they are distributed to the firm’s portfolio’s managers as voting guidelines. Preston G. Athey is the portfolio manager for the T. Rowe Price Small-Cap Value Fund, Inc. For purposes of reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price may be deemed to be the beneficial owner of all of the securities offered for resale, however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(12.)	Adam Benowitz has dispositive powers with respect to the securities to be offered for resale

(13.)	Andrew J. Redleaf has dispositive powers with respect to the securities to be offered for resale

(14.)	Includes shares that may be acquired on the exercise of presently exercisable warrants; excludes shares that may be acquired through open market purchase.

(15.)
On November 30, 2009 and December 23, 2009, the Company issued to certain investors $6,042,966 of the 8% senior secured convertible notes and warrants to purchase 3,898,687 shares of the Company’s common stock. The senior secured convertible notes have a 3-year term of maturity until November 30, 2012. The senior secured convertible notes are convertible at $0.62 per share. The warrants are exercisable until November 30, 2012 at an exercise price of $0.744 per share.  The shares issuable upon conversion or exercise of the 8% senior secured convertible notes and warrants to purchase shares of the Company’s common stock are not being offered for sale under this prospectus.

(16.)
The amounts being sold include “Make Good” shares issued to certain investors, viz., 39,964 shares for MidSouth Investor Fund, 59,947 shares for Whitebox Intermarket Partners, 19,982 shares for SEI Private Trust FAO - The JM Smucker Co. Master Trust, 40,464 shares for Straus Partners LP, 49,456 shares for Straus-GEPT Partners LP,  186,115 shares for Vision Opportunity Master Fund, Ltd. and 55,007 shares for Vision Capital Advantage Fund LP, respectively.   These “Make Good” shares were issued to the investors pursuant to the “Make-Good” provisions under the Securities Purchase Agreement dated September 7, 2007. Pursuant to “Make-Good” provisions, the Company shall issue to the investors, on a pro rata basis, 1.5 million shares of common stock if the after-tax net income for the fiscal year ended December 31, 2008 reported in the 2008 annual report is less than $11,000,000.  The Company’s after-tax net income for the fiscal year ended December 31, 2008 as reported on in its 2008 annual report on Form 10-K did not meet the $11,000,000 after-tax net income target and subsequently, 1.5 million “Make-Good” shares held in an escrow account were distributed ratably to the investors. Consequently, the numbers of shares to be sold by some investors pursuant to this registration statement on Form S-1 were increased after the distribution of the “Make-Good” shares.  However, some investors have sold part of their shares of common stock under Rule 144 in sufficient numbers, and as a result, the numbers of shares to be sold by them pursuant to this registration statement on Form S-1 do not show a net increase in spite of the fact that these investors received the “Make-Good” shares after the original registration statement on Form S-1 was filed.

Except as otherwise indicated above or in the footnotes to the table, the Selling Stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years. The Selling Stockholders possess sole voting and investment power with respect to the shares shown, and no Selling Stockholder is a broker-dealer, or an affiliate of a broker-dealer.

On November 30, 2009 and December 23, 2009, the Company issued to certain investors $6,042,966 of the 8% senior secured convertible notes and warrants  to purchase 9,746,719 and  3,898,687 shares of the Company’s common stock respectively, as described in footnote 16 above.

On September 7, 2007, the Company entered into a securities purchase agreement with a number of Investors including Vision Opportunity Master Fund, Inc., providing for the sale to the Investors of a total of 8,340,762 shares of the Company’s Common Stock for an aggregate purchase price of $18,766,700 (or $2.25 per Share).

Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities in transactions in the September and October private financings of 2006 (the “Prior Investors”). Under the WPA, The Company is to purchase all of its outstanding Class A and Class B Warrants from the Prior Investors for $3,500,000. The Company is to purchase the Class D Warrants from the Prior Investors for a purchase price of 770,897 shares of Series B Preferred Stock. All of the outstanding Class J Warrants (totaling 1,988,698 warrants) and all of the outstanding Class E Warrants (totaling 1,094,891 warrants) are to be exchanged for the right to purchase up to 3,083,589 Shares in the current financing and all the investors did exercise this right by purchasing all the shares granted. In addition, series R Placement Agent Warrants were granted to Roth Capital Partners, LLC to purchase 271,074 shares of common stock at $4.84 per share; however, the Series R warrants expired in September of 2010 without exercise.

On October 20, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP and Ijaz Malik, pursuant to which we issued to the investors, for an aggregate of $2,404,800 in gross cash proceeds, an aggregate of 877,664 shares of our series B convertible preferred stock, at $2.74 per share, and series A, B, J, C and D warrants as described in footnote 3 above.

On September 7, 2006, we entered into and closed a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co. FAO - The JM Smucker Co. Master Fund, and Coronado Capital Partners LP, pursuant to which we issued, for an aggregate of $6,876,800 in gross cash proceeds, to the investors, an aggregate of 2,509,782 shares of our series B convertible preferred stock, and series A, B, J, C and D warrants to purchase shares of our common stock as described above in footnote 2, and to Kuhns Brothers, Inc., the financial advisor and placement agent, and its designees, an aggregate of 635,822 shares of our series B convertible preferred stock.

Plan of Distribution

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
	an exchange distribution in accordance with the rules of the applicable exchange;
	privately negotiated transactions;
	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;
	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
	a combination of any such methods of sale; and
	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Roth Capital Partners, LLC is a registered broker-dealer and a FINRA member firm and has indicated to us its willingness to act as selling agent on behalf of certain of the Selling Stockholders named in the prospectus under the section titled “Selling Stockholders” that purchased our privately placed securities. All shares sold, if any, on behalf of Selling Stockholders by Roth Capital Partners, LLC would be in transactions executed by Roth Capital Partners, LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 5% of the gross proceeds. Roth Capital Partners, LLC does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through Roth Capital Partners, LLC. Further, other than any existing brokerage relationship as customers with Roth Capital Partners, LLC, no Selling Stockholder has any pre-arranged agreement, written or otherwise, with Roth Capital Partners, LLC to sell their securities through Roth Capital Partners, LLC.

Roth Capital Partners, LLC was granted a right of first refusal to serve as the Company’s exclusive lead managing underwriter or provider of financial advisory or placement agent services in connection with any offering or sale of the Company’s equity securities, whether directly or indirectly through an exchange or conversion or other transaction, or any business combination or transaction involving a change in control of the Company for a period of twelve months commencing on or about the closing date of the private placement.

NASD Rule 2710 requires NASD members firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of Selling Stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

	the complete details of how the Selling Stockholders’ shares are and will be held, including location of the particular accounts;


whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Stockholders, including details regarding any such transactions; and


in the event any of the securities offered by the Selling Stockholders are sold, transferred, assigned or hypothecated by any Selling Stockholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

No NASD member firm may receive compensation in excess of that allowable under NASD rules, including Rule 2710, in connection with the resale of the securities by the Selling Stockholders, which total compensation may not exceed 8%.

Certain Relationships and Related Transactions

Reverse Merger

On September 7, 2006, we entered into a stock purchase agreement with Gas (BVI) for a consideration of $675,000.00. In return, Gas (BVI) obtained approximately 72% of our common stock. Simultaneously, we consummated a share exchange agreement with GAS (BVI) and its shareholders, in exchange for all of GAS (BVI)’s outstanding capital stock, we issued an aggregate of 14,361,646 shares of our series A convertible preferred stock to the Gas (BVI) shareholders, who were: Eloten Group Ltd. (Yuchuan Liu and his wife own 100% of Eloten), Leading King Investment Limited (Quandong Sun as 50% owner), Zhimin Zhong, Shuwang Li, Si Chen, Shunying Xiang, Shun Ching, Xiaobing Liu, Qinghui Zhuo, Shukui Bian, Fang Chen, Jianzhong Shang and Weidong Wang, or, collectively, the Gas (BVI) shareholders. On November 17, 2006, each share of series A convertible preferred stock was converted automatically into one share of our common stock, par value $0.001 per share, upon the completion of the 304.44-for-1 reverse stock-split of our common stock. After the share exchange and the reverse stock split of 304.44 for 1, Yuchuan Liu was the largest beneficial equity owner of our common stock (44.4%) and Quandong Sun being the second largest, 36.7%. GAS (BVI) owns 1.6% of our company. The original shareholders of the Company immediately prior to the share exchange own 0.6% of the common stock, with Carl Worboys, John Passalaqua, and David Stever among them. The private financing taken place on the same date was expressly conditioned upon the successful execution of this share exchange agreement

The price of $675,000.00 for the share exchange agreement was determined based on prevailing market price to acquire a shell company such as Dolce Ventures. Kuhns’ Brother, Inc. was the financial advisor the placement agent in this transaction. Kuhns’ Brothers was paid 635,822 shares of the Company’s preferred B stock, which was converted into common stock following the reverse stock split of 304.44 for 1. Based on the Company’s preferred B stock price of $2.74/share, the placement agent fee paid to Kuhns’ Brother is approximately $1.7 million. In addition, Kuhns Brother was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Prior to the share exchange, Dolce Ventures or the Company had no relationship with GAS (BVI) or its shareholders. Kuhns’ Brother was the financial advisor and the placement agent. Prior to the share exchange, the directors for Dolce Ventures were Carl E. Worboys, John F. Passalaqua, and David F. Stever. Yuchuan Liu, Chen Fang Chen, Guowei Chen, John Kuhns and Quandong Sun were nominated to be directors of the Company after the share exchange agreement.

As a result of the consummation of the share exchange transaction, we ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act. Gas (BVI) is now our wholly-owned subsidiary, and Beijing Gas is now our indirectly wholly-owned subsidiary in the PRC (such transactions being the “Reverse Merger”).

Beijing Chenguang Agreement

On January 15, 2007, we entered into an equity transfer agreement with Beijing Chenguang Gas Ltd, whereby we acquired all of the equity interest of Beijing Chenguang. One of the selling stockholders of Beijing Chenguang, Mr. Zhicheng Zhou, has been our Chief Operating Officer since October 19, 2006. Mr. Zhou owned 30% of the Beijing Chenguang stock immediately prior to the signing of the Beijing Chenguang Agreement. Mr. Zhou is also a shareholder and legal representative of another selling stockholder, Beijing Chenguang Weizhong Management Technology Consulting Ltd., Co., which owned 10% of the Beijing Chenguang stock immediately prior to the signing of the agreement.

Mr. Zhicheng Zhou, as the Company’s Chief Operating Officer, was not instrumental with the acquisition of Chenguang on behalf of the Company. The acquisition decision was made by the board, of which Mr. Zhou is not a member. The decision to purchase Beijing Chenguang was made before Mr. Zhou joined the Company.

Kuhns Bothers Consulting Agreement

On August 8, 2006, we entered into a Consulting Agreement with Kuhns’ Brother, Inc., whereby Kuhns’ Bother, Inc. agreed to provide financial advisory and private placement services. As result of the share exchange transaction contemplated thereby, John Kuhns, an executive officer of Kuhns’ Bother, Inc., became a director of our company. Under the terms of the Consulting Agreement, upon the successful completion of reverse merger, and the successful raise of $10 million funds in a private placement, Kuhns’ Brother, Inc. was paid 635,822 shares of the Company’s Series B Preferred Stock, which was converted into 635,822 shares of common stock . Based on the price of $2.74/share paid by the investors, the placement agent fee paid to Kuhns’ Brother’s was approximately $1.7 million. In addition, Kuhns’ Brother, Inc. was granted a warrant to purchase an aggregate of 241,708 shares of our common stock at $3.84 per share.

Description of Securities

Our authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which there are 27,312,636 shares issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. Our preferred stock consists of (i) series A convertible preferred stock, of which 20,000,000 shares have been authorized and no shares are issued and outstanding; and (ii) series B and B-1 convertible preferred stock (with same rights and privileges), of which 8,000,000 shares have been authorized (5,000,000 for series B and 3,000,000 for series B-1) and 4,409,097 series B and 95,418 series B-1 preferred shares are issued and outstanding.

Warrants

On September 7, 2007, the Company entered into a Securities Purchase Agreement with a number of accredited investors. As part of the financing, the Company has simplified its capital structure by canceling or repurchasing some its outstanding warrants from the holders. As consideration for the purchase of the Series A, B and D warrants and the cancellation of the Series E & J warrants, the Company will pay to the prior investors $3.5 million in cash, issue a warrant for the purchase of 271,074 common shares, and issue 770,897 shares of Series B preferred stock. In exchange of the prior investors waiving their right to receive shares of Series B preferred stock under anti-dilution provisions of the relevant stock purchase agreement, the Company agreed to issue to them 700,000 additional shares of Series B preferred stock. The above-mentioned 770,897 and 700,000 shares of Series B preferred stock have in fact been issued to the related prior investors at $0.001 par value per share during September 2007.

As a result of the above recapitalization plan, the Company has cancelled most of its outstanding warrants and clarified its capital structure without dilution of its equity base. Now the following warrants are outstanding: (i) series A warrants to purchase an aggregate of 241,708 shares of common stock at $3.84 per share, (ii) series C warrants to purchase an aggregate of 3,083,588 shares of common stock at $3.375 per share, and (iii) series G warrants to purchase an aggregate of 109,489 shares of common stock at $3.84 per share. The series A, C, G warrants are exercisable until September 2012. The warrants have cashless exercise provision entitling the holder to obtain shares based on the product of (1) the nominator is the difference between the market price on the date of exercise and the exercise price of all the shares and (2) the denominator is the market price on the date of exercise.

On November 30, 2009 and December 23, 2009, the Company issued to certain purchasers warrants to purchase 3,898,687 shares of the Company’s common stock accompanying the 8% senior secured convertible notes.  The warrants are exercisable until November 30, 2012 at an exercise price of $0.744, and have a cashless exercise feature if a registration statement covering all of the shares of common stock issuable upon exercise of the warrants is not effective upon the 18-month anniversary of the issue date of the warrants.

Common Stock

We are authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 27,312,636 shares of common stock issued and outstanding as of the date of this prospectus. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. In the event of liquidation of the Company, the holders of common stock will share equally in any balance of the Company’s assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, we are authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

On August 30, 2006, our board of directors designated 20,000,000 shares of our authorized $0.001 par value per share preferred stock as series A convertible preferred stock and 5,000,000 shares of our preferred stock as series B convertible preferred stock. On August 31, 2006, we filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, our board of directors amended the designations of the Series B convertible preferred stock and we filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah. Our board of directors created the series A convertible preferred stock to allow us to consummate the share exchange transaction with the Gas (BVI) shareholders and the series B convertible preferred stock in connection with our private financing transactions.

On September 7, 2006, we issued 14,361,646 shares of series A convertible preferred stock in connection with the share exchange transaction with the Gas (BVI) shareholders. Each of the shares of series A convertible preferred stock was automatically converted into one share of our common stock upon the effectiveness of our reverse stock-split on November 17, 2006. Certain series B preferred stock have been converted into our common stock. Therefore, as of the date of this prospectus, we have no shares of series A convertible preferred stock issued and outstanding, and we have 4,409,097 shares of series B preferred stock issued and outstanding. On September 12, 2007, our board of directors designated 3,000,000 shares of series B-1 preferred stock with the same rights and privileges as series B preferred stock. We issued 95,418 shares of series B-1 preferred stock.

The following are the material designations, preferences and rights of the series A convertible preferred stock and the series B convertible preferred stock, which are substantially the same, except as stated below, with respect to liquidation preference and special rights of the series B convertible preferred stock (series B-1 preferred stock has the same rights and privileges as series B preferred stock):

Conversion:

We issued 14,361,646 of our common shares upon the automatic conversion of our series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. We no longer have any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will be convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate of one for one share of common stock.

Liquidation Preference and Redemption:

The series B convertible preferred stock shall, in respect of the right to participate in distributions or payments in the event of any liquidation, dissolution or winding up, voluntary or involuntary, of the Company, known as liquidation event, rank (a) senior to the common stock and to any other class or series of stock issued by us not designated as ranking senior to the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event; and (b) pari passu with any other class or series of our stock, the terms of which specifically provide that such class or series shall rank pari passu with the series B convertible preferred stock in respect of the right to participate in distributions or payments upon a liquidation event. The series B convertible preferred stock may not be redeemed by us without the express written consent (provided or withheld in their sole discretion) of each holder of the then-outstanding series B convertible preferred stock. In the event of the liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of shares of series B convertible preferred stock then outstanding shall be entitled to receive, out of the our assets available for distribution to its stockholders, an amount equal to $2.74 per share before any payment shall be made or any assets distributed to the holders of the common stock or any other stock that ranks junior to the series B convertible preferred stock.

Voting:

Shares of series A and series B convertible preferred stock vote together with shares of common stock on all matters upon which stockholders are entitled to vote. On those matters upon which the series A convertible preferred stock votes together with the common stock and series B convertible preferred stock as a single class, each share of series A convertible preferred stock carries a number of votes equal to the number of shares of common stock issuable in a mandatory conversion based on the then applicable conversion rate. On those matters upon which the series B convertible preferred stock votes together with the common stock and series A convertible preferred stock as a single class, each share of series B convertible preferred stock carries a number of votes equal to the number of shares of common stock that would be issuable upon conversion. Each holder of series A and series B convertible preferred stock shall be entitled to notice of any stockholders’ meeting in accordance with our bylaws.

Dividends:

The holders of series A and series B convertible preferred stock will not be entitled to dividends unless we pay cash dividends or dividends in other property to holders of outstanding shares of common stock, in which event, each outstanding share of the series B convertible preferred stock will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the conversion rate multiplied by the reverse stock-split multiplied by the amount paid in respect of one share of common stock (as adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on the common stock. Any dividend payable to the series B convertible preferred stock will have the same record and payment date and terms as the dividend is payable on the common stock. As of the date of this prospectus, there are no issued and outstanding shares of our series A convertible preferred stock.

Senior Secured Convertible Notes

On November 30, 2009 and December 23, 2009, the Company issued to certain purchasers $6,042,966 of the 8% Senior Secured Convertible Notes (the “Notes”). The Notes bear interest at 8% per annum payable quarterly, and have a maturity date of November 30, 2012.   At maturity, subject to certain exceptions, the Company will be required to repay the accreted principal amount of the Notes.  The Notes are convertible at the option of the holders into shares of common stock.  On or prior to the maturity date, the number of shares of common stock issuable upon a conversion equals the quotient obtained by dividing (x) the outstanding principal amount of the Notes as of the conversion date by (y) the conversion price of $0.62, subject to certain adjustments. After the Maturity Date, the number of shares of Common Stock issuable upon a conversion equals the quotient obtained by dividing (x) the then outstanding principal amount of the Notes together with all accrued and unpaid interest thereon as of the conversion date by (y) the conversion price of $0.62, subject to certain adjustments.

The Notes are secured by the pledge of 100% of the shares of Gas Investment China Co., Ltd., a wholly owned subsidiary of the Company pursuant to a pledge agreement dated November 30, 2009 and a guaranty dated November 30, 2009 from Mr. Yuchuan Liu, the Chairman of the Board of Directors and the Chief Executive Officer of the Company.

Upon an event of default (including default in any payment of interest on or principal of the Notes, failure to observe any other covenant or agreement in the Notes or other transaction documents and certain events of bankruptcy and insolvency), the principal and accrued and unpaid interest, including any additional amounts owing in respect of the Notes, will be due and payable at the option of the holder of the Notes.  In addition, the Notes shall bear interest at a rate equal to the lower of eighteen percent (18%) or the highest rate permitted by law upon the occurrence of an event of default on the unpaid principal amount of the Note outstanding from time to time through the date on which the event of default ceases to exist.

Holders of the Notes may require the Company to repurchase the Notes in whole or in part at an amount equal to 100% of the aggregate principal amount of the Notes plus a premium such that the total cash yield to maturity of the Note is 15% per annum, subject to certain adjustments (the “Early Redemption Amount”), upon the occurrence of any change of control transaction or if the common stock of the Company ceases to be quoted for trading or listed for trading on either the OTC Bulletin Board or a subsequent market and such delisting is not cured within 30 days.  In addition, the Company may redeem either 50% or 100% of the outstanding principal amount of the Notes on or after November 30, 2010 at the Early Redemption Amount.

Dividends

We have never declared or paid any cash dividends or distributions on our common stock. We currently intend to retain our future earnings to support operations and to finance future growth and expansion and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Fidelity Transfer Company located at 1800 S. West Temple, Suite 301, Salt Lake City, Utah, 84115

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Lewis, Hansen, Waldo & Pleshe LLC.

Experts

Samuel H. Wong & Co., LLP have audited, as set forth in their report appearing elsewhere in this prospectus, our consolidated financial statements for the years ended December 31, 2008 and 2009. We have included our consolidated financial statements in the prospectus in reliance on Samuel H. Wong & Co., LLP’s report, given on their authority as experts in accounting and auditing.

On August 30, 2006, our Board of Directors approved the dismissal of Robison, Hill & Co. (“Robison”) as our registered independent certified public accounting firm effective on September 7, 2006. Concurrent with this action, our board of directors appointed Samuel H. Wong & Co., LLP as our new registered independent certified public accounting firm. Samuel H. Wong & Co., LLP is located at Room 703, Nan Dao Commercial Building, 359-361 Queen’s Road Central, Hong Kong.

Beijing Gas’s operating businesses have previously been audited by Samuel H. Wong & Co., LLP and management elected to continue this existing relationship. There have been no disagreements with Robison during the previous two fiscal years or any subsequent interim period.

The audit opinions of Robison, Hill & Co. on the financial statements for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion, a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Robison, Hill & Co. for the fiscal years ended December 31, 2004 and 2005 indicated conditions which raised substantial doubt about our ability to continue as a going concern.

Material Changes

There have been no material changes in our affairs that have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

Our Annual Report on Form 10-K, for the year ended December 31, 2009, filed on March 31, 2010 as amended;

Our Quarterly Reports on Form 10-Q, for the quarter ended March 31, 2010, filed on May 14, 2010, for the quarter ended June 30, 2010, filed on August 16, 2010, and for the quarter ended September 30, 2010, filed on November 15, 2010.

Our Current Reports on Form 8-K dated May 20, 2010, dated August 19, 2010, dated December 17, 2010, filed on December 23, 2010, and dated December 29, 2010, filed on January 3, 2011.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request and at no cost to the requester. You can request copies of such document if you call or write us at the following address or telephone number: Mr. Yugang Zhang, CFO, Sino Gas International Holdings, Inc., No.18 Zhong Guan Cun Dong St., Haidian District, Beijing, P. R. China 100083.

Unless specifically stated elsewhere in this prospectus, the information contained on, or accessible through, our website is not incorporated by reference into this registration statement.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

Sino Gas International Holdings, Inc.

Consolidated Financial Statements

(Stated in US Dollars)

To:  The Board of Directors and Stockholders of

  Sino Gas International Holdings, Inc.

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying consolidated interim balance sheets of Sino Gas International Holdings, Inc. as of September 30, 2010 and December 31, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for the three-month and nine-month periods ended September 30, 2010 and 2009. These consolidated interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

San Mateo, California	Samuel H. Wong & Co., LLP

November 4, 2010	Certified Public Accountants

Sino Gas International Holdings, Inc.
Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

		9/30/2010	12/31/2009
ASSETS
Current Assets	Notes
Cash & cash equivalents	2(e)	$3,708,714	$9,820,890
Restricted cash	3	-	126,400
Notes receivable		-	351,021
Accounts receivable	2(f),4	6,426,524	5,036,609
Inventory		1,115,042	416,931
Advance to suppliers	2(g)	5,097,456	4,814,420
Prepayment and others		724,901	446,840
Other receivables	2(f)	2,293,646	1,686,115
Total Current Assets		19,366,283	22,699,226

Non-Current Assets
Investment	2(h),5	7,177,354	7,031,333
Property, plant & equipment, net	2(j),6	49,318,297	47,772,011
Construction in progress	2(l)	18,430,433	13,357,395
Intangible assets, net	2(k),7	2,248,347	2,217,699
Total Non-current Assets		77,174,431	70,378,438
Total Assets		$96,540,714	$93,077,664

LIABILITIES & STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
Bank loans	8	$2,985,921	$2,925,174
Accounts payable		6,998,869	8,560,120
Other payables – current	9(a)	2,922,571	6,339,571
Accrued liabilities		92,469	453,335
Unearned revenue	2(m)	1,532,575	620,860
Total Current Liabilities		14,532,405	18,899,060

Non-current Liabilities
Long-term bank loans	8	8,957,764	6,581,641
Non-current Convertible Bonds	10	5,486,499	4,329,101
Other payables - non-current	9(b)	2,019,692	-
Total Non-current Liabilities		16,463,955	10,910,742
Total Liabilities		$30,996,360	$29,809,802

See Accompanying Notes to Financial Statements and Accountant’s Report

Sino Gas International Holdings, Inc.
Consolidated Balance Sheets
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

		9/30/2010	12/31/2009
	Notes
STOCKHOLDERS' EQUITY
Preferred Stock B US$0.001 par value; 5,000,000 shares authorized; 4,409,097 and 4,579,839 shares issued and outstanding as of September 30, 2010 and December 31, 2009 respectively.	11	$4,410	$4,580
Additional paid in capital - Preferred Stock B		5,125,488	5,323,972

Preferred Stock B-1 US$0.001 par value; 3,000,000 shares authorized; 95,418 shares issued and outstanding as of September 30, 2010 and December 31, 2009.	11	95	95
Additional paid in capital - Preferred Stock B-1		132,662	132,662

Common Stock US$0.001 par value; 250,000,000 shares authorized; 27,312,636 and 26,769,313 shares issued and outstanding as of September 30, 2010 and December 31, 2009 respectively.	11	27,312	26,769
Additional paid in capital - Common Stock		23,045,495	22,513,732

Additional paid in capital - Warrants Series: A, B, J, C, D		311,110	311,110
Additional paid in capital - Warrants Series: E, G		47,946	47,946
Additional paid in capital - Warrants Series: F, R		-	107,652
Additional paid in capital - Convertible Bonds Detachable Warrants		223,367	223,367
Additional paid in capital - Beneficial Conversion Feature		8,094,814	8,094,814

Statutory reserve	2(v)	4,626,982	4,612,191
Retained earnings		14,804,529	14,143,089
Accumulated other comprehensive income	2(x)	9,100,144	7,725,883
Total Stockholders' Equity		65,544,354	63,267,862

Total Liabilities & Stockholders' Equity		$96,540,714	$93,077,664

See Accompanying Notes to Financial Statements and Accountant’s Report

Sino Gas International Holdings, Inc.
Consolidated Statements of Income
For the three-month and nine-month periods ended September 30, 2010 and 2009
(Stated in US Dollars)

		Three Months Ended		Nine Months Ended
	Note	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Sales revenues	2(p)	$8,097,341	$6,988,621	$20,971,220	$19,357,933
Cost of revenues		(4,923,438)	(4,505,070)	(13,766,918)	(14,074,466)
Gross Profit		3,173,903	2,483,551	7,204,302	5,283,466

Operating Expense
Selling expense		(567,781)	(288,766)	(1,149,685)	(709,256)
General and administrative expense		(749,396)	(656,168)	(2,354,525)	(1,902,328)
Total operating expense		(1,317,177)	(944,935)	(3,504,210)	(2,611,584)

Operating Income		1,856,726	1,538,616	3,700,092	2,671,882

Other Income/(Expense)
Other income		2,099	83,000	12,394	94,206
Other expense		(4,589)	(11,178)	(26,087)	(33,493)
Interest income		3,011	941	12,050	4,019
Interest expense		(436,223)	(96,264)	(2,182,773)	(180,824)
Total other income/(expense)		(435,702)	(23,501)	(2,184,416)	(116,092)

Income before tax		1,421,024	1,515,116	1,515,676	2,555,790

Income tax	2(r),12	(395,166)	(306,479)	(839,007)	(580,383)
Gain/(loss) from discontinued operation, net of tax	17	(439)	-	(439)	-

Net income		$1,025,418	$1,208,636	$676,230	$1,975,407

Earnings per share	2(z),13
Basic		$0.038	$0.045	$0.025	$0.076
Diluted		$0.035	$0.038	$0.025	$0.064

Weighted Average Shares Outstanding
Basic		27,090,770	26,769,313	26,899,913	26,058,202
Diluted		36,514,909	31,444,570	26,899,913	30,733,459

See Accompanying Notes to Financial Statements and Accountant’s Report

Sino Gas International Holdings, Inc.
Consolidated Statements of Stockholders’ Equity
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

	Preferred Stock B			Preferred Stock B-1			Common Stock
	Shares Outstanding	Amount	Additional Paid In Capital-Preferred Stock B	Shares Outstanding	Amount	Additional Paid In Capital-Preferred Stock B-1	Shares Outstanding	Amount	Additional Paid In Capital-Common Stock

Balance at January 1, 2009	4,579,839	4,580	5,323,972	95,418	95	132,662	25,269,313	25,269	23,196,304
Net Income	-	-	-	-	-	-	-	-	-
Issuance of 2007 Make Good Common Stock	-	-	-	-	-	-	1,500,000	1,500	(1,500)
Re-allocation of Beneficial Conversion Feature	-	-	-	-	-	-	-	-	(681,072)
Issuance of Convertible Bonds	-	-	-	-	-	-	-	-	-
Appropriate of Retained Earnings	-	-	-	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	-	-
Balance at December 31, 2009	4,579,839	4,580	5,323,972	95,418	95	132,662	26,769,313	26,769	22,513,732

Balance at January 1, 2010	4,579,839	4,580	5,323,972	95,418	95	132,662	26,769,313	26,769	22,513,732
Net Income	-	-	-	-	-	-	-	-	-
Conversion of Preferred Stock B to Common Stock	(170,742)	(170)	(198,484)	-	-	-	170,742	170	198,484
Conversion of Convertible Bonds into Common Stock	-	-	-	-	-	-	322,581	323	199,677
Shares based compensation	-	-	-	-	-	-	50,000	50	25,950
Expiration of Warrants F&R	-	-	-	-	-	-	-	-	107,652
Appropriation of Retained Earnings	-	-	-	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	-	-
Balance at September 30, 2010	4,409,097	4,410	5,125,488	95,418	95	132,662	27,312,636	27,312	23,045,495

See Accompanying Notes to Financial Statements and Accountant’s Report

Sino Gas International Holdings, Inc.
Consolidated Statements of Stockholders’ Equity
As of September 30, 2010 and December 31, 2009
(Stated in US Dollars)

	Common Stock
	Additional Paid in Capital-Warrants Series: A,B,J,C,D	Additional Paid in Capital-Warrants Series: E,G	Additional Paid in Capital-Warrants Series: F,R	Additional Paid in Capital-Convertible Bonds Detachable Warrants	Additional Paid in Capital-Beneficial Conversion Feature	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance at January 1, 2009	311,110	47,946	107,652	-	7,002,292	3,956,728	10,069,896	7,676,844	57,855,350
Net Income	-	-	-	-	-	-	4,047,584	-	4,047,584
Issuance of 2007 Make Good Common Stock	-	-	-	-	-	-	-	-	-
Re-allocation of Beneficial Conversion Feature	-	-	-	-	-	-	681,072	-	-
Issuance of Convertible Bonds	-	-	-	223,367	1,092,522	-	-	-	1,315,889
Appropriate of Retained Earnings	-	-	-	-	-	655,463	(655,463)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	49,039	49,039
Balance at December 31, 2009	311,110	47,946	107,652	223,367	8,094,814	4,612,191	14,143,089	7,725,883	63,267,862

Balance at January 1, 2010	311,110	47,946	107,652	223,367	8,094,814	4,612,191	14,143,089	7,725,883	63,267,862
Net Income	-	-	-	-	-		676,230	-	676,230
Conversion of Preferred Stock B to Common Stock	-	-	-	-	-	-	-	-	-
Conversion of Convertible Bonds into Common Stock	-	-	-	-	-	-	-	-	200,000
Shares based compensation	-	-	-	-	-	-	-	-	26,000
Expiration of Warrants F&R	-	-	(107,652)	-	-	-		-	-
Appropriation of Retained Earnings	-	-	-	-	-	14,791	(14,791)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	1,374,260	1,374,260
Balance at September 30, 2010	311,110	47,946	-	223,367	8,094,814	4,626,982	14,804,529	9,100,144	65,544,354

	12/31/2009	9/30/2010	Total
Comprehensive Income
Net Income	$4,047,584	$676,230	$4,723,814
Other Comprehensive Income
Foreign Currency Translation Adjustment	49,039	1,374,260	1,423,299
Total	$4,096,623	$2,050,490	$6,147,113

See Accompanying Notes to Financial Statements and Accountant’s Report

Sino Gas International Holdings, Inc.
Consolidated Statements of Cash Flows
For the three-month and nine-month periods ended September 30, 2010 and 2009
(Stated in US Dollars)

	Three Months Ended		Nine Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Cash Flows from Operating Activities
Net Income	$1,025,418	$1,208,636	$676,230	$1,975,407
Shares base compensation	26,000	-	26,000	-
Depreciation expense	482,168	337,328	1,204,262	756,862
Loss/(gain) from discontinued operation	439	-	439	-
Amortization expense of intangible assets	12,468	8,653	29,333	42,547
Amortization expense of convertible bonds	147,449	-	1,357,398
Withdraw/(deposit) in restricted time deposits	-	21,683	126,400	72,420
Decrease/(increase) in accounts and other receivables	(1,086,267)	4,140,180	(1,646,425)	5,067,040
Decrease/(increase) in inventory	(584,044)	(83,605)	(698,110)	(22,220)
Decrease/(increase) in prepaid expenses	(860,233)	13,514	(561,098)	(1,322,692)
Increase/(decrease) in accounts and other payables	609,493	(251,509)	(2,407,708)	1,636,273
Cash Sourced/(Used) in Operating Activities	(227,111)	5,394,880	(1,893,279)	8,205,638

Cash Flows from Investing Activities
Disposal of discontinued operation	74	-	74	-
Increase of investment in equity	(116,998)	(176,553)	(146,534)	(183,637)
Purchase of property, plant & equipment	(921,616)	(5,845,643)	(2,750,548)	(7,531,104)
Increase of goodwill	(39,105)	(1,769)	(39,105)	(4,074)
Purchase of other intangible assets	(16,312)	(10,113)	(20,876)	(147,098)
Decrease/(increase) in construction in progress	(2,623,722)	609,251	(5,073,038)	(1,501,673)
Cash Sourced/(Used) in Investing Activities	(3,717,679)	(5,424,827)	(8,030,027)	(9,367,585)

Cash Flows from Financing Activities
Increase/(decrease) of bank loans	193,840	2,308	2,436,870	5,313
Cash Sourced/(Used) in Financing Activities	193,840	2,308	2,436,870	5,313

Net increase in cash & cash equivalents for the periods	(3,750,950)	(27,640)	(7,486,436)	(1,156,635)

Effect of currency translation	1,098,954	87,368	1,374,260	43,062
Cash & cash equivalents at the beginning of periods	6,360,710	1,854,242	9,820,890	3,027,543

Cash & cash equivalents at the end of periods	$3,708,714	$1,913,970	$3,708,714	$1,913,970

Supplementary cash flows information
Interest received	$3,011	$1,412	$12,050	$4,019
Interest paid	290,107	96,264	826,708	180,824
Income tax paid	395,166	306,479	839,007	580,383

See Accompanying Notes to Financial Statements and Accountant’s Report

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Sino Gas International Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc. The Company changed its name to American Arms, Inc. on April 5, 1984, and then changed its name to Dolce Ventures, Inc. on May 21, 2002, and ultimate changed its name to Sino Gas International Holdings, Inc. on November 17, 2006.

On September 7, 2006, the Company underwent a reverse-merger with Gas Investment China Ltd. (“GIC”), an International Business Company incorporated in the British Virgin Islands, and its wholly-owned subsidiaries, involving an exchange of shares whereby the Company issued an aggregate of 14,361,646 shares to the shareholders of GIC in exchange for all of the issued and outstanding shares of GIC.  For financial reporting purposes, this transaction is classified as a recapitalization of Sino Gas International Holdings, Inc. (Legal acquirer, accounting acquiree) and the historical financial statements of Gas Investment China Co. Ltd. (Legal acquiree, accounting acquirer).

The Company is a natural gas services operator, principally engaging in the investment, operation, and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation gas stations, and in the development and application of natural gas related technologies. The Company owns and operates natural gas distribution systems in 35 small and medium size cities serving approximately 167,750 residential and seven industrial customers. The Company’s facilities include approximately 1040 kilometers of pipeline and delivery networks (including delivery trucks) with a daily capacity of approximately 110,000 cubic meters of natural gas.

The common stock of the Company is currently quoted on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol “SGAS”.

Basis of Presentation and Organization

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) or in the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b) Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

(c) Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to law and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(d) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant inter-company transactions have been eliminated in consolidation. Investments in which the company has a 20 percent to 50 percent voting interest and where the company exercises significant influence over the investor are accounted for using the equity method.

The Company owned its subsidiaries soon after its inception and continued to acquire and own the equity interests throughout the reporting periods. The following table depicts the identities of the consolidating subsidiaries as of September 30, 2010.

Name of Company	Place of Incorporation	Date of Incorporation	Beneficiary Interest %	Equity Interest %	Registered Capital
GAS Investment China Co., Ltd.	The British Virgin Islands	6/19/2003	100	100	USD 10,000,000

Sino Gas Construction, Ltd.	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Sino Gas Investment Development, Ltd.	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd.	PRC	8/29/2001	100	100	RMB 206,000,000

Beijing Chenguang Gas, Ltd.	PRC	10/30/2002	100	100	RMB 35,239,600

Guannan Weiye Gas Co., Ltd.	PRC	6/19/2003	100	100	RMB 9,510,000

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	95	RMB 3,000,000

Yutian Zhongran Weiye Gas Co., Ltd.	PRC	12/19/2003	100	90	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd.	PRC	2/18/2004	100	95	RMB 3,000,000

Wuqiao Gas Co., Ltd.	PRC	6/30/2004	100	95	RMB 2,000,000

Jinzhou Weiye Gas Co., Ltd.	PRC	7/19/2004	100	95	RMB 5,000,000

Sihong Weiye Gas Co., Ltd.	PRC	12/3/2004	100	95	RMB 10,000,000

Sishui Weiye Gas Co., Ltd.	PRC	12/22/2004	100	95	RMB 3,000,000

Langfang Weiye Dangerous Goods Transportation Co., Ltd.	PRC	3/22/2005	100	95	RMB 1,000,000

Linzhang Weiye Gas Co., Ltd.	PRC	7/6/2005	100	85	RMB 1,000,000

Peixian Weiye Gas Co., Ltd.	PRC	8/22/2005	100	90	RMB 5,000,000

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	PRC	9/30/2005	100	100	RMB 2,000,000

Longyao Zhongran Weiye Gas Co., Ltd.	PRC	10/13/2005	100	95	RMB 3,000,000

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Yuxian Jinli Gas Co., Ltd.	PRC	11/8/2005	100	100	RMB 9,500,000

Hengshui Weiye Gas Co., Ltd.	PRC	12/20/2005	100	100	RMB 3,000,000

Shenzhou Weiye Gas Co., Ltd.	PRC	12/23/2005	100	95	RMB 3,000,000

Changli Weiye Gas Co., Ltd.	PRC	12/8/2006	100	100	RMB 3,000,000

Chenan Chenguang Gas Co., Ltd	PRC	1/23/2007	100	100	RMB 1,500,000

Wuhe Weiye Gas Co., Ltd.	PRC	1/30/2007	100	100	RMB 3,000,000

Xinji Zhongchen Gas Co., Ltd	PRC	2/7/2007	100	100	RMB 3,000,000

Gucheng Weiye Gas Co., Ltd.	PRC	3/21/2007	100	100	RMB 3,000,000

Luquan Chenguang Gas Co., Ltd.	PRC	4/27/2007	100	100	RMB 2,000,000

Shijiazhuang Chenguang Gas Co., Ltd.	PRC	6/14/2007	100	100	RMB 2,000,000

Nangong Weiye Gas Co., Ltd.	PRC	6/25/2007	100	100	RMB 3,000,000

Sixian Weiye Gas Co., Ltd.	PRC	9/3/2007	100	100	RMB 3,000,000

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Baishan Weiye Gas Co., Ltd.	PRC	7/13/2007	100	100	RMB 15,000,000

Xinhe Weiye Gas Co., Ltd.	PRC	7/2/2009	100	100	RMB 1,000,000
Hebei Weiye Gas Co., Ltd.	PRC	12/18/2009	100	100	RMB 75,439,270
Gaocheng Weiye Gas Co., Ltd.	PRC	1/27/2010	100	100	RMB 200,000

(e) Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(f) Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(g) Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(h) Investments in Equity Securities

The equity method of accounting was used to account for the Company’s investment in equity securities for which the Company did not have controlling equity interest. Non-controlling equity interest for the Company is typically a position of less than 50% beneficial ownership.

The consolidated statement of income includes the Company’s share of the post-acquisition results of the investment’s performance for the year. In the consolidated balance sheet, investments in equity securities are stated at the Company’s share of the net assets of the investments plus any potential premium, or less discounts paid at the time of acquisition, and less any identified impairment loss.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd. (“Xiangke Oil Gas”) is the Company’s 40% owned investment and is principally engaged in sale of compressed natural gas to domestic households and industrial firms around the suburbs of Beijing as well as the suburban areas of the Hebei Province and Tianjin.

Qujing Gas Co., Ltd. (“Qujing Gas”) is the Company’s 39% owned investment and is principally engaged in the business of gas pipeline construction in Yunnan Province.

Place of Registration	Form of Business Structure	Registered Capital	Nominal Value of Registered Capital	Principle Activities
PRC	Sino-foreign equity joint venture	RMB 20,000,000	40%	Distribution of natural gas and gas pipeline construction
PRC	Equity joint venture	RMB 30,000,000	39%	Distribution of natural gas and gas pipeline construction

The Company did not record any goodwill when it acquired its equity position in Xiangke Oil Gas and Qujing Gas. Accordingly, in accordance with SFAS 142, the Company has not taken an amortization expense of goodwill during the time it has carried 40% and 39% stakes in Xiangke and Qujing respectively.

(i)	Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(j) Property, Plant and Equipment

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and impairment loss. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Assets Class	Estimated Useful Life
Gas Pipelines (Up to December 31, 2007)	25 years
Gas Pipelines (Starting from January 1, 2008)	50 years
Buildings	25 years
Leasehold Improvements	25 years
Machinery & Equipment	20 years
Motor Vehicles	10 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(k) Intangible Assets

Intangible assets are stated at cost less accumulated amortization and impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Asset Class	Estimated Useful Life
Land use rights	20 - 50 years
Franchises	30 years
Accounting software	3 years

For goodwill, impairment tests are performed annually and more frequently whenever events or changes in circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations.  Based on the impairment tests performed, there was no impairment of goodwill for the nine months ended September 30, 2010.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(l) Construction in Progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise of direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages, and other overhead.  Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses.  The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers. These projects, once completed, will significantly increase the gas supply capacity.

(m) Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(n) Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

(o) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	9/30/2010	12/31/2009
Years end RMB: US$ exchange rate	6.6981	6.8372
Average yearly RMB: US$ exchange rate	6.8164	6.8409

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p) Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales consist of gas and connection fee revenue. Cost of sales include gas and connection cost. Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably. Sales of natural gas are recognized when goods are delivered and title has passed.

(q) Investment Income

Investment income represents the Company’s share of post-acquisition results of its investment in equity securities for the year.

(r) Income Taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States and People’s Republic of China (PRC) tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets, whether it is more likely than not that these items will expire either before the Company is able to realize that tax benefit, or that future realization is uncertain.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

In respect of the Company’s subsidiaries domiciled and operated in China and British Virgin Islands, the taxation of these entities is summarized below:

•
All of the operating companies are located in the PRC; and GAS Investment China Co., Ltd., Sino Gas Construction, Ltd., and Sino Gas Investment Development, Ltd. are located in the British Virgin Islands. All of these entities are subject to the relevant tax laws and regulations of the PRC and the British Virgin Islands in which the related entity domiciled. The maximum tax rates of the subsidiaries pursuant to the countries in which they domicile are:

Subsidiary	Country of Domicile	Income Tax Rate
PRC Operating Companies (per Note 2. (d) Principals of Consolidation	PRC	25.0%
i. GAS Investment China Co., Ltd.	British Virgin Islands	0.00%
ii. Sino Gas Construction, Ltd.	British Virgin Islands	0.00%
iii. Sino Gas Investment Development, Ltd.	British Virgin Islands	0.00%

•
Effective January 1, 2008, PRC government implements a new 25% tax rate for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday, which is defined as “two-year exemption followed by three-year half exemption” hitherto enjoyed by tax payers. As a result of the new tax law, standard 15% tax rate preference terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being fully utilized.

•
Since Sino Gas International Holdings, Inc. is primarily a holding company without any business activities in the United States,  the Company shall not be subject to United States income tax for the nine months ended September 30, 2010.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(s)	Advertising

The Company expensed all advertising costs as incurred.

(t)	Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Company does not require collateral or other security to support accounts receivable.  The Company conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(u)	Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(v)	Statutory Reserves

As stipulated by the Company Law of the People’s Republic of China (the “PRC”) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;
ii.	Allocations to the “Statutory reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;
iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

(w) Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(x) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements.  The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y) Recent Accounting Pronouncements

In June 2009, FASB issued ASC 860, Transfers and Servicing, and ASC 810, Consolidation, a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation).  The Company has adopted the new accounting policies and has determined that there is no material impact to the financial statements presented herein.

On June 30, 2009, FASB issued ASC 105, Accounting Standards Codification (FASB ASC 105 Generally Accepted Accounting Principles) a replacement of FASB Statement No. 162 the Hierarchy of Generally Accepted Accounting Principles. On the effective date of this standard, ASC became the source of authoritative U.S. accounting and reporting standards for nongovernmental entities, in addition to guidance issued by the SEC. This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  If an accounting change results from the application of this guidance, an entity should disclose the nature and reason for the change in accounting principle in their financial statements.  This new standard categorizes the US GAAP hierarchy to two levels: one that is authoritative (in ASC) and one that is non-authoritative (not in ASC). Exceptions include all rules and interpretive releases of the SEC under the authority of federal securities laws, which are sources of authoritative US GAAP for SEC registrants, and certain grandfathered guidance having an effective date before March 15, 1992.  Statement No. 168 is the final standard that will be issued by FASB in that form.  There will no longer be, for example, accounting standards in the form of statements, staff positions, Emerging Issues Task Force (“EITF”) abstracts, or AICPA Accounting Statements of Position. The Company has adopted and implemented the new accounting policy.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

In October 2009, the FASB issued ASU No. 2009-13 “Revenue Recognition (Topic 605): Multiple Deliverable Revenue Arrangements - A Consensus of the FASB Emerging Issues Task Force”. This update provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. The Company will be required to apply this guidance prospectively for revenue arrangements entered into or materially modified after January 1, 2011; however, earlier application is permitted. The management is in the process of evaluating the impact of adopting this ASU on the Company’s financial statements.

The FASB issued ASU-2010-09 (Topic 855) to amend guidance on subsequent events to remove the requirement for SEC filers (as defined in ASU 2010-09) to disclose the date through which an entity has evaluated subsequent events. This change alleviates potential conflicts with current SEC guidance. An SEC filer is still required to evaluate subsequent events through the date financial statements are issued, but disclosure of that date is no longer required. The amendments in ASU 2010-09 became effective upon issuance of the guidance. Management adopted this pronouncement as of July 1, 2010.

(z) Earnings Per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method for warrants and the as-if method for convertible securities. Dilutive potential common shares include outstanding warrants, and convertible preferred stock.

3.	RESTRICTED CASH

The restricted cash reflects funds received from financing activities that is held in an escrow account in the United States for the purpose of investor relationship activities.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

4.	ACCOUNTS RECEIVABLE

For natural gas sales, it is due when the gas is sold. Most of residential customers are settled by prepayments with debit cards, while industrial customers are billed and paid according to the contract terms from 10 days to one month.

For construction projects, connection fees are generally collected in installments. First deposits of 30% of total contract sum are received from client when the project commences. Second payment of 30% is received at milestone set out following the contracts. Third payment of 30% is received after the construction is completed. The final sum of the remaining portion normally acts as retention money for quality warranty to the developer. The retention money would be received by the company after the 1 year warranty period.

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on customer facts and economic conditions. Outstanding account balances are reviewed individually for collectibles. Account balances are charged off against the allowance after all means of collection have been exhausted and collection is improbable. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers.

Accounts Receivable
	9/30/2010	12/31/2009
Gross accounts receivable	$6,491,439	$5,087,484
Allowance for bad debt	(64,914)	(50,875)
Net accounts receivable	$6,426,524	$5,036,609

Allowance for Bad Debt
	9/30/2010	12/31/2009
Beginning balance	$50,875	$35,794
Addition	14,039	15,081
Reversal	-	-
Ending balance	$64,914	$50,875

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Accounts Receivable Aging Report
	9/30/2010	12/31/2009
<30 Days	$4,072,606	$3,639,712
30-60 Days	105,145	276,004
60-90 Days	73,445	118,704
90-180 Days	647,911	422,179
180-360 Days	1,166,794	446,515
>360 Days	425,538	184,370
Total	$6,491,439	$5,087,484

The following are the ten most significant accounts receivable at September 30, 2010:

Jiangsu Zhonghuang Real Estate Co., Ltd	$674,009
Baishan Huixin Real Estate Co., Ltd	619,085
Hebei Zhonggang Steel, Ltd.	610,489
Baishan Xingda Real Estate Co., Ltd.	425,576
Baishan Yongsheng Real Estate Co., Ltd.	356,784
Baishan Lixia Real Estate Co., Ltd.	326,072
Jiangsu Zhongzheng Zhiye Ltd.	265,126
Shengcheng Real Estate Co., Ltd.	214,701
Jiangshu Shouyi Zhiye Co., Ltd.	196,677
Hebei Haitian Real Estate Co., Ltd.	189,683
Total	$3,878,202

5.	INVESTMENT

Ref.		9/30/2010	12/31/2009
(1)	Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd.	$5,400,731	$5,290,855
(2)	Qujing Gas Co., Ltd.	1,746,764	1,711,227
(3)	China Construction Bank	29,859	29,251
	Total	$7,177,354	$7,031,333

(1).
The Company invested $1,642,152 (RMB 13,465,648) on Xiangke Oil Gas in the acquisition of 40% equity position. The $5,400,731 investment as of September 30, 2010 consisted of principal and accumulated post-acquisition investment income attributed to Xiangke Oil Gas’ prior years operation results.

The following tabulation presented the condensed balance sheets and statements of income of Xiangke Oil Gas as of and for the year ended December 31, 2009.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd.
Condensed Balance Sheets		Condensed Statements of Income
	12/31/2009		12/31/2009
Assets
Current Assets	$6,135,845	Revenue	$7,379,777
Non-Current Assets	19,672,751	Cost of revenue	(3,819,923)
Total Assets	25,808,596	Gross profit	3,559,854

Liabilities		Operating expenses	(1,951,894)
Current Liabilities	11,267,927	Other expenses	(47,251)
Total Liabilities	11,267,927	Earnings before tax	1,560,709
Net Assets	14,540,669	Income tax	(248,259)
Total Liabilities & Net Assets	$25,808,596	Net income	$1,312,450

(2).
Along with two local partners in Qujing city, the second largest city in Yunnan province of P.R.C, the Company established Qujing Gas Co., Ltd. with registered capital of $4,387,761 (RMB 30,000,000). The Company’s investment of $1,746,764 (RMB 11,700,000) presented 39% equity ownership of Qujing Gas. Since Qujing Gas has not finished the required registration procedures with local government, there was no business activity during the first three quarters of 2010.

(3).	The investment of $29,859 (RMB 200,000) with China Construction Bank was a long-term investment fund.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, Plant, and Equipment consisted of the followings at September 30, 2010 and December 31, 2009:

9/30/2010	At Cost	Accumulated Depreciation	Net
Gas Pipelines	$45,268,608	$2,934,933	$42,333,675
Motor Vehicles	5,901,486	1,810,887	4,090,599
Machinery & Equipment	1,522,892	336,200	1,186,692
Buildings	1,822,746	274,947	1,547,799
Leasehold Improvements	82,752	63,418	19,334
Office Equipment	253,388	113,190	140,198
Total	$54,851,872	$5,533,575	$49,318,297

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

12/31/2009	At Cost	Accumulated Depreciation	Net
Gas Pipelines	$43,518,519	$2,228,672	$41,289,847
Motor Vehicles	5,775,903	1,506,012	4,269,891
Machinery & Equipment	1,482,599	267,076	1,215,523
Buildings	1,005,517	176,335	829,182
Leasehold Improvements	80,113	59,409	20,704
Office Equipment	238,673	91,809	146,864
Total	$52,101,324	$4,329,313	$47,772,011

Gas pipelines purchased prior to 2008 were depreciated over their 25 years useful lives. Starting from 2008, the Company purchased new quality of pipelines under a 50 years warranty. The new gas pipelines were depreciated over their 50 years useful lives.

Depreciation expenses included in the consolidated statements of income for the nine months and twelve months ended September 31, 2010 and December 31, 2009 were $1,204,262 and $1,179,860 respectively.

7.	INTANGIBLE ASSETS

Intangible assets consisted of the following at September 30, 2010 and December 31, 2009:

9/30/2010	At Cost	Accumulated Amortization	Net
Land Use Rights	$500,624	$59,541	$441,083
Franchises	410,564	380,394	30,170
Accounting Software	93,874	33,860	60,014
Goodwill	1,717,080	-	1,717,080
	$2,722,142	$473,795	$2,248,347

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

12/31/2009	At Cost	Accumulated Amortization	Net
Land Use rights	$543,117	$52,318	$490,799
Franchises	402,211	371,740	30,471
Accounting Software	38,858	20,404	18,454
Goodwill	1,677,975	-	1,677,975
	$2,662,160	$444,462	$2,217,699

The Company operated as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Company and the local government or entities in charge of gas utility. Franchises were the rights to develop sites in Anping and Jinzhou in China. They were stated at cost less accumulated amortization.

Goodwill was related to the acquisitions of Beijing Chenguang Gas, Yuxian Weiye Gas and Guannan Weiye Gas. Management annually reviewed the carrying value of goodwill using the sum of the discounted cash flows to determine if an impairment charge is necessary. The Company has determined no impairment to goodwill as of date.

8.	LOANS

a. SHORT-TERM BANK LOANS

Name of Bank	Due Date	Interest Rate	9/30/2010	12/31/2009
Bank of Dalian - Beijing Branch	12/24/2010	5.31%	$2,985,921	$2,925,174
Total			$2,985,921	$2,925,174

The loans provided by Bank of Dalian were secured by Beijing Chenguang Gas, Ltd.’s registered capital of $2,925,174 (RMB 20,000,000), CEO Mr. Liu Yuchuan’s and COO Mr. Zhou Zhicheng’s properties, which have been appraised at total fair market value of $933,254 (RMB 6,380,854).

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

b. LONG-TERM BANK LOANS

Name of Bank	Due Date	Interest Rate	9/30/2010	12/31/2009
China Construction Bank - Zhongguancun Branch	12/14/2011	5.94%	$4,478,882	$4,387,761
China Development Bank - Beijing Branch	12/24/2012	5.40%	2,239,441	2,193,880
China Development Bank - Beijing Branch	3/22/2013	5.40%	2,239,441	-
Total			$8,957,764	$6,581,641

The Company obtained the loans from Construction Bank of China and China Development Bank via a collateralized agent Zhongyuan Guoxin Credit Guarantee Co., Ltd (the “Guarantor”). The Guarantor guaranteed to the Banks the entire principal and accrued interest. The Company pledged all of Beijing Zhongran Weiye Gas’ subsidiaries to the Guarantor and was required to pay 2% of the outstanding loans as financial service to the guarantor per annum. Because the Company lacked the favorable credit history to directly establish credit facility with the banks, the pursuance of a credit collateralization from guarantor was a financing solution of choice.

The loan from China Development Bank was securitized by the CEO Mr. Liu Yuchuan’s personal real property, which carried a $403,099 (RMB 2,700,000) loan mortgage. Because the bank required the mortgage to be settled before it collateralized on it, the Company paid the mortgage on behalf of the CEO. This receivable was interest free. Mr. Liu Yuchuan was required to make the entire principle payment in 30 months.

9.	OTHER PAYABLES

(a).             Current other payables consisted of the following at September 30, 2010 and December 31, 2009:

Ref.		9/30/2010	12/31/2009
(1)	Amount due to Employees	$562,521	$1,219,131
(2)	Tax Payable	430,005	695,890
(3)	Payables to Subcontractors	1,930,045	2,247,036
(4)	Payable outstanding for the acquisition of Baishan Gas Co., Ltd.	-	2,177,514
	Total	$2,922,571	$6,339,571

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

1.
Amounts due to employees included accrual payroll, welfare payable, continued education training program cost and individual travel advance. They were all unsecured, interest free, and have no fixed repayment terms.

2.	The tax payable consisted of value added tax, sales tax, income tax and local tax payables.

3.	All the payables to subcontractors were unbilled liabilities.

4.	The outstanding payment was related to the acquisition of Baishan Gas Co., Ltd.’s assets on July 9, 2007.

(b).             Non-current other payables at September 30, 2010 and December 31, 2009:

Ref.		9/30/2010	12/31/2009
(1)	Payable outstanding for the acquisition of Baishan Gas Co., Ltd.	$2,019,692	$-
	Total	$2,019,692	$-

1.
After assessment of the installment, the Company does not believe the obligation to be satisfied within one year from September 30, 2010. Therefore, the Company reclassifies this payable to long-term liability.

10.	CONVERTIBLE BONDS AND BOND WARRANTS

a.           $5,349,982 Convertible Bond with 3,451,601 Detachable Warrants

On November 30, 2009, the Company completed a financing transaction with certain purchasers issuing (i) $5,349,982 of the 8% senior secured convertible notes (the “Bonds”) with conversion price of $0.62 to purchase an aggregate of 8,629,003 shares of the Company’s common stock and (ii) 3,451,601 warrants to purchase an aggregate of 3,451,601 shares of the Company’s common stock, which will expire in November 30, 2012 (the “Warrants”).

b.           $692,984 Convertible Bond with 447,086 Detachable Warrants

On December 23, 2009, the Company completed a financing transaction with certain purchasers issuing (i) $692,984 of the 8% senior secured convertible notes (the “Bonds”) with conversion price of $0.62 to purchase an aggregate of 1,117,716 shares of the Company’s common stock and (ii) 447,086 warrants to purchase an aggregate of 447,086 shares of the Company’s common stock, which will expire in December 23, 2012 (the “Warrants”).

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Pledge Agreement and Guaranty

The Bonds are secured by the pledge of 100% of the shares of the Company’s wholly owned subsidiary, Gas Investment China Co., Ltd., and a guaranty from Mr. Liu Yuchan, the chairman of the board of directors and CEO of the Company.

Event of Default

Upon an event of default in any payment of interest or principal of the Bonds, the principal, accrued and unpaid interest, and any additional amounts owing in respect of the Bonds, will be due and payable at the option of the bondholders. In addition, the bondholders have the right to convert these notes and then all accrued and unpaid interest at any time.

Redemption

Bondholders may require the Company to repurchase the Bonds in whole or in part at an amount equal to 100% of the aggregate principal amount of the notes plus a premium such that the total cash yield to maturity of the note is 15% per annum, upon the occurrence of any change of control transaction or if the Company’s common stock ceases to be quoted for trading or listed for trading on either the OTC Bulletin Board or a subsequent market and such delisting is not cured within 30 days.

The Company has the right to redeem either 50% or 100% of the outstanding principal amount of these notes on or after one year from the issuance days.

The convertible bonds payable, net consisted of the followings:

		9/30/2010
Ref.		5.3M Bonds	692K Bonds	Total
(1)	Convertible Bonds Payable - principal	$5,349,982	$692,984	$6,042,966
(2)	Less: Interest Discount - Warrants	(178,950)	(44,417)	(223,367)
(3)	Less: Interest Discount - Beneficial Conversion Feature	(869,270)	(223,252)	(1,092,522)
(4)	Less: Bond Discount - Issuance Cost	(503,766)	(91,382)	(595,148)
(5)	Accretion of Interest Discount - Warrants	40,230	8,841	49,071
(6)	Accretion of Interest Discount - Beneficial Conversion Feature	869,270	223,252	1,092,522
(7)	Accretion of Bond Discount - Issuance Cost	113,251	18,189	131,440
(8)	Accretion of Interest Discount - Redemption	252,572	28,966	281,538
(9)	Conversion of Convertible Bonds into Common Stock	(200,000)	-	(200,000)
	Convertible Bonds Payable, net	$4,873,318	$613,181	$5,486,499

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

		12/31/2009
Ref.		5.3M Bonds	692K Bonds	Total
(1)	Convertible Bonds Payable - principal	$5,349,982	$692,984	$6,042,966
(2)	Less: Interest Discount - Warrants	(178,950)	(44,417)	(223,367)
(3)	Less: Interest Discount - Beneficial Conversion Feature	(869,270)	(223,252)	(1,092,522)
(4)	Less: Bond Discount - Issuance Cost	(503,766)	(91,382)	(595,148)
(5)	Accretion of Interest Discount - Warrants	3,804	236	4,040
(6)	Accretion of Interest Discount - Beneficial Conversion Feature	144,878	12,403	157,281
(7)	Accretion of Bond Discount - Issuance Cost	10,709	485	11,194
(8)	Accretion of Interest Discount - Redemption	23,884	773	24,656
	Convertible Bonds Payable, net	$3,981,271	$347,830	$4,329,101

(1).	The principal amounts listed above represent the face amount of the convertible notes.

(2).
The proceeds were allocated between the convertible bonds and warrants based on their relative fair value. For more information pertaining the calculation of fair value of convertible bonds detachable warrants, see Note 11 Capital Stock.

(3).	Because the conversion price of bonds is $0.62, which was lower than the fair market value of common stock at issuance day, beneficial conversion feature was applied.

(4).	The issuance cost consisted of commission to placement agent and legal expense.

(5).	The interest discount of warrants was amortized over the whole period applying effective annual interest rate.

(6).
The bonds were convertible at the option of the holders into shares of common stock. However, Rule 144 minimum of six months holding period requirement for a resale of securities was required, therefore, the beneficial conversion feature was amortized over six months period.

(7).	The debt issuance cost was amortized over 36 months period applying effective annual interest rate.

(8).	Based on 15% per annum redemption rate, the redemption values were determined to be $1,123,496 and $145,527 for the $5,349,982 and $692,984 convertible bonds respectively.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(9).	Principle of $200,000 was converted into 322,581 shares common stock on August 24, 2010

Included in interest expense of $2,182,773, was $362,578 convertible bonds coupon expense and $1,357,398 presenting 62.19% non-cash flow amortization expense of convertible bonds.

11.	CAPITAL STOCK

The authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which 27,312,636 shares are issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock consists of (a) series A convertible preferred stock, with 20,000,000 shares authorized and 0 shares are issued and outstanding; (b) series B convertible preferred stock, with 5,000,000 shares authorized and 4,409,097 shares are issued and outstanding; and (c) series B-1 convertible preferred stock, with 3,000,000 shares authorized and 95,418 shares are issued and outstanding.

The following is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by its Articles of Incorporation, as amended and corrected, certificates of designations for its series A, series B, and series B-1 convertible preferred stock, its by-laws and by the applicable provisions of Utah law.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 27,312,636 shares of common stock issued and outstanding at September 30, 2010. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, the Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

On August 30, 2006, the Company’s board of directors designated 20,000,000 shares of its preferred stock as series A convertible preferred stock and 5,000,000 shares of its preferred stock as series B convertible preferred stock. On August 31, 2006, the Company filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, the board of directors amended the designations of the Series B convertible preferred stock and the Company filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah.  The board of directors created the series A convertible preferred stock to allow the Company to consummate the share exchange transaction with the Gas (BVI) Shareholders and the series B convertible preferred stock in connection with its private financing transactions. Each of the shares of series A convertible preferred stock was automatically converted into one share of its common stock upon the effectiveness of its reverse stock-split on November 17, 2006. On September 12, 2007, the Company’s board of directors designated 3,000,000 shares of its preferred stock as series B-1 convertible preferred stock with the same right and privilege as series B convertible preferred stock, and 95,418 shares of series B-1 preferred stock were issued in connection with the September financing transaction. Therefore, at September 30, 2010, the Company has no shares of series A convertible preferred stock issued and outstanding, and has 4,409,097 and 95,418 shares of series B and series B-1 convertible preferred stock issued and outstanding respectively.

Conversion

The Company issued 14,361,646 of its common shares upon the automatic conversion of its series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. The Company no longer has any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will become convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate, which is initially one share of series B convertible preferred stock for one share of common stock.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Financing Transactions

On September 7, 2006, the Company entered into a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co., and Coronado Capital Partners LP by issuing 2,509,782 shares of series B convertible preferred stock for an aggregate of $6,876,800 in gross cash proceeds. Pursuant to the Purchase Agreement, 2,509,782 Series A Warrants, 1,254,891 Series B Warrants, 2,284,651 Series J Warrants, 2,284,651 Series C Warrants and 1,142,326 Series D Warrants were issued to the private placement investors. Simultaneously, 635,822 shares of series B convertible preferred stock and 241,708 Series A Warrants were issued to the placement agent Kuhns’ Brother. Among the gross proceeds of $6,876,800, $675,000 was used to purchased the Shell, Dolce Ventures, Inc. (Legal acquirer, accounting acquiree), $673,786 was reimbursed to the placement agent Kuhns’ Brother, and $426,978 was paid for legal counsel and other related expenses. The Company received $5,101,036 net proceeds.

On October 20, 2006, the Company entered into another stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP, and Ijaz Malik by issuing 877,664 shares of series B convertible preferred stock for an aggregate of $2,404,800 in gross cash proceeds. Pursuant to the Purchase Agreement, 877,664 Series A Warrants, 438,833 Series B Warrants, 798,938 Series J Warrants, 798,938 Series C Warrants and 399,469 Series D Warrants were issued to the private placement investors. Simultaneously, $235,000 of gross proceeds were reimbursed to the private placement agent and $10,000 of gross proceeds were paid to transfer agent respectively. The Company received $2,159,800 net proceeds.

On May 15, 2007, Vision Opportunity Master Fund, Ltd. exercised 1,094,891 shares of Series J Warrants at $2.74 per share.  The Company received $3,000,000 cash gross proceeds.  In consideration of exercise of Series J Warrants, 1,094,891 new Series E Warrants and 109,489 Series G Warrants were issued to Vision and placement agent Kuhns’ Brother respectively.  Pursuant to the financial advisory agreement between the Company and the placement agent Kuhns’ Brother, the Company totally reimbursed $412,241 of the gross proceeds to Kuhns’ Brother, including $146,374 disbursements of Kuhns’ Brother’s legal counsel.  The Company received $2,587,759 net proceeds.

On September 7, 2007, the Company entered into a securities purchase agreement with a series of private placement investors leading by Vision Opportunity Master Fund, Ltd. for a sale of 8,340,762 shares of the Company’s common stock.  The Company generated an aggregate of $18,766,700 gross proceeds.  Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities by private placement in September and October of 2006. Pursuant to the WPA, all of the Series A and Series B Warrants issued in 2006 were purchased back by the Company for $3,500,000; the exercise price of Series C Warrants was changed to $3.375; all of the Series D Warrants was purchased for a purchase price of issuing additional 770,897 shares of Series B preferred Stock; all of the outstanding Series J and Series E Warrants were cancelled; additional 271,074 Series F Warrants and 271,074 Series R Warrants were issued respectively. Among the $18,766,700 cash gross proceeds, $3,500,000 was used to purchase back the Series A and Series B Warrants issued in 2006 from private placement investors; $1,473,833 was reimbursed to the placement agent Roth Capital, including the out-of-pocket expenses and $232,028 legal counsel expense. The Company received $13,792,866 net proceeds.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

	Financial Transactions
	9/7/2006	10/20/2006	5/15/2007	9/7/2007
Gross proceeds	$6,876,800	$2,404,800	$3,000,000	$18,766,700
Used to Purchase Shell	(675,000)	-	-	-
Commissions to Placement Agent	(673,786)	(235,000)	(265,867)	(1,241,805)
Legal Counsel & Other Related Expenses	(426,978)	-	(146,374)	(232,028)
Paid to Transfer Agent	-	(10,000)	-	-
Used to Purchase Warrants A & B	-	-	-	(3,500,000)
Net proceeds	$5,101,036	$2,159,800	$2,587,759	$13,792,867

The following table depicts the issued and outstanding shares of Common Stock, Preferred Stock, and Warrants at September 30, 2010.

	Authorized Shares	Shares issued and outstanding
Common Stock	250,000,000	27,312,636
Convertible Preferred Stock A	10,000,000	-
Convertible Preferred Stock B	5,000,000	4,409,097
Convertible Preferred Stock B-1	3,000,000	95,418

	Strike Price	Contractual Life	Expiration Date	Shares issued and outstanding	Weighted Average Fair Value
Series A Warrants	$3.84	60 Months	9/6/2011	241,708	$0.70
Series C Warrants	$3.38	60 Months	9/6/2011	3,083,589	$0.81
Series G Warrants	$3.84	48 Months	9/6/2011	109,489	$0.44
IR CCG Elite’s Option	$3.00	48 Months	11/1/2010	100,000	$0.92
5.3 M Convertible Bonds Detachable Warrants	$0.744	36 Months	11/30/2012	3,451,601	$0.05
692K Convertible Bonds Detachable Warrants	$0.744	36 Months	12/23/2012	447,086	$0.11

271,074 and 271,074 shares Series F and R warrants have been expired on September 6, 2010.

The Company used the Black-Scholes model to calculate the values of Warrants. The following shows the assumptions that were employed in the model:

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

	Warrants A	Warrants C	Warrants G	CCG Elite’s Option	5.3M CB Warrants	692K CB Warrants
Weighted-average fair value of warrants	$0.70	$0.81	$0.44	$0.92	$0.05	$0.11
Strike price	$3.84	$3.38	$3.84	$3.00	$0.744	$0.744
Risk-free interest rate	4.18%	4.18%	4.18%	4.18%	1.12%	1.51%
Expected volatility	40.00%	40.00%	40.00%	40.00%	12.84%	12.84%
Years to maturity	5.00	5.00	4.00	4.00	3.00	3.00

Since there is no net cash settlement arrangement for the warrants, they should be classified as equity instrument in accordance with EITF 00-19. Thus, subsequent changes in fair value should not be recognized.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Total Capitalization

The following table depicts an analysis of total capitalization for the issuance of Preferred Stock B, Preferred Stock B-1, Common Stock, and the related additional Paid in Capital at September 30, 2010:

	Preferred Stock B		Preferred Stock B-1		Common Stock
Name of Shareholders	Number of Shares outstanding	Capital	Number of Shares outstanding	Capital	Number of Shares outstanding	Capital	Additional Paid in Capital	% of Equity Holdings
Manager / Insider	-	$-	-	$-	12,653,662	$12,654	4,064,862	46.33%
Minority Investor	-	-	-	-	3,428,551	3,428	747,457	12.56%
Private Placement - Investor	4,409,097	4,410	95,418	95	11,230,423	11,230	23,850,383	41.12%
Beneficial Conversion Feature	-	-	-	-	-	-	8,094,814	-
	4,409,097	$4,410	95,418	$95	27,312,636	$27,312	36,757,516	100%

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

12.	INCOME TAX

January 1, 2008, the PRC government implemented a new income tax laws for all enterprises. The new law imposed a 25% income tax rate on Company’s subsidiary Beijing Gas. As such, Beijing Gas provided a $778,480 income tax expense for the year ended December 31, 2008. Subsequently, in 2009, the Beijing was granted by the PRC government a 10% income tax exemption. The exemption is the result of Beijing Gas new recognition as a high-tech green energy enterprise. In accordance with this exemption, Beijing Gas will enjoy a 15% tax rate. Consequently, the PRC government has refunded $229,527, (a 10% income tax provision) to Beijing Gas from its 2008 payment. The Company has accounted for this transaction as a reduction of its 2009 income tax expense.

The following table details the difference between the actual tax provisions and the amounts of tax exemption obtained from PRC government for the nine month periods ended September 30, 2010 and 2009 respectively.

	9/30/2010	9/30/2009
Provision for income tax - PRC subsidiaries	$839,007	$773,580
Tax exemption - granted by PRC government	-	(193,197)
Income tax	$839,007	$580,383

Income before taxes and provision for taxes consisted of the following for the nine month periods ended September 30, 2010 and 2009:

	9/30/2010	9/30/2009
Income (loss) before taxes:
US	$(2,051,379)	$(184,143)
BVI	(214,268)	(115,890)
PRC	3,781,323	2,855,823
Total income before tax	1,515,676	2,555,790

Provision for taxes:
US Federal	-	-
US State	-	-
PRC	839,007	580,383
Total provision for taxes	$839,007	$580,383
Effective tax rate	55.36%	22.71%

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

13.	SEGMENT INFORMATION

The Company has contracted with customers usually in two revenue segments: the construction and installation of gas facilities and the subsequent sales of gas to the customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and are distinct from each other for the relevant cost-and-revenue to be incurred. Hence, separate calculation and subsequent payment of fees for each respective business without any interdependence are made in this respect.

For management purposes, the company is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Company reports its primary segment information.

Financial Position Segment Report
As of September 30, 2010

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total
Assets
Current Assets	$11,794,262	$6,427,918	$1,144,103	$19,366,283
Non-Current Assets	27,223,468	49,950,963	-	77,174,431
Total Assets	$39,017,730	$56,378,881	$1,144,103	$96,540,714

Liabilities
Current Liabilities	$1,783,135	$12,656,802	$92,468	$14,532,405
Non-current Liabilities	2,033,072	14,430,883	-	16,463,955
Total Liabilities	3,816,207	27,087,685	92,468	30,996,360

Net Assets	$35,201,523	$29,291,196	$1,051,635	$65,544,354

Liabilities & Equities	$39,017,730	$56,378,881	$1,144,103	$96,540,714

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Operation Result Segment Report
For the nine-month ended September 30, 2010

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total

Sales Revenue	$17,798,043	$9,700,002	$(6,526,825)	$20,971,220
Cost of Revenue	(16,908,410)	(3,385,333)	6,526,825	(13,766,918)
Gross Profit	889,633	6,314,669	-	7,204,302

Operating Expense	(365,303)	(2,592,941)	(545,966)	(3,504,210)
Operating Income/(Loss)	524,330	3,721,728	(545,966)	3,700,092

Other Income/(Loss)	(269,746)	(194,990)	(1,719,680)	(2,184,416)
Earnings before tax	254,584	3,526,738	(2,265,646)	1,515,676

Income tax	(56,488)	(782,520)	-	(839,007)
Gain/(loss) from discontinued operation, net of tax	-	-	(439)	(439)

Net Income	$198,097	$2,744,218	$(2,266,085)	$676,230

Financial Position Segment Report
As of December 31, 2009

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total
Assets
Current Assets	$12,361,628	$8,090,196	$2,247,402	$22,699,226
Non-Current Assets	27,839,832	42,538,606	-	70,378,438
Total Assets	40,201,460	50,628,802	2,247,402	93,077,664

Liabilities
Current Liabilities	1,695,239	16,762,395	441,426	18,899,060
Non-current Liabilities	1,002,095	9,908,647	-	10,910,742
Total Liabilities	2,697,334	26,671,042	441,426	29,809,802

Net Assets	37,504,126	23,957,760	1,805,976	63,267,862

Liabilities & Equities	$40,201,460	$50,628,802	$2,247,402	$93,077,664

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

Operation Result Segment Report
For the nine-month ended September 30, 2009

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total

Sales Revenue	$15,265,503	$7,494,485	$(3,402,055)	$19,357,933
Cost of Revenue	(14,803,848)	(2,672,673)	3,402,055	(14,074,466)
Gross Profit	461,655	4,821,811	-	5,283,466

Operating Expense	(201,936)	(2,109,141)	(300,507)	(2,611,584)
Operating Income/(Loss)	259,719	2,712,670	(300,507)	2,671,882

Other Income/(Loss)	(10,185)	(106,381)	474	(116,092)
Earnings before tax	249,534	2,606,289	(300,033)	2,555,790

Income tax	(50,712)	(529,671)	-	(580,383)

Net Income	$198,822	$2,076,618	$(300,033)	$1,975,407

The Company's operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of natural gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Company's sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the company's chief operating decision maker.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

14.	EARNINGS PER SHARE

Components of basic and diluted earnings per share were as follows:

		Three Months Ended		Nine Months Ended
	Ref	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Net Income		$1,025,418	$1,208,636	$676,230	$1,975,407
Preferred Dividends		-	-	-	-
Constructive Preferred Dividends		-	-	-	-
Income Available to Common Stockholders for Basic EPS		1,025,418	1,208,636	676,230	1,975,407

Interest Expense for Convertible Bonds, net of tax		268,308	-	-	-
Income Available to Common Stockholders for Diluted EPS		$1,293,727	$1,208,636	$676,230	$1,975,407

Original Shares		26,769,313	25,269,313	26,769,313	25,269,313
Addition to Common Stock		321,457	1,500,000	130,600	788,889
Basic Weighted Average Shares Outstanding		27,090,770	26,769,313	26,899,913	26,058,202

Potentially Dilutive Securities:
Addition to Common Stock from Conversion of Preferred Stock B	(1)	-	4,579,839	-	4,579,839
Addition to Common Stock from Conversion of Preferred Stock B-1	(2)	-	95,418	-	95,418
Addition to Common Stock from Conversion of Convertible Bonds	(3)	9,424,139	-	-	-
Addition to Common Stock from Exercise of Warrants	(4)	-	-	-	-
Diluted Weighted Average Shares Outstanding		36,514,909	31,444,570	26,899,913	30,733,459

Earnings Per Share
- Basic		$0.038	$0.045	$0.025	$0.076
- Diluted		$0.035	$0.038	$0.025	$0.064

Weighted Average Shares Outstanding
- Basic		27,090,770	26,769,313	26,899,913	26,058,202
- Diluted		36,514,909	31,444,570	26,899,913	30,733,459

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

(1).	The application of conversions’ of preferred stock B to common stock was anti-dilutive for the three months and nine months ended September 30, 2010.

(2).	The application of conversions of preferred stock B-1 to common stock was anti-dilutive for the three months and nine months ended September 30, 2010.

(3).
The average price of the Company’s common stock was $0.71 for the nine months ended September 30, 2010, which was higher than the conversion price $0.62 of the convertible bonds; however the conversion of the convertible bonds to common stock would have been anti-dilutive; therefore, they have been excluded from diluted earnings per share.

(4).	The exercise of warrants to common stock was anti-dilutive for the three months and nine months ended September 30, 2010 and 2009.

15.	CONTINGENT LIABILITIES

a.
Pursuant to the warrants purchase agreement related to 2006 private placement financing transactions, the Company was required to reach $7.9 million and $11 million net income target for the fiscal years ended 2007 and 2008 respectively. However, the Company did not meet the stipulated 2007 and 2008 net income target and therefore incurred certain contingent liabilities.

On May 26, 2009, the private placement investors led by Vision Opportunity Master Fund, Ltd. waived the 2007 net income target application. The Company was exempt from the issuance of 1.2 million shares of contingent common stock. Simultaneously, 1.5 million shares make good stock held in an escrow account were issued to the private placement investor on May 8, 2009 as compensation for not attaining the 2008 net income target. A cost of $1,500, based on US$0.001 par value, was debited to additional paid in capital account.

b.
On September 14, 2009, the IRS of the United States charged the Company a $270,000 penalty for the failure to file timely Form 5471 on December 31, 2007 tax return. However, the Company did not believe it should be subject to this liability because of the fact that the Company was only a holding company. It did not have any tax liability for the year 2007. The Company appealed the penalty by filing a protest letter to the IRS on February 12, 2010. On September 28, 2010, the Company received a notice of determination letter from IRS to waive the penalty.

16.	SHARE BASED COMPENSATION

For the nine months ended September 30, 2010, the Company recorded an expense of $26,000 under the general and administrative account for the issuance of 50,000 common shares at $0.52 per share on July 7, 2010. The shares were issued to investor relation firm for services rendered in connection with the investor relationship activities.

Sino Gas International Holdings, Inc.
Notes to Consolidated Financial Statements
As of September 30, 2010 and December 31, 2009
And for the three-month and nine-month periods ended September 30, 2010 and 2009

17.	DISCONTINUED OPERATION

The Company closed operation of its wholly-owned subsidiary Guyuan Gas Co., Ltd. in July 2010. The Company has accounted for the disposition of the assets of discontinued operation in accordance with SFAS 144 (FASB ASC360), “Accounting for the Impairment or Disposal of Long-Lived Assets”. A loss of $439 was recorded in the Company’s statement of operations for the nine months ended September 30, 2010. The following table is a summary of Guyuan Weiye Gas Co., Ltd.’s financial position and result of operations as of and for the nine months ended September 30, 2010.

Guyuan Weiye Gas Co., Ltd.
Condensed Balance Sheet		Condensed Statement of Income

Assets		Sales revenue	$-
Current assets	$28,814	Cost of sales	-
Non-current assets	-	Gross Profit	-
Total assets	28,814
		Operating Income	-
Liabilities
Current liabilities	-	Income tax	-
Total liabilities	-	Loss from discontinued operation, net of tax	(439)

Net Assets	$28,814	Net Income	$(439)

     To:  The Board of Directors and Stockholders of

Sino Gas International Holdings, Inc.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Sino Gas International Holdings, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sino Gas International Holdings, Inc as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

South San Francisco, California	Samuel H. Wong & Co., LLP

February 11, 2010	Certified Public Accountants

Sino Gas International Holdings, Inc.

Consolidated Balance Sheets

As of December 31, 2009 and 2008

(Stated in US Dollars)

	Notes	12/31/2009	12/31/2008
ASSETS
Current Assets
Cash & cash equivalents	2(e)	$9,820,890	$3,027,543
Restricted cash	3	126,400	234,279
Notes receivable		351,021	109,422
Accounts receivable	2(f),4	5,036,609	6,013,621
Inventory		416,931	347,341
Advance to suppliers	2(g)	4,814,420	3,024,518
Prepayment and others		446,840	370,593
Other receivables	2(f)	1,686,115	3,028,368
Total Current Assets		22,699,226	16,155,686

Non-Current Assets
Investment	2(h),5	7,031,333	5,159,009
Property, plant & equipment, net	2(j),6	47,772,011	33,033,118
Construction in progress	2(l)	13,357,395	17,155,473
Intangible assets, net	2(k),7	2,217,699	2,193,252
Total Non-current Assets		70,378,438	57,540,852
Total Assets		$93,077,664	$73,696,538

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities
Bank loans	8	$2,925,174	$2,188,439
Accounts payable		8,560,120	6,350,092
Other payables	9	6,339,571	6,174,871
Accrued liabilities		453,335	189,090
Unearned revenue	2(m)	620,860	938,696
Total Current Liabilities		18,899,060	15,841,188

Non-current Liabilities
Long-term bank loans	8	6,581,641	-
Non-current Convertible Bonds	10	4,329,101	-
Total Liabilities		$29,809,802	$15,841,188

	Notes	12/31/2009	12/31/2008
STOCKHOLDERS’ EQUITY

Preferred Stock B US$0.001 par value; 5,000,000 shares authorized; 4,579,839 and 4,971,859 shares issued and outstanding as of December 31, 2009 and 2008 respectively.	11	$4,580	$4,580
Additional paid in capital - Preferred Stock B		5,323,972	5,323,972

Preferred Stock B-1 US$0.001 par value; 3,000,000 shares authorized; 95,418 and 95,418 shares issued and outstanding as of December 31, 2009 and 2008 respectively	11	95	95
Additional paid in capital - Preferred Stock B-1		132,662	132,662

Common Stock US$0.001 par value; 250,000,000 shares authorized; 26,769,313 and 25,269,313 shares issued and outstanding as of December 31, 2009 and 2008 respectively.	11	26,769	25,269
Additional paid in capital - Common Stock		22,513,732	23,196,304

Additional paid in capital - Warrants Series: A, B, J, C, D		311,110	311,110
Additional paid in capital - Warrants Series: E, G		47,946	47,946
Additional paid in capital - Warrants Series: F, R		107,652	107,652
Additional paid in capital - Convertible Bonds Detachable Warrants		223,367	-
Additional paid in capital - Beneficial Conversion Feature		8,094,814	7,002,292

Statutory reserve	2(v)	4,612,191	3,956,728
Retained earnings		14,143,089	10,069,896
Accumulated other comprehensive income	2(x)	7,725,883	7,676,844
Total Stockholders’ Equity		63,267,862	57,855,350

Total Liabilities & Stockholders’ Equity		$93,077,664	$73,696,538

	Notes	2009	2008
Sales		$27,591,501	$21,448,488
Cost of revenue		(18,117,500)	(13,978,508)
Gross Profit		9,474,001	7,469,980

Operating Expenses
Selling expenses		(1,032,629)	(1,136,867)
General and administrative expenses		(3,374,896)	(3,643,531)
Total operating expenses		(4,407,525)	(4,780,398)

Operating Income		5,066,476	2,689,582

Other Income/(Expense)
Investment income	2(q),5	461,014	417,264
Other income		64,774	17,179
Other expense	17	(36,214)	(545,612)
Interest income		75,302	113,884
Interest expense	10	(489,111)	(187,999)
Total other income/(expense)		75,765	(185,283)

Earnings from continued operation		5,142,241	2,504,299
Income tax	2(r),11	(1,094,657)	(903,806)

Net income		$4,047,584	$1,600,493

Income available to common stockholders for basic EPS		$4,047,584	$1,600,493
Interest expense for convertible bonds, net of tax		234,180	-
Income available to common stockholders for diluted EPS		$4,281,764	$1,600,493

Earnings Per Share	2(z),16
Basic		$0.15	$0.06
Diluted		$0.14	$0.05

Weighted Average Shares Outstanding	16
Basic		26,235,980	25,115,675
Diluted		30,815,819	29,944,548

	Preferred Stock B			Preferred Stock B-1			Common Stock
	Shares Outstanding	Amount	Additional Paid In Capital-Preferred Stock B	Shares Outstanding	Amount	Additional Paid In Capital-Preferred Stock B-1	Shares Outstanding	Amount	Additional Paid In Capital-Common Stock

Balance at January 1, 2008	4,971,859	4,972	5,323,972	95,418	95	132,662	24,877,271	24,877	23,196,304
Net Income	-	-	-	-	-	-	-	-	-
Conversion of Preferred Stock B to Common Stock	(392,020)	(392)	-	-	-	-	392,020	392	-
Issuance of Common Stock	-	-	-	-	-	-	22	-	-
Appropriation of Retained Earnings	-	-	-	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	-	-
Balance at December 31, 2008	4,579,839	4,580	5,323,972	95,418	95	132,662	25,269,313	25,269	23,196,304

Balance at January 1, 2009	4,579,839	4,580	5,323,972	95,418	95	132,662	25,269,313	25,269	23,196,304
Net Income	-	-	-	-	-	-	-	-	-
Issuance of 2007 Make Good Common Stock	-	-	-	-	-	-	1,500,000	1,500	(1,500)
Re-allocation of Beneficial Conversion Feature	-	-	-	-	-	-	-	-	(681,072)
Issuance of Convertible Bonds	-	-	-	-	-	-	-	-	-
Appropriate of Retained Earnings	-	-	-	-	-	-	-	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	-	-
Balance at December 31, 2009	4,579,839	4,580	5,323,972	95,418	95	132,662	26,769,313	26,769	22,513,732

	Additional Paid in Capital-Warrants Series: A,B,J,C,D	Additional Paid in Capital-Warrants Series: E,G	Additional Paid in Capital-Warrants Series: F,R	Additional Paid in Capital-Convertible Bonds Detachable Warrants	Additional Paid in Capital-Beneficial Conversion Feature	Statutory Reserve	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance at January 1, 2008	311,110	47,946	107,652	-	7,002,292	3,258,201	9,167,930	2,268,593	50,846,606
Net Income	-	-	-	-	-	-	1,600,493	-	1,600,493
Conversion of Preferred Stock B to Common Stock	-	-	-	-	-	-	-	-	-
Issuance of Common Stock	-	-	-	-	-	-	-	-	-
Appropriation of Retained Earnings	-	-	-	-	-	698,527	(698,527)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	5,408,250	5,408,250
Balance at December 31, 2008	311,110	47,946	107,652	-	7,002,292	3,956,728	10,069,896	7,676,844	57,855,350

Balance at January 1, 2009	311,110	47,946	107,652	-	7,002,292	3,956,728	10,069,896	7,676,844	57,855,350
Net Income	-	-	-	-	-	-	4,047,584	-	4,047,584
Issuance of 2007 Make Good Common Stock	-	-	-	-	-	-	-	-	-
Re-allocation of Beneficial Conversion Feature	-	-	-	-	-	-	681,072	-	-
Issuance of Convertible Bonds	-	-	-	223,367	1,092,522	-	-	-	1,315,889
Appropriate of Retained Earnings	-	-	-	-	-	655,463	(655,463)	-	-
Foreign Currency Translation Adjustment	-	-	-	-	-	-	-	49,039	49,039
Balance at December 31, 2009	311,110	47,946	107,652	223,367	8,094,814	4,612,191	14,143,089	7,725,883	63,267,862

	2008	2009	Total
Comprehensive Income
Net Income	$1,600,493	$4,047,584	$5,648,077
Other Comprehensive Income
Foreign Currency Translation Adjustment	5,408,250	49,039	5,457,289
Total	$7,008,743	$4,096,623	$11,105,366

	2009	2008
Cash Flows from Operating Activities
Net Income	$4,047,584	$1,600,493
Depreciation expense	1,179,860	1,495,682
Amortization expense	32,306	88,341
Withdraw in restricted time deposits	107,879	244,641
Decrease/(increase) in accounts and other receivables	2,077,666	2,089,656
Increase in inventory	(69,590)	(139,365)
Increase in prepaid expenses	(1,866,148)	(3,047,361)
Increase in accounts and other payables	2,321,136	1,877,550
Cash Sourced/(Used) in Operating Activities	7,830,693	4,209,638

Cash Flows from Investing Activities
Increase of investment	(1,872,324)	(1,151,699)
Purchase of property, plant, and equipment	(15,918,753)	(9,956,236)
Increase of goodwill	-	(115,774)
Purchase of other intangible asset	(56,752)	(137,570)
(Increase)/decrease in construction in progress	3,798,077	(5,598,651)
Cash Sourced/(Used) in Investing Activities	(14,049,752)	(16,959,930)

Cash Flows from Financing Activities
Proceeds/(settlement) of bank loans	7,318,376	(546,005)
Proceeds from issuance of convertible bonds	6,042,966	-
Discount of convertible bonds	(1,713,866)	-
Increase in additional paid in capital from issuance of convertible bonds	1,315,890	-
Cash Sourced/(Used) in Financing Activities	12,963,366	(546,005)

Increase/(decrease) in cash & cash equivalents for the year	6,744,307	(13,296,297)
Effect of currency translation on cash and cash equivalents	49,040	5,408,250
Cash & cash equivalents at the beginning of year	3,027,543	10,915,590
Cash & cash equivalents at the end of year	$9,820,890	$3,027,543

Supplementary cash flow information
Interest received	$75,302	$113,884
Interest paid	$254,931	$187,999
Income tax paid	$1,324,184	$1,317,079

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Sino Gas International Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Utah on August 19, 1983 as Evica Resources, Inc.  The Company changed its name to American Arms, Inc. on April 5, 1984, and then changed its name to Dolce Ventures, Inc. on May 21, 2002, and ultimate changed its name to Sino Gas International Holdings, Inc. on November 17, 2006.

On September 7, 2006, the Company underwent a reverse-merger with Gas Investment China Ltd. (“GIC”), an International Business Company incorporated in the British Virgin Islands, and its wholly-owned subsidiaries, involving an exchange of shares whereby the Company issued an aggregate of 14,361,646 shares to the shareholders of GIC in exchange for all of the issued and outstanding shares of GIC.  For financial reporting purposes, this transaction is classified as a recapitalization of Sino Gas International Holdings, Inc. (Legal acquirer, accounting acquiree) and the historical financial statements of Gas Investment China Co. Ltd. (Legal acquiree, accounting acquirer)

The Company is a natural gas services operator, principally engaging in the investment, operation, and management of city gas pipeline infrastructure, in the distribution of natural gas to residential and industrial users, in the construction and operation gas stations, and in the development and application of natural gas related technologies. The Company owns and operates 39 natural gas distribution systems serving approximately 145,000 residential and seven industrial customers. The Company’s facilities include approximately 1040 kilometers of pipeline and delivery networks (including delivery trucks) with a daily capacity of approximately 110,000 cubic meters of natural gas.

The common stock of the Company is currently quoted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board under the symbol “SGAS”.

Basis of Presentation and Organization

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”) or in the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

(b) Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

(c) Economic and political risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by the political, economic, and legal environment in the PRC, and by the general state of the PRC economy.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe.  These include risks associated with, among others, the political, economic and legal environment, and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to law and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

(d) Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries (“the Group”). Significant inter-company transactions have been eliminated in consolidation. Investments in which the Company has a 20 percent to 50 percent voting interest and where the Company exercises significant influence over the investor are accounted for using the equity method.

The Company owned its subsidiaries soon after its inception and continued to acquire and own the equity interests throughout the reporting periods. The following table depicts the identities of the consolidating subsidiaries as of December 31, 2009.

Name of Company	Place of Incorporation	Date of Incorporation	Beneficiary Interest %	Equity Interest %	Registered Capital
GAS Investment China Co., Ltd.	The British Virgin Islands	6/19/2003	100	100	USD 10,000,000

Sino Gas Construction, Ltd.	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Sino Gas Investment Development, Ltd.	The British Virgin Islands	1/9/2007	100	100	USD 50,000

Beijing Zhong Ran Wei Ye Gas Co., Ltd.	PRC	8/29/2001	100	100	RMB 206,000,000

Beijing Chenguang Gas, Ltd.	PRC	10/30/2002	100	100	RMB 20,000,000

Guannan Weiye Gas Co., Ltd.	PRC	6/19/2003	100	100	RMB 9,510,000

Ningjin Weiye Gas Co., Ltd	PRC	12/3/2003	100	95	RMB 3,000,000

Yutian Zhongran Weiye Gas Co., Ltd.	PRC	12/19/2003	100	90	RMB 3,000,000

Xingtang Weiye Gas Co., Ltd.	PRC	2/18/2004	100	95	RMB 3,000,000

Wuqiao Gas Co., Ltd.	PRC	6/30/2004	100	95	RMB 2,000,000

Jinzhou Weiye Gas Co., Ltd.	PRC	7/19/2004	100	95	RMB 5,000,000

Sihong Weiye Gas Co., Ltd.	PRC	12/3/2004	100	95	RMB 10,000,000

Sishui Weiye Gas Co., Ltd.	PRC	12/22/2004	100	95	RMB 3,000,000

Langfang Weiye Dangerous Goods Transportation Co., Ltd.	PRC	3/22/2005	100	95	RMB 1,000,000

Linzhang Weiye Gas Co., Ltd.	PRC	7/6/2005	100	85	RMB 1,000,000

Peixian Weiye Gas Co., Ltd.	PRC	8/22/2005	100	90	RMB 5,000,000

Zhangjiakou City Xiahuayuan Jinli Gas Co., Ltd.	PRC	9/30/2005	100	100	RMB 2,000,000

Longyao Zhongran Weiye Gas Co., Ltd.	PRC	10/13/2005	100	95	RMB 3,000,000

Hengshui Weiye Gas Co., Ltd.	PRC	12/20/2005	100	100	RMB 3,000,000

Shenzhou Weiye Gas Co., Ltd.	PRC	12/23/2005	100	95	RMB 3,000,000

Changli Weiye Gas Co., Ltd.	PRC	12/8/2006	100	100	RMB 3,000,000

Chenan Chenguang Gas Co., Ltd	PRC	1/23/2007	100	100	RMB 1,500,000

Wuhe Weiye Gas Co., Ltd.	PRC	1/30/2007	100	100	RMB 3,000,000

Xinji Zhongchen Gas Co., Ltd	PRC	2/7/2007	100	100	RMB 3,000,000

Gucheng Weiye Gas Co., Ltd.	PRC	3/21/2007	100	100	RMB 3,000,000

Luquan Chenguang Gas Co., Ltd.	PRC	4/27/2007	100	100	RMB 2,000,000

Shijiazhuang Chenguang Gas Co., Ltd.	PRC	6/14/2007	100	100	RMB 2,000,000

Nangong Weiye Gas Co., Ltd.	PRC	6/25/2007	100	100	RMB 3,000,000

Sixian Weiye Gas Co., Ltd.	PRC	9/3/2007	100	100	RMB 3,000,000

Baishan Weiye Gas Co., Ltd.	PRC	7/13/2007	100	100	RMB 15,000,000

Guyuan Gas Co., Ltd.	PRC	12/15/2008	100	100	RMB 1,000,000

Xinhe Weiye Gas Co., Ltd.	PRC	7/2/2009	100	100	RMB 1,000,000

Hebei Weiye Gas Co., Ltd.	PRC	12/18/2009	100	100	RMB 75,439,270

(e) Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

(f) Accounts and Other Receivable

Accounts and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company extends unsecured credit to customers in the normal course of business and does not accrue interest on trade accounts receivable.

(g) Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials. The advances to suppliers are interest free and unsecured.

(h) Investments in Equity Securities

The equity method of accounting was used to account for the Company’s investment in equity securities for which the Company did not have controlling equity interest. Non-controlling equity interest for the Company is typically a position of less than 50% beneficial ownership.

The consolidated statement of income includes the Company’s share of the post-acquisition results of the investment’s performance for the year. In the consolidated balance sheet, investments in equity securities are stated at the Company’s share of the net assets of the investments plus any potential premium, or less discounts paid at the time of acquisition, and less any identified impairment loss.

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd. (“Xiangke Oil Gas”) is the Company’s 40% owned investment and is principally engaged in sale of compressed natural gas to domestic households and industrial firms around the suburbs of Beijing as well as the suburban areas of the Hebei Province and Tianjin.

Qujing Gas Co., Ltd. (“Qujing Gas”) is the Company’s 39% owned investment and is principally engaged in the business of gas pipeline construction in Yunnan Province.

Place of Registration	Form of Business Structure	Registered Capital	Nominal Value of Registered Capital	Principle Activities
PRC	Sino-foreign equity joint venture	RMB 20,000,000	40%	Distribution of natural gas and gas pipeline construction
PRC	Equity joint venture	RMB 30,000,000	39%	Distribution of natural gas and gas pipeline construction

The Company did not record any goodwill when it acquired its equity position in Xiangke Oil Gas and Qujing Gas. Accordingly, in accordance with SFAS 142, the Company has not taken an amortization expense of goodwill during the time it has carried a 40% and 39% stakes in Xiangke and Qujing respectively.

(i) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

During the reporting periods, there was no impairment loss.

(j) Property, Plant and Equipment

Property, plant and equipment, other than construction in progress, are stated at cost less accumulated depreciation and impairment loss. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the property, plant and equipment are as follows:

Assets Class	Estimated Useful Life
Gas Pipelines (Up to December 31, 2007)	25 years
Gas Pipelines (Starting from January 1, 2008)	50 years
Buildings	25 years
Leasehold Improvements	25 years
Machinery & Equipment	20 years
Motor Vehicles	10 years
Office Equipment	8 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

(k) Intangible Assets

Intangible assets are stated at cost less accumulated amortization and impairment loss. Amortization is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the intangibles are as follows:

Asset Class	Estimated Useful Life
Land use rights	20 - 50 years
Franchises	30 years
Accounting software	3 years

For goodwill, impairment tests are performed annually and more frequently whenever events or changes in circumstances indicate goodwill carrying values exceed estimated reporting unit fair values. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations.  Based on the impairment tests performed, there was no impairment of goodwill in fiscal years 2009 and 2008.

 (l) Construction in Progress

Construction in progress represents the cost of constructing pipelines and is stated at cost. Costs comprise direct and indirect incremental costs of acquisition or construction. Completed items are transferred from construction in progress to the gas pipelines of fixed assets when they are ready for their intended use. The major cost of construction relates to construction materials, direct labor wages, and other overhead.  Construction of pipeline, through which to distribute natural gas, is one of the Group’s principal businesses.  The Group builds city main pipeline network and branch pipeline network to make gas connection to resident users, industrial and commercial users, with the objective of generating revenue on gas connection and gas usage fees collected from these customers. These projects, once completed, will significantly increase the gas supply capacity.

(m) Unearned Revenue

Unearned revenue represents prepayments by customers for gas purchases and advance payments on construction and installation of pipeline contracts. The Company records such prepayment as unearned revenue when the payments are received.

(n) Financial Instruments

The carrying amounts of all financial instruments approximate fair value. The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these items. The carrying amounts of borrowings approximate the fair value based on the Company’s expected borrowing rate for debt with similar remaining maturities and comparable risk.

(o) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars. The functional currency of the Company is the Renminbi (RMB). The consolidated financial statements are translated into United States dollars from RMB at year-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

	12/31/2009	12/31/2008
Years end RMB : US$ exchange rate	6.8372	6.8542
Average yearly RMB : US$ exchange rate	6.8409	6.9623

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

(p) Revenue Recognition

Revenue is recognized when services are rendered to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Net sales consist of gas and connection fee revenue. Cost of sales include gas and connection cost. Gas connection revenue is recognized when the outcome of a contract can be estimated reliably and the stage of completion at the balance sheet date can be measured reliably. Sales of natural gas are recognized when goods are delivered and title has passed.

(q) Investment Income

Investment income represents the Company’s share of post-acquisition results of its investment in equity securities for the year.

(r) Income Taxes

The Company uses the accrual method of accounting to determine and report its taxable reduction of income taxes for the year in which they are available. The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Income tax liabilities computed according to the United States and People’s Republic of China (PRC) tax laws are provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the basis of fixed assets and intangible assets for financial and tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for operating losses that are available to offset future income taxes. A valuation allowance is created to evaluate deferred tax assets, whether it is more likely than not that these items will expire either before the Company is able to realize that tax benefit, or that future realization is uncertain.

In respect of the Company’s subsidiaries domiciled and operated in China and British Virgin Islands, the taxation of these entities are summarized below:

☐
All of the operating companies are located in the PRC; and GAS Investment China Co., Ltd., Sino Gas Construction, Ltd., and Sino Gas Investment Development, Ltd. are located in the British Virgin Islands. All of these entities are subject to the relevant tax laws and regulations of the PRC, and the British Virgin Islands in which the related entity domiciled. The maximum tax rates of the subsidiaries pursuant to the countries in which they domicile are: -

Subsidiary	Country of Domicile	Income Tax Rate
PRC Operating Companies (per Note 2. (d) Principals of Consolidation	PRC	25.0%
i. GAS Investment China Co., Ltd.	British Virgin Islands	0.00%
ii. Sino Gas Construction, Ltd.	British Virgin Islands	0.00%
iii. Sino Gas Investment Development, Ltd.	British Virgin Islands	0.00%

☐
Effective January 1, 2008, PRC government implements a new 25% tax rate for all enterprises regardless of whether domestic or foreign enterprise without any tax holiday, which is defined as “two-year exemption followed by three-year half exemption” hitherto enjoyed by tax payers. As a result of the new tax law, standard 15% tax rate preference terminated as of December 31, 2007. However, PRC government has established a set of transition rules to allow enterprises already started tax holidays before January 1, 2008, to continue enjoying the tax holidays until being fully utilized.

☐
Since Sino Gas International Holdings, Inc. is primarily a holding company without any business activities in the United States, the Company shall not be subject to United States income tax for the year ended December 31, 2009.

(s) Advertising

The Company expensed all advertising costs as incurred.

(t) Concentration of Credit Risk

Concentration of credit risk is limited to accounts receivable and is subject to the financial conditions of major customers. The Company does not require collateral or other security to support accounts receivable.  The Company conducts periodic reviews of its clients’ financial condition and customers’ payment practices to minimize collection risk on accounts receivable.

(u) Retirement Benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

(v) Statutory Reserves

As stipulated by the Company Law of the People’s Republic of China (PRC) as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.	Allocations to the “Statutory reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

(w) Statement of Cash Flows

In accordance with Statement of SFAS 95, “Statement of Cash Flows”, cash flows from the Company’s operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

(x) Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other consolidated financial statements.  The Company’s current component of other comprehensive income is the foreign currency translation adjustment.

(y) Recent Accounting Pronouncements

In June 2009, FASB issued FASB Statement No. 166, Accounting for Transfers for Financial Assets (FASB ASC 860 Transfers and Servicing) and FASB Statement No. 167 (FASB ASC 810 Consolidation), a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation).

Statement 166 is a revision to FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (FASB ASC 860 Transfers and Servicing), and will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. Statement No. 166 (FASB ASC 860 Transfers and Servicing) must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date.  The Company is still evaluating the impact of the above pronouncement.

Statement 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities (FASB ASC 810 Consolidation), and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. Statement No. 167 (FASB ASC 810 Consolidation) shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited. The Company is still evaluating the impact of the above pronouncement .

On June 30, 2009, FASB issued FASB Statement No. 168, Accounting Standards Codification™ ( FASB ASC 105 Generally Accepted Accounting Principles) a replacement of FASB Statement No. 162  the Hierarchy of Generally Accepted Accounting Principles. On the effective date of this standard, FASB Accounting Standards Codification™ (ASC) became the source of authoritative U.S. accounting and reporting standards for nongovernmental entities, in addition to guidance issued by the Securities and Exchange Commission (SEC). This statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  If an accounting change results from the application of this guidance, an entity should disclose the nature and reason for the change in accounting principle in their financial statements.  This new standard flattens the GAAP hierarchy to two levels: one that is authoritative (in FASB ASC) and one that is non-authoritative (not in FASB ASC). Exceptions include all rules and interpretive releases of the SEC under the authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants, and certain grandfathered guidance having an effective date before March 15, 1992. Statement No. 168 is the final standard that will be issued by FASB in that form.  There will no longer be, for example, accounting standards in the form of statements, staff positions, Emerging Issues Task Force (EITF) abstracts, or AICPA Accounting Statements of Position.

The Company is currently evaluating the potential impact, if any, of the adoption of the above recent accounting pronouncements on its consolidated results of operations and financial condition.

(z)	Earnings Per Share

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method for warrants and the as-if method for convertible securities. Dilutive potential common shares include outstanding warrants, and convertible preferred stock.

3.	RESTRICTED CASH

The restricted cash reflects funds received from financing activities that is held in an escrow account in the United States for the purpose of investor relationship activities.

4.	ACCOUNTS RECEIVABLE

For natural gas sales, it is due when the gas is sold. Most of residential customers are settled by prepayments with debit cards, while industrial customers are billed and paid according to the contract terms from 10 days to one month.

For construction projects, connection fees are generally collected in installments. First deposits of 30% of total contract sum are received from client when the project commences. Second payment of 30% is received at milestone set out following the contracts. Third payment of 30% is received after the construction is completed. The final sum of the remaining portion normally acts as retention money for quality warranty to the developer. The retention money would be received by the Company after the 1 year warranty period.

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on customer facts and economic conditions. Outstanding account balances are reviewed individually for collectibles. Account balances are charged off against the allowance after all means of collection have been exhausted and collection is improbable. To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers.

Accounts Receivable
	12/31/2009	12/31/2008
Gross accounts receivable	$5,087,484	$6,049,415
Allowance for bad debt	(50,875)	(35,794)
Net accounts receivable	$5,036,609	$6,013,621
Allowance for Bad Debt
	12/31/2009	12/31/2008
Beginning balance	$35,794	$36,760
Addition	15,081	-
Reversal	-	(966)
Ending balance	$50,875	$35,794
Accounts Receivable Aging Report
	12/31/2009	12/31/2008
<30 Days	$3,639,712	$4,896,066
30-60 Days	276,004	258,107
60-90 Days	118,704	292,988
90-180 Days	422,179	311,954
180-360 Days	446,515	205,745
>360 Days	133,496	48,760
Total	$5,036,609	$6,013,621
The following are the ten most significant accounts receivable at December 31 2009:
Baishan Huixin Real Estate Co., Ltd	$628,737
Baishan Xingda Real Estate Co., Ltd	417,107
Hebei Zhonggang Steel, Ltd.	385,794
Baishan Yongsheng Real Estate Co., Ltd.	349,684
Baishan Lisha Real Estate Co., Ltd	319,583
Jiangsu Zhongzheng Co., Ltd	265,767
Beijing Huicheng Real Estate Co., Ltd	253,414
Chengcheng Real Estate Co., Ltd.	210,429
Jiangsu Shouyi Co., Ltd	207,704
Henan Dihua Real Estate Co., Ltd.	135,526
Total	$3,173,745

5.	INVESTMENT

Ref.		12/31/2009	12/31/2008
(1)	Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd.	$5,290,855	$4,817,613
(2)	Qujing Gas Co., Ltd.	1,711,227	341,397
(3)	Construction Bank of China	29,251	-
	Total	$7,031,333	$5,159,009

(1).
The Company invested $1,642,152 (RMB 13,465,648) on Xiangke Oil Gas in the acquisition of 40% equity position. The $5,290,855 investment consisted of principal and accumulated post-acquisition investment income attributed to Xiangke Oil Gas’ prior years operation results.

The following tabulation presented the condensed balance sheets and statements of income of Xiangke Oil Gas as of and for the years ended December 31, 2009 and 2008.

Beijing Zhongran Xiangke Oil Gas Technology Co., Ltd.
Condensed Balance Sheets			Condensed Statements of Income
	12/31/2009	12/31/2008		2009	2008
Assets
Current Assets	$6,135,845	$5,387,444	Sales	$7,379,777	$8,676,806
Non-Current Assets	19,672,751	16,320,027	Cost of revenue	(3,819,923)	(4,807,209)
Total Assets	25,808,596	21,707,471	Gross profit	3,559,854	3,869,597

Liabilities			Operating expenses	(1,951,894)	(2,276,832)
Current Liabilities	11,267,927	9,663,439	Other expenses	(47,251)	(291,209)
Total Liabilities	11,267,927	9,663,439	Earnings before tax	1,560,709	1,301,556
Net Assets	14,540,669	12,044,032	Income tax	(248,259)	(234,280)
Total Liabilities & Net Assets	$25,808,596	$21,707,471	Net income	$1,312,450	$1,067,276

(2).
Along with two local partners in Qujing city, the second largest city in Yunnan province of P.R.C, the Company established Qujing Gas Co., Ltd. with registered capital of $4,387,761 (RMB 30,000,000). The Company’s investment of $1,711,227 (RMB 11,700,000) presented 39% equity ownership of Qujing Gas. Since Qujing Gas has not finished the required registration procedures with local government, there was no business activity during fiscal year 2009.

(3).	The investment of $29,251 (RMB 200,000) with Construction Bank of China was a long-term investment fund.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, Plant, and Equipment consisted of the followings at December 31, 2009 and 2008:

12/31/2009	At Cost	Accumulated Depreciation	Net
Gas Pipelines	$37,329,888	$2,069,545	$35,260,342
Motor Vehicles	5,775,903	1,506,012	4,269,890
Machinery & Equipment	1,482,599	267,076	1,215,524
Buildings	7,194,148	335,461	6,858,686
Leasehold Improvements	80,113	59,409	20,704
Office Equipment	238,673	91,809	146,863
Total	$52,101,324	$4,329,313	$47,772,011

12/31/2008	At Cost	Accumulated Depreciation	Net
Gas Pipelines	$27,859,313	$1,532,478	$26,326,835
Motor Vehicles	5,600,508	1,109,489	4,491,019
Machinery & Equipment	857,834	198,072	659,762
Buildings	1,568,380	193,126	1,375,254
Leasehold Improvements	80,101	48,325	31,776
Office Equipment	216,435	67,963	148,472
Total	$36,182,571	$3,149,453	$33,033,118

Gas pipelines purchased prior to 2008 were depreciated over their 25 years useful lives. Starting from 2008, the Company purchased new quality of pipelines under 50 years warranty. The new gas pipelines were depreciated over their 50 years useful lives.

Depreciation expenses included in the consolidated statements of income for the years ended December 31, 2009 and 2008 were $1,179,860 and $1,495,682 respectively.

7.	INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2009 and 2008:

12/31/2009	At Cost	Accumulated Amortization	Net
Land Use Rights	$543,117	$52,318	$490,799
Franchises	402,211	371,740	30,471
Accounting Software	38,858	20,404	18,454
Goodwill	1,677,975	-	1,677,975
	$2,662,160	$444,462	$2,217,699

12/31/2008	At Cost	Accumulated Amortization	Net
Land Use rights	$510,907	$32,938	$477,969
Franchises	401,214	369,603	31,611
Accounting Software	15,312	9,615	5,697
Goodwill	1,677,975	-	1,677,975
	$2,605,408	$412,156	$2,193,252

The Company operated as a local natural gas distributor in a city or county, known as an operation location, under an exclusive franchise agreement between the Company and the local government or entities in charge of gas utility. Franchises were the rights to develop sites in Anping and Jinzhou in China. They were stated at cost less accumulated amortization.

Goodwill was related to the acquisitions of Beijing Chenguang Gas, Yuxian Weiye Gas and Guannan Weiye Gas. Management annually reviewed the carrying value of goodwill using the sum of the discounted cash flows to determine if an impairment charge is necessary. The Company has determined no impairment to goodwill as of date.

8.	LOANS

a.  SHORT-TERM BANK LOANS

Name of Bank	Due Date	Interest Rate	2009	2008
Bank of Dalian - Beijing Branch	12/24/2010	5.31%	$2,925,174	$-
Bank of Dalian - Beijing Branch	12/18/2009	6.69%	-	2,188,439
Total			$2,925,174	$2,188,439

The loans provided by Bank of Dalian were secured by Beijing Chenguang Gas, Ltd.’s registered capital of $2,925,174 (RMB 20,000,000), CEO Mr. Liu Yuchuan and COO Mr. Zhou Zhicheng’s properties, which have been appraised at total fair market value of $933,254 (RMB 6,380,854).

Interest expenses for the short-term bank loans were $254,931 and $187,999 for the years ended December 31, 2009 and 2008 respectively.

b.  LONG-TERM BANK LOANS

Name of Bank	Due Date	Interest Rate	2009	2008
Construction Bank of China - Zhongguancun Branch	12/14/2011	5.94%	$4,387,761	$-
China Development Bank - Beijing Branch	12/24/2012	5.4%	2,193,880	-
Total			$6,581,641	$-
The Company obtained the loans from Construction Bank of China and China Development Bank via a collateralized agent Zhongyuan Guoxin Credit Guarantee Co., Ltd (“Guarantor”). Guarantor guaranteed to the Banks the entire principal and accrued interest. The Company pledged all Beijing Zhongran Weiye Gas’ subsidiaries to the guarantor and was required to pay 2% of the outstanding loans as financial service to the guarantor per annum. Because the Company lacked the favorable credit history to directly establish credit facility with the banks, the pursuance of a credit collateralization from guarantor was a financing solution of choice.

9.	OTHER PAYABLES

Other payables consisted of the following at December 31, 2009 and 2008:

Ref.		12/31/2009	12/31/2008
(1)	Amount due to Employees	$1,219,131	$859,041
(2)	Tax Payable	695,890	267,790
(3)	Payables to Subcontractors	2,247,036	1,067,734
(4)	Payments for Acquisition of Baishan Weiye Gas	2,177,514	3,975,631
	Miscellaneous	-	4,675
	Total	$6,339,571	$6,174,871

1.
Amounts due to employees included accrued payroll, welfare payable, continued education training program cost and individual travel advance. They were all unsecured, interest free, and have no fixed repayment terms.

2.	The tax payable consisted of value added tax, sales tax, income tax and local tax payables.

3.	All the payables to subcontractors were unbilled liabilities.

4.	The outstanding payment was related to the acquisition of Baishan Gas Co., Ltd.’s assets on July 9, 2007.

10.	CONVERTIBLE BONDS AND BOND WARRANTS

a.	$5,349,982 Convertible Bond with 3,451,601 Detachable Warrants

On November 30, 2009, the Company completed a financing transaction with certain purchasers issuing (i) $5,349,982 of the 8% senior secured convertible notes (the “Bonds”) with conversion price of $0.62 to purchase an aggregate of 8,629,003 shares of the Company’s common stock and (ii) 3,451,601 warrants to purchase an aggregate of 3,451,601 shares of the Company’s common stock, which will expire in November 30, 2012 (both the “Bonds” and “Warrants”)

b.	$692,984 Convertible Bond with 447,086 Detachable Warrants

On December 23, 2009, the Company completed a financing transaction with certain purchasers issuing (i) $692,984 of the 8% senior secured convertible notes (the “Bonds”) with conversion price of $0.62 to purchase an aggregate of 1,117,716 shares of the Company’s common stock and (ii) 447,086 warrants to purchase an aggregate of 447,086 shares of the Company’s common stock, which will expire in December 23, 2012 (both the “Bonds” and “Warrants”)

Pledge Agreement and Guaranty

The notes are secured by the pledge of 100% of the shares of the Company’s wholly owned subsidiary Gas Investment China Co., Ltd. and a guaranty from Mr. Liu Yuchan, the chairman of the board of directors and CEO of the Company.

Event of Default

Upon an event of default in any payment of interest or principal of the bonds, the principal, accrued and unpaid interest, and any additional amounts owing in respect of the bonds, will be due and payable at the option of the bondholders. In addition, the bondholders have the right to convert these notes and then all accrued and unpaid interest at any time.

Redemption

Bondholders may require the Company to repurchase the notes in whole or in part at an amount equal to 100% of the aggregate principal amount of the notes plus a premium such that the total cash yield to maturity of the note is 15% per annum, upon the occurrence of any change of control transaction or if the Company’s common stock ceases to be quoted for trading or listed for trading on either the OTC Bulletin Board or a subsequent market and such delisting is not cured within 30 days.

The Company has the right to redeem either 50% or 100% of the outstanding principal amount of these notes on or after one year from the issuance days.

The convertible bonds payable, net consisted of the followings:

		12/31/2009
Ref.		5.3M Bonds	692K Bonds	Total
(1)	Convertible Bonds Payable - principal	$5,349,982	$692,984	$6,042,966
(2)	Less: Interest Discount - Warrants	(178,950)	(44,417)	(223,367)
(3)	Less: Interest Discount - Beneficial Conversion Feature	(869,270)	(223,252)	(1,092,522)
(4)	Less: Bond Discount - Issuance Cost	(503,766)	(91,382)	(595,148)
(5)	Accretion of Interest Discount - Warrants	3,804	236	4,040
(6)	Accretion of Interest Discount - Beneficial Conversion Feature	144,878	12,403	157,281
(7)	Accretion of Bond Discount - Issuance Cost	10,709	485	11,194
(8)	Accretion of Interest Discount - Redemption	23,884	773	24,656
	Convertible Bonds Payable, net	$3,981,271	$347,830	$4,329,101

(1).	The above principals were the face value of convertible notes.

(2).
The proceeds were allocated between the convertible bonds and warrants based on their relative fair value. For more information pertaining the calculation of fair value of convertible bonds detachable warrants, see Note 11.

(3).
Since the conversion price of bonds is $0.62, which was lower than the fair market value of common stock at issuance days. Therefore, beneficial conversion feature was applied. The Company has determined the allocation of beneficial conversion feature.

(4).	The issuance cost consisted of commission to placement agent and legal expense.

(5).	The interest discount of warrants was amortized over the whole period applying effective annual interest rate.

(6).
The bonds were convertible at the option of the holders into shares of common stock. However, Rule 144 minimum of six months holding period requirement for a resale of securities was required, therefore, the beneficial conversion feature was amortized over six months period.

(7).	The debt issuance cost was amortized over 36 months period applying effective annual interest rate.

(8).	Based on 15% per annum redemption rate, the redemption values were determined to be $1,123,496 and $145,527 for the $5,349,982 and $692,984 convertible bonds respectively.

Included in interest expense of $489,111, was $37,009 convertible bonds coupon expense and $197,171 presenting 40.32% non-cash flow amortization expense of convertible bonds interest discount.

11.	CAPITAL STOCK

The authorized capital stock consists of (i) 250,000,000 shares of common stock, par value $0.001 per share, of which 26,769,313 shares are issued and outstanding, and (ii) 100,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock consists of (a) series A convertible preferred stock, with 20,000,000 shares authorized and 0 shares are issued and outstanding; (b) series B convertible preferred stock, with 5,000,000 shares authorized and 4,579,839 shares are issued and outstanding; and (c) series B-1 convertible preferred stock, with 3,000,000 shares authorized and 95,418 shares are issued and outstanding.

The following is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by its Articles of Incorporation, as amended and corrected, certificates of designations for its series A, series B, and series B-1 convertible preferred stock, its by-laws and by the applicable provisions of Utah law.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, with a par value of $0.001. There are 26,769,313 shares of common stock issued and outstanding at December 31, 2009. All shares of common stock have one vote per share on all matters including election of directors, without provision for cumulative voting. The common stock is not redeemable and has no conversion or preemptive rights. The common stock currently outstanding is validly issued, fully paid and non-assessable. In the event of liquidation of the Company, the holders of common stock will share equally in any balance of the Company’s assets available for distribution to them after satisfaction of creditors and preferred shareholders, if any. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if, declared by the board of directors from funds legally available.

Preferred Stock

In addition to the 250,000,000 shares of common stock, the Company is authorized to issue 100,000,000 shares of preferred stock, with a par value of $0.001 per share. Shares of the preferred stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance.

On August 30, 2006, the Company’s board of directors designated 20,000,000 shares of its preferred stock as series A convertible preferred stock and 5,000,000 shares of its preferred stock as series B convertible preferred stock. On August 31, 2006, the Company filed certificates of designations for the series A and series B convertible preferred stock with the Office of the Secretary of State of Utah. On September 6, 2006, the board of directors amended the designations of the Series B convertible preferred stock and the Company filed an amended certificate of designations for the Series B convertible preferred stock with the Office of the Secretary of State of Utah.  The board of directors created the series A convertible preferred stock to allow the Company to consummate the share exchange transaction with the Gas (BVI) Shareholders and the series B convertible preferred stock in connection with its private financing transactions. Each of the shares of series A convertible preferred stock was automatically converted into one share of its common stock upon the effectiveness of its reverse stock-split on November 17, 2006. On September 12, 2007, the Company’s board of directors designated 3,000,000 shares of its preferred stock as series B-1 convertible preferred stock with the same right and privilege as series B convertible preferred stock, and 95,418 shares of series B-1 preferred stock were issued in connection with the September financing transaction. Therefore, at December 31, 2009, the Company has no shares of series A convertible preferred stock issued and outstanding, and has 4,579,839 and 95,418 shares of series B and series B-1 convertible preferred stock issued and outstanding respectively.

Conversion

The Company issued 14,361,646 of its common shares upon the automatic conversion of its series A convertible preferred shares after the 304.44-for-1 reverse stock-split on November 17, 2006. The Company no longer has any series A convertible preferred shares outstanding.

Each share of the series B convertible preferred stock will become convertible into common stock, at the option of its holder after the 304.44-for-1 reverse stock-split, based on the then applicable conversion rate, which is initially one share of series B convertible preferred stock for one share of common stock.

Financing Transactions

On September 7, 2006, the Company entered into a stock purchase transaction with Vision Opportunity Master Fund, Ltd., SEI Private Trust Co., and Coronado Capital Partners LP by issuing 2,509,782 shares of series B convertible preferred stock for an aggregate of $6,876,800 in gross cash proceeds. Pursuant to the Purchase Agreement, 2,509,782 Series A Warrants, 1,254,891 Series B Warrants, 2,284,651 Series J Warrants, 2,284,651 Series C Warrants and 1,142,326 Series D Warrants were issued to the private placement investors. Simultaneously, 635,822 shares of series B convertible preferred stock and 241,708 Series A Warrants were issued to the placement agent Kuhns’ Brother. Among the gross proceeds of $6,876,800, $675,000 was used to purchased the Shell, Dolce Ventures, Inc. (Legal acquirer, accounting acquiree), $673,786 was reimbursed to the placement agent Kuhns’ Brother, and $426,978 was paid for legal counsel and other related expenses. The Company received $5,101,036 net proceeds.

On October 20, 2006, the Company entered into another stock purchase transaction with Vision Opportunity Master Fund, Ltd., Nite Capital LP, and Ijaz Malik by issuing 877,664 shares of series B convertible preferred stock for an aggregate of $2,404,800 in gross cash proceeds. Pursuant to the Purchase Agreement, 877,664 Series A Warrants, 438,833 Series B Warrants, 798,938 Series J Warrants, 798,938 Series C Warrants and 399,469 Series D Warrants were issued to the private placement investors. Simultaneously, $235,000 of gross proceeds were reimbursed to the private placement agent and $10,000 of gross proceeds were paid to transfer agent respectively. The Company received $2,159,800 net proceeds.

On May 15, 2007, Vision Opportunity Master Fund, Ltd. exercised 1,094,891 shares of Series J Warrants at $2.74 per share.  The Company received $3,000,000 cash gross proceeds.  In consideration of exercise of Series J Warrants, 1,094,891 new Series E Warrants and 109,489 Series G Warrants were issued to Vision and placement agent Kuhns’ Brother respectively.  Pursuant to the financial advisory agreement between the Company and the placement agent Kuhns’ Brother, the Company totally reimbursed $412,241 of the gross proceeds to Kuhns’ Brother, including $146,374 disbursements of Kuhns’ Brother’s legal counsel.  The Company received $2,587,759 net proceeds.

On September 7, 2007, the Company entered into a securities purchase agreement with a series of private placement investors leading by Vision Opportunity Master Fund, Ltd. for a sale of 8,340,762 shares of the Company’s common stock.  The Company generated an aggregate of $18,766,700 gross proceeds.  Simultaneously, the Company entered into a Warrant Purchase Agreement, Amendment and Waiver (“WPA”) with the holders of its outstanding Warrants and Series B Preferred Stock, who acquired those securities by private placement in September and October of 2006. Pursuant to the WPA, all of the Series A and Series B Warrants issued in 2006 were purchased back by the Company for $3,500,000; the exercise price of Series C Warrants was changed to $3.375; all of the Series D Warrants was purchased for a purchase price of issuing additional 770,897 shares of Series B preferred Stock; all of the outstanding Series J and Series E Warrants were cancelled; additional 271,074 Series F Warrants and 271,074 Series R Warrants were issued respectively. Among the $18,766,700 cash gross proceeds, $3,500,000 was used to purchase back the Series A and Series B Warrants issued in 2006 from private placement investors; $1,473,833 was reimbursed to the placement agent Roth Capital, including the out-of-pocket expenses and $232,028 legal counsel expense. The Company received $13,792,866 net proceeds.

	Financial Transactions
	9/7/2006	10/20/2006	5/15/2007	9/7/2007
Gross proceeds	$6,876,800	$2,404,800	$3,000,000	$18,766,700
Used to Purchase Shell	(675,000)	-	-	-
Commissions to Placement Agent	(673,786)	(235,000)	(265,867)	(1,241,805)
Legal Counsel & Other Related Expenses	(426,978)	-	(146,374)	(232,028)
Paid to Transfer Agent	-	(10,000)	-	-
Used to Purchase Warrants A & B	-	-	-	(3,500,000)
Net proceeds	$5,101,036	$2,159,800	$2,587,759	$13,792,867

The following table depicts the issued and outstanding shares of Common Stock, Preferred Stock, and Warrants at December 31, 2009.

	Authorized Shares	Shares issued and outstanding
Common Stock	250,000,000	26,769,313
Convertible Preferred Stock A	10,000,000	-
Convertible Preferred Stock B	5,000,000	4,579,839
Convertible Preferred Stock B-1	3,000,000	95,418

	Strike Price	Contractual Life	Expiration Date	Shares issued and outstanding	Weighted Average Fair Value
Series A Warrants	$3.84	60 Months	9/6/2011	241,708	$0.70
Series C Warrants	$3.38	60 Months	9/6/2011	3,083,589	$0.81
Series F Warrants	$4.84	36 Months	9/6/2010	271,074	$0.20
Series G Warrants	$3.84	48 Months	9/6/2011	109,489	$0.44
Series R Warrants	$4.84	36 Months	9/6/2010	271,074	$0.20
IR CCG Elite’s Option	$3.00	48 Months	11/1/2010	100,000	$0.92
5.3 M Convertible Bonds Detachable Warrants	$0.744	36 Months	11/30/2012	3,451,601	$0.05
692K Convertible Bonds Detachable Warrants	$0.744	36 Months	12/23/2012	447,086	$0.11

The Company used the Black-Scholes model to calculate the values of Warrants. The following shows the assumptions that were employed in the model:

	Warrants A	Warrants C	Warrants F	Warrants G	Warrants R	CCG Elite’s Option	5.3M CB Warrants	692K CB Warrants

Weighted-average fair value of warrants	$0.70	$0.81	$0.20	$0.44	$0.20	$0.92	$0.05	$0.11
Strike price	$3.84	$3.38	$4.84	$3.84	$4.84	$3.00	$0.744	$0.744
Risk-free interest rate	4.18%	4.18%	4.18%	4.18%	4.18%	4.18%	1.12%	1.51%
Expected volatility	40.00%	40.00%	40.00%	40.00%	40.00%	40.00%	12.84%	12.84%
Years to maturity	5.00	5.00	3.00	4.00	3.00	4.00	3.00	3.00

Since there is no net cash settlement arrangement for the warrants, they should be classified as equity instrument in accordance with EITF 00-19. Thus, subsequent changes in fair value should not be recognized.

Total Capitalization

The following table depicts an analysis of total capitalization for the issuance of Preferred Stock B, Preferred Stock B-1, Common Stock, and the related additional Paid in Capital at December 31, 2009:

	Preferred Stock B		Preferred Stock B-1		Common Stock
Name of Shareholders	Number of Shares outstanding	Capital	Number of Shares outstanding	Capital	Number of Shares outstanding	Capital	Additional Paid in Capital	% of Equity Holdings
Manager / Insider	-	$-	-	$-	12,653,662	$12,654	4,064,862	47%
Minority Investor	-	-	-	-	3,428,551	3,428	747,457	13%
Private Placement- Investor	4,579,839	4,580	95,418	95	10,687,100	10,687	23,848,122	40%
Beneficial Conversion Feature	-	-	-	-	-	-	8,094,814	-
	4,579,839	$4,580	95,418	$95	26,769,313	$26,769	36,755,255	100%

12.    INCOME TAX

January 1, 2008, the PRC government implemented a new income tax laws for all enterprises. The new law imposed a 25% income tax rate on Company’s subsidiary Beijing Gas. As such, Beijing Gas provided a $778,480 income tax expense for the year ended December 31, 2008. Subsequently, in 2009, the Beijing was granted by the PRC government a 10% income tax exemption. The exemption is the result of Beijing Gas new recognition as a high-tech green energy enterprise. In accordance with this exemption, Beijing Gas will enjoy a 15% tax rate. Consequently, the PRC government will refund $229,527, (a 10% income tax provision) to Beijing Gas from its 2008 payment. The Company has accounted for this transaction as a reduction of its 2009 income tax expense.

The following table details the difference between the actual tax provisions and the amounts of tax exemption obtained from PRC government for the periods ended December 31, 2009 and 2008.

	12/31/2009	12/31/2008
Provision for Income Tax - PRC Subsidiaries	$1,324,184	$903,806
Tax Exemption - Granted by PRC Government	(229,527)	-
Income Tax	$1,094,657	$903,806

13.    SEGMENT INFORMATION

The Company has contracted with customers usually in two revenue segments altogether, one is for the construction and installation of gas facilities and another one is the subsequent sales of gas to the customers through the gas facilities the Company constructs. However, the respective gas facilities contracts and gas supply contracts have separately provided for the basis of revenue recognition and distinctive from each other for the relevant cost-and-revenue to be incurred and hence separate calculation and subsequent payment of fees for respective business without any interdependence on each other in this respect.

For management purposes, the Company is currently organized into two major operating divisions - gas pipeline construction (installation of gas facilities) and sales of piped gas. These principal operating activities are the basis on which the Company reports its primary segment information.

Financial Position Segment Report
As of December 31, 2009

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total
Assets
Current Assets	$12,361,628	$8,090,196	$2,247,402	$22,699,226
Non-Current Assets	27,839,832	42,538,606	-	70,378,438
Total Assets	40,201,460	50,628,802	2,247,402	93,077,664

Liabilities
Current Liabilities	1,695,239	16,762,395	441,426	18,899,060
Non-current Liabilities	1,002,095	9,908,647	-	10,910,742
Total Liabilities	2,697,334	26,671,042	441,426	29,809,802

Net Assets	37,504,126	23,957,760	1,805,976	63,267,862

Liabilities & Equities	$40,201,460	$50,628,802	$2,247,402	$93,077,664

Operation Result Segment Report
For the year ended December 31, 2009

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total

Sales Revenue	$21,881,002	$14,320,249	$(8,609,750)	$27,591,501
Cost of Revenue	(21,001,941)	(5,628,157)	8,512,598	(18,117,500)
Gross Profit	879,061	8,692,092	(97,152)	9,474,001

Operating Expense	(329,942)	(3,262,447)	(815,136)	(4,407,525)
Operating Income/(Loss)	549,119	5,429,645	(912,288)	5,066,476

Other Income/(Loss)	6,959	68,806	-	75,765
Earnings before tax	556,078	5,498,451	(912,288)	5,142,241

Income tax	(100,539)	(994,118)	-	(1,094,657)

Net Income	$455,539	$4,504,333	$(912,288)	$4,047,584

Financial Position Segment Report
As of December 31, 2008

	Gas Distribution	Gas Pipeline Installation	Shell, BVIs, & Eliminations	Total
Assets
Current Assets	$11,815,718	$3,915,982	$423,986	$16,155,686
Non-Current Assets	14,474,690	43,066,162	-	57,540,852
Total Assets	26,290,408	46,982,144	423,986	73,696,538

Liabilities
Current Liabilities	1,353,788	14,487,400	-	15,841,188
Total Liabilities	1,353,788	14,487,400	-	15,841,188

Net Assets	24,936,620	32,494,744	423,986	57,855,350

Liabilities & Equities	$26,290,408	$46,982,144	$423,986	$73,696,538

Operation Result Segment Report
For the year ended December 31, 2008

	Gas Distribution	Gas pipeline Installation	Shell, BVIs, & Eliminations	Total

Sales Revenue	$16,176,243	$9,634,907	$(4,362,662)	$21,448,488
Cost of Revenue	(15,099,068)	(3,242,102)	4,362,662	(13,978,508)
Gross Profit	1,077,175	6,392,805	-	7,469,980

Operating Expense	(561,276)	(3,346,895)	(872,227)	(4,780,398)
Operating Income/(Loss)	515,899	3,045,910	(872,227)	2,689,582

Other Income / Expense	31,390	202,134	(418,807)	(185,283)
Earnings before tax	547,289	3,248,044	(1,291,034)	2,504,299

Income tax	(130,329)	(773,477)	-	(903,806)

Net Income	$416,960	$2,474,567	$(1,291,034)	$1,600,493
The Company’s operations are located in the PRC. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC. Sales of natural gas and gas pipeline construction are carried out in the PRC. Accordingly, no analysis of the Company’s sales and assets by geographical market is presented.

No other measures of segment profit or loss and assets have been provided or reviewed by the Company’s chief operating decision maker.

15.    EARNINGS PER SHARE

Components of basic and diluted earnings per share were as follows:

	Ref.	2009	2008
Net Income		$4,047,584	$1,600,493
Preferred Dividends		-	-
Constructive Preferred Dividends		-	-
Income Available to Common Stockholders for Basic EPS		$4,047,584	$1,600,493

Interest expense for convertible bonds, net of tax		234,180	-
Income Available to Common Stockholders for Diluted EPS		$4,281,764	$1,600,493

Original Shares		25,269,313	24,877,271
Addition to Common Stock		966,667	238,404
Basic Weighted Average Shares Outstanding		26,235,980	25,115,675

Addition to Common Stock from Conversion of Preferred Stock B		4,579,839	4,733,455
Addition to Common Stock from Conversion of Preferred Stock B-1	(1)	-	95,418
Addition to Common Stock from Exercise of Warrants	(2)	-	-
Diluted Weighted Average Shares Outstanding		30,815,819	29,944,548

Earnings Per Share
Basic		$0.15	$0.06
Diluted		$0.14	$0.05

Weighted Average Shares Outstanding
Basic		26,236,980	25,115,675
Diluted		30,815,819	29,944,548

(1).	The application of conversion of preferred stock B-1 was anti-diluted for the calculation of 2009 diluted EPS.

(2).	The Company’s annual average stock prices were $0.57 and $1.13 in 2009 and 2008. Therefore, the exercises of Warrants were not applicable.

17.  LIQUIDATED DAMAGE

The Company entered into a registration rights agreement related to a private placement financing transaction with accredited investors on September 13, 2007. Pursuant to the agreement, the Company had to (1) file the registration statement within 45 days of the execution, and (2) declare the effectiveness within 150 days of filing the registration statement.  However, the Company did not meet the aforementioned requirements under the registration rights agreement, and was subjected to liquidated damages. The Company has paid $481,805 in liquidated damages to investors in 2008, which was reported as other expense in the statements of income.

18.  CONTINGENT LIABILITIES

a.
Pursuant to the warrants purchase agreement related to 2006 private placement financing transactions, the Company was required to reach $7.9 million and $11 million net income target for the fiscal years ended 2007 and 2008 respectively. However, the Company did not meet the stipulated 2007 and 2008 net income target and therefore incurred certain contingent liabilities.

On May 26, 2009, the private placement investors led by Vision Opportunity Master Fund, Ltd. waived the 2007 net income target application. The Company was exempt from the issuance of 1.2 million shares contingent common stock. Simultaneously, 1.5 million shares make good stock held in an escrow account were issued to the private placement investor on May 8, 2009 in the compensation of not attaining the 2008 net income target. A cost of $1,500, based on US$0.001 par value, was debited to additional paid in capital account.

b.
On September 14, 2009, the IRS of United States charged the Company $270,000 penalty for the failure to file timely Form 5471 on December 31, 2007 tax return. However, the Company did not believe it should be subject to this liability because of the fact that the Company was only a holding company. It did not have any tax liability for the year 2007. The Company appealed the penalty by filing protest letter to IRS office on February 12, 2010. As of March 24, 2010, the Company has not received any reply from IRS.